Exhibit 4.2

VRIO FINCO 1 LLC

and

VRIO FINCO 2 INC.,

as Issuers,

6.250% NOTES DUE 2023

6.875% NOTES DUE 2028

INDENTURE

Dated as of April 5, 2018

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee, Registrar, Paying Agent and Transfer Agent,

TMF GROUP NEW YORK, LLC,

as Collateral Agent

i

EXHIBITS

EXHIBIT A-1:	FORM OF 2023 NOTES
EXHIBIT A-2:	FORM OF 2028 NOTES
EXHIBIT B:	FORM OF CERTIFICATE OF TRANSFER
EXHIBIT C:	FORM OF CERTIFICATE OF EXCHANGE
EXHIBIT D:	FORM OF SUPPLEMENTAL INDENTURE
EXHIBIT E:	FORM OF RELEASE INSTRUCTION

INDENTURE, dated as of April 5, 2018, among Vrio Finco 1 LLC (“Vrio Finco 1”), Vrio Finco 2 Inc. (“Vrio Finco 2” and, together with Vrio Finco 1, the “Issuers”), the Guarantors (as defined herein), The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”), registrar, paying agent and transfer agent, and TMF Group New York, LLC, a Delaware limited liability company, as Collateral Agent (as defined below).

W I T N E S S E T H:

The Issuers and the Guarantors are duly authorized to execute and deliver this Indenture to provide for the issuance of the Issuers’ 6.250% Notes due 2023 (the “2023 Notes”) and 6.875% Notes due 2028 (the “2028 Notes” and, together with the 2023 Notes, the “Notes”) as provided in this Indenture. All covenants and agreements made by the Issuers and the Guarantors herein are for the benefit and security of the Holders (as defined herein) and the Trustee. The Issuers and the Guarantors are entering into this Indenture, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

All things necessary to make this Indenture a valid agreement of the Issuers and the Guarantors in accordance with its terms have been done.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

Except as otherwise specified herein or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Indenture.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of such other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Amounts” has the meaning assigned to it in Section 4.20(a) hereof.

“Additional Notes” has the meaning assigned to it in Section 2.13 hereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning assigned to it in Section 4.13 hereof.

“Agent” means any Registrar, co-registrar, authenticating agent, Paying Agent or additional paying agent.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of common law, treaty, order, decree, order, authorization, consent, approval, concession, grant, franchise, license, agreement, directive, guideline, guidance, policy, requirement or other governmental restriction or any similar form of decision of, or determination by (or any interpretation or administration of any of the foregoing by), any Governmental Authority, whether in effect as on the Issue Date or hereafter.

“Applicable Premium” means (as calculated by the Issuers):

(A) with respect to any 2023 Notes on any Redemption Date, the excess of:

(1) the present value at such Redemption Date of (i) the redemption price of such 2023 Notes at April 4, 2021, as set forth in the table in Section 3.07(e) hereof, plus (ii) all required interest payments due on such 2023 Notes through April 4, 2021 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(2) the principal amount of such 2023 Notes; and

(B) with respect to any 2028 Notes on any Redemption Date, the excess of:

(1) the present value at such Redemption Date of (i) the redemption price of such 2028 Notes at April 4, 2023, as set forth in the table in Section 3.08(e) hereof, plus (ii) all required interest payments due on such 2028 Notes through April 4, 2023 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(2) the principal amount of such 2028 Notes.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, or with respect to any other matter, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange, or to such other matter, as the case may be.

“Argentine Pledge Agreement” means, collectively, (i) the pledge agreement, dated as of the date hereof, governed by the laws of Argentina, made by DIRECTV Latin America, LLC and Galaxy Latin America Investments, LLC in favor of TMF Argentina, for the benefit of the Holders, with respect to the Capital Stock of DIRECTV Argentina S.A. and (ii) the pledge agreement, dated as of the date hereof, governed by the laws of Argentina, made by Galaxy Latin America Investments, LLC in favor of TMF Argentina, for the benefit of the Holders, with respect to the Capital Stock of Alpha Tel S.A.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuers or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by Applicable Law) of any Restricted Subsidiary (other than preferred stock issued in accordance with Section 4.11 hereof), whether in a single transaction or a series of related transactions, in each case, other than:

(a) a disposition of cash or Cash Equivalents or publicly traded securities;

(b) a disposition of (i) obsolete, damaged or worn out property or equipment, inventory or (ii) other assets that are no longer used or useful in the conduct of the business of the Issuers and the Restricted Subsidiaries or economically practicable to maintain; provided, that in the case of clause (ii) assets are disposed of in the ordinary course of business or consistent with past practice or industry practice, or (iii) any sale or disposition of property in connection with scheduled equipment maintenance and facility updates, and the lapse of any patents, trademarks, copyrights and other intellectual property no longer used or useful in the business of the Issuers and the Restricted Subsidiaries;

(c) a disposition of all or substantially all of the assets of the Issuers or any Restricted Subsidiary in a manner permitted pursuant to Section 5.01 hereof or any disposition that constitutes a Change of Control pursuant to this Indenture;

(d) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, in manner permitted pursuant to Section 4.08 hereof;

(e) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate Fair Market Value not exceeding the greater of (i) $30 million and (ii) 2% of Consolidated Net Tangible Assets (calculated on a pro forma basis for the most recent Test Period on the date of such disposition for which financial statements are available) at any time for any such transaction or series of transactions;

(f) any disposition of property or assets between or among the Issuers, the Restricted Subsidiaries and the Guarantors;

(g) any issuance of securities by a Restricted Subsidiary to the Issuers or another Restricted Subsidiary (including issuances to other equity holders on a pro rata basis);

(h) any issue of securities by the Issuers to a Parent Guarantor;

(i) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary or a joint venture that is not a Subsidiary, and the sales of assets of Unrestricted Subsidiaries or joint ventures, or Investments therein;

(j) the unwinding, termination, or settlement of any Swap Agreement;

(k) the lease, assignment or sub-lease of any real property in the ordinary course of business;

(l) any lease, assignment, sublease, license or sublicense or consignment of equipment, inventory, software, receivables, intellectual property, general intangibles or other personal property or assets (including spectrum assets) in the ordinary course of business or consistent with past practice or industry practice, including the license or sublicense of software, intellectual property or other general intangibles;

(m) foreclosures on, condemnation or expropriations of, or other involuntary dispositions of, property, assets or securities including, but not limited to, any transfers without consideration, required to be made by the Issuers or any of their Subsidiaries by any Governmental Authority (including dispositions required by court order or regulatory decree or otherwise compelled or required by regulatory authorities and any disposition of assets resulting from a casualty event or the taking thereof by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to sale thereof to a purchase with such power under an actual threat of such taking) and the lapse of any patents, trademarks, copyrights and other intellectual property no longer used or useful in the business of the Issuers and the Restricted Subsidiaries;

(n) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and consistent with past practice or in a bankruptcy or similar insolvency proceeding;

(o) the creation, granting or perfection of a Lien permitted under Section 4.14 hereof and any exercise of remedies in respect thereof;

(p) contractual arrangements under long-term contracts with customers entered into by the Issuers or a Restricted Subsidiary in the ordinary course of business which are treated as sales for accounting purposes; provided that there is no transfer of title in connection with such contractual arrangement;

(q) the sale in a Sale and Lease-Back Transaction of any assets acquired within 90 days of the acquisition thereof;

(r) the surrender or waiver of contract rights, expiration or termination or unwinding of contracts, or settlement release or surrender of a contract, tort or litigation claim in the ordinary course of business or consistent with past practice or industry practice;

(s) the issuance or sale of directors’ qualifying shares and the issuance, sale or transfer of Equity Interest of Restricted Subsidiaries to foreign nationals to the extent required by Applicable Law;

(t) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(u) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(v) the disposition of any assets (including Equity Interests) (i) acquired in a transaction permitted under this Indenture, which assets are not used or useful in the principal business of the Issuers and the Restricted Subsidiaries or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Issuers to consummate any acquisition permitted under this Indenture.

“Asset Sale Offer” has the meaning assigned to it in Section 3.09(a) hereof.

“Asset Sale Offer Amount” has the meaning assigned to it in Section 3.09(b) hereof.

“Asset Sale Offer Period” has the meaning assigned to it in Section 3.09(b) hereof.

“Asset Sale Purchase Date” has the meaning assigned to it in Section 3.09(b) hereof.

“AT&T” means AT&T Inc., and any successor thereto.

“AT&T Indebtedness” has the meaning assigned to such term in Section 4.11(b)(21) hereof.

“AT&T Revolver” means the subordinated revolving credit facility in a principal amount at any time outstanding up to $250 million (or equivalent in other currency) to be provided by AT&T to Vrio Corp. or a Subsidiary thereof on and following the Parent IPO, as such facility may be amended, restated, modified, replaced or refinanced from time to time.

“Authentication Order” has the meaning assigned to it in Section 2.02 hereof.

“Authorized Officer” means, with respect to a corporation, partnership or limited liability company, an officer of such Person duly authorized to act on behalf of such Person.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“BNDES” means Banco Nacional de Desenvolvimento Econômico e Social, the Brazilian development bank.

“Board of Directors” means (i) with respect to a corporation, the board of directors (or analogous governing body) of the corporation or any committee thereof duly authorized to act on behalf of such board; (ii) with respect to a partnership, the board of directors of the general partner of the partnership; (iii) with respect to a limited liability company, the managing member or members (or analogous governing body) or any controlling committee of managing members thereof; and (iv) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to the Issuers or a Subsidiary, a copy of a duly adopted resolution of the Boards of Directors of the Issuers or such Subsidiary, as the case may be, or any committee thereof, certified by the Secretary or Assistant Secretary or any Officer of such Person, to have been duly adopted by the Board of Directors, or such committee, of such Person and to be in full force and effect on the date of such certification.

“Brazilian Credit Facility” means (i) the Contrato de Abertura de Crédito (master agreement), which is expected to be entered into after the Issue Date (the “Master Agreement”), (ii) each of the bank credit certificates (cédulas de crédito bancário) expected to be issued by Sky Serviços de Banda Larga Ltda. pursuant to the Master Agreement, (iii) the Contrato entre Credores de Determinadas Dívidas de Sky Serviços de Banda Larga Ltda. (intercreditor agreement), which is expected to be entered into in connection therewith and (iv) the related guarantee agreements, in each case by and among Sky Serviços de Banda Larga Ltda., the guarantors party thereto, the lenders party thereto in their capacities as lenders thereunder, and the other parties thereto, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, waivers, supplements, modifications, extensions, renewals, restatements, refundings or other restructuring thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, refinance or otherwise restructure all or any part of the loans, notes, other credit facilities or commitments thereunder or any successor or replacement loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, refinancing or other restructuring facility or indenture that increases the amount borrowable thereunder, alters the maturity thereof or alters the parties thereto.

“Brazilian Pledge Agreement” means the pledge agreement, dated as of the date hereof, governed by the laws of the Federative Republic of Brazil, made by DIRECTV Latin America, LLC in favor of the Holders, represented by TMF Brazil, with respect to the Capital Stock of GLA Brasil Ltda.

“Business Day” means each day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or required by law to remain closed.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock,

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (as in effect on the date hereof) and, for the purposes of this Indenture, the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP (as in effect on the date hereof and with all amounts calculated without giving effect to any change in accounting for leases pursuant to GAAP, including, without limitation, resulting from the implementation of proposed changes to (x) Accounting Standards Codification Topic 840, Leases, by the Exposure Draft issued by the FASB and IASB on August 17, 2010 (and related updates and changes to the Exposure Draft), or any successor proposal, or (y) Accounting Standards Codification Topic 842, Leases, by the Exposure Draft issued by the FASB and IASB on May 16, 2013 (and related updates and changes to the Exposure Draft)). For purposes of Section 4.14 hereof, a Capitalized Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Captive Insurance Subsidiary” means any Subsidiary of the Issuers that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means:

(1) (a) U.S. dollars or (b) in the case of an Issuer or any Subsidiary organized outside the United States, such currencies held by it from time to time in the ordinary course of business and not for speculation;

(2) U.S. Government Securities having maturities of not more than one year from the date of acquisition thereof;

(3) marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of at least “A” or the equivalent thereof by Fitch, S&P or Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

(4) certificates of deposit, time deposits, Eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Fitch, S&P, or Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and having combined capital and surplus in excess of $500.0 million;

(5) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by “F-2” or the equivalent thereof by Fitch, S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case, maturing within one year after the date of acquisition thereof;

(7) shares of investment companies that are registered under the U.S. Investment Company Act of 1940, as amended, and which primarily invest in one or more of the types of securities described in clauses (2) through (6) above;

(8) in the case of investments by the Issuers or any Restricted Subsidiary organized or located in a jurisdiction other than the United States or a member state of the European Union (or any political subdivision or territory thereof), or in the case of investments made in a country outside the United States, other customarily utilized high-quality investments in the country where such Restricted Subsidiary is organized or located or in which such Investment is made, all as reasonably determined in good faith by the Issuers; and

(9) instruments equivalent to those referred to in the foregoing clauses (1) through (8) denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

provided that bank deposits and short term investments in local currency of any Restricted Subsidiary will qualify as Cash Equivalents as long as the aggregate amount thereof does not exceed the amount reasonably estimated by such Restricted Subsidiary as being necessary to finance the operations, including capital expenditures, of such Restricted Subsidiary for the succeeding 90 days.

In the case of Investments by any foreign Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents will also include (i) Investments of the type and maturity described in the foregoing clauses (1) through (9) of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term Investments utilized by foreign Subsidiaries in accordance with normal investment practices for cash management in Investments analogous to the foregoing Investments in the foregoing clauses (1) through (9) and in this paragraph.

“Cash Management Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, p-cards (including purchasing cards and commercial cards), electronic funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management arrangements) provided by any cash management bank to the Parent Guarantors, the Issuers or the Restricted Subsidiaries, including obligations for the payment of agreed interest and reasonable fees, charges, expenses, attorney costs and disbursements in connection therewith.

“CFC” means a “controlled foreign corporation” for U.S. federal income tax purposes.

“CFC Holdco” means an entity substantially all of the assets of which constitute interests in one or more CFCs and/or other entities substantially all of the assets of which constitute interests in one or more CFCs.

“Change of Control” means the occurrence of any of the following:

(1) the Issuers become aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the direct or indirect acquisition by any Person or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Vrio Corp. or AT&T or any of their Affiliates, in a single transaction or in a related series of transactions, of “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group will be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of 50% or more of the total voting power of the Voting Stock of the Parent Guarantors, the Issuers or any of their direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets); or

(2) the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Parent Guarantors, the Issuers and the Restricted Subsidiaries, taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than Vrio Corp.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s direct or indirect parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iii) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Change of Control Event” has the meaning assigned to it in Section 4.18(a) thereof.

“Change of Control Offer” has the meaning assigned to it in Section 4.18(a) hereof.

“Change of Control Payment” has the meaning assigned to it in Section 4.18(a) hereof.

“Change of Control Payment Date” has the meaning assigned to it in Section 4.18(b)(3) hereof.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral Agent” shall mean TMF Group New York, LLC, and, as applicable, those certain Affiliates, Subsidiaries, agents or attorneys (collectively, the “TMF Sub-Agents”) appointed pursuant to Section 10.04 hereof; such TMF Sub-Agents shall act under the applicable Pledge Agreements, pursuant to and subject to this Indenture. The initial TMF Sub-Agents shall be TMF Argentina, TMF Brazil and TMF Peru. Accordingly, reference herein to “Collateral Agent” shall be to the applicable Collateral Agent(s), as the context requires, in each case until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Consolidated Adjusted EBITDA” means with respect to the Issuers for any period, Consolidated Net Income of the Issuers and the Restricted Subsidiaries for such period (excluding the results from discontinued operations):

(1) increased (without duplication) by the following, in each case to the extent deducted (and not added back) in determining Consolidated Net Income for such period (other than the following clauses (h), (l) and (m)):

(a) total interest expense and, to the extent not reflected in such total interest expense, any losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Swap Obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to the definition thereof; plus

(b) provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes, property taxes and similar taxes, and foreign withholding taxes paid or accrued during such period (including any future taxes or other levies that replace or are intended to be in lieu of taxes, and any penalties and interest related to taxes or arising from tax examinations), and any payments to a direct or indirect parent company in respect of such taxes permitted to be made under this Indenture; plus

(c) Consolidated Depreciation and Amortization Expense for such period; plus

(d) any other non-cash expenses, charges, losses or items including any write-offs or write-downs reducing Consolidated Net Income for such period (provided, if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Issuers may determine not to add back such non-cash charge in the current period and (B) to the extent the Issuers do decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(e) minority interest expense, the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period to Consolidated Net Income, excluding cash distributions in respect thereof, and the amount of any reductions in arriving at Consolidated Net Income resulting from the application of Accounting Standards Codification Topic No. 810, Consolidation; plus

(f) (i) the amount of management, monitoring, consulting, transaction, advisory accounting and other fees (including termination fees) and indemnities and expenses paid or accrued in such period under the transition services agreement entered into in connection with the Parent IPO or otherwise to the extent otherwise permitted pursuant to Section 4.13 hereof and (ii) the amount of payments made to option holders of such Person or any direct or indirect parent company in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Indenture; plus

(g) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated Adjusted EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(h) any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interest of such Person (other than Disqualified Stock); plus

(i) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature; plus

(j) any net loss from operations expected to be disposed of, abandoned or discontinued within 12 months after the end of such period; plus

(k) (i) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions and other synergies (in each case, net of amounts actually realized) related to acquisitions, dispositions, investments and other specified transactions, or related to restructuring initiatives, cost savings initiatives and other initiatives that are reasonably identifiable and projected by the Issuers in good faith to result from actions that have either been taken, with respect to which substantial steps have been taken or that are expected to be taken within 12 fiscal quarters after the date of consummation of such acquisition, disposition, investments or other specified transaction or the initiation of such restructuring initiative, cost savings initiative or other initiatives and (ii) pro forma “run rate” cost savings, operating expense reductions and synergies (in each case, net of amounts actually realized) related to the Parent IPO that are reasonably identifiable and projected by the Issuers in good faith to result from actions that have either been taken, with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Issuers) within twelve fiscal quarters after (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken); provided that the aggregate amount added back pursuant to this clause (k) for any four-quarter period shall not exceed 15% of Consolidated Adjusted EBITDA for such period (after giving effect to such pro forma adjustment); plus

(l) any payments in the nature of compensation or expense reimbursement made to independent board members of Vrio Corp.; plus

(m) costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives and operating expense reductions, restructuring and similar charges, severance, relocation costs, integration and facilities and opening costs and other business optimization expenses, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, stores and curtailments or modifications to pension and post-retirement employee benefits plans (including any settlement of pension liabilities); plus

(n) any loss attributable to the early extinguishment of Indebtedness, Swap Agreements, or other derivative instruments, including, without limitation, any premiums or similar charges related to any refinancing; plus

(o) earn-out obligations incurred in connection with the acquisition of any asset or Investment permitted by this Indenture and paid or accrued during the applicable period to the extent such earn-out is deducted from the calculation of Consolidated Net Income; plus

(p) business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (to the extent received);

(2) decreased (without duplication) by the following, in each case, to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated Adjusted EBITDA in any prior period other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating Consolidated Adjusted EBITDA in accordance with this definition), and

(b) the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-Wholly-Owned Subsidiary added (and not deducted in such period from Consolidated Net Income).

“Consolidated Debt” means, at any time, the aggregate amount of all obligations of the Issuers and the Restricted Subsidiaries for or in respect of Indebtedness determined on a consolidated basis in accordance with GAAP (but excluding the effect of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any transaction permitted by this Indenture) but excluding:

(1) any such obligations to the Issuers or any Restricted Subsidiary;

(2) the AT&T Revolver;

(3) in the case of Capitalized Lease Obligations and Satellite Capitalized Lease Obligations, their capitalized value;

(4) letters of credit, except to the extent drawn and not reimbursable; and

(5) Swap Obligations, except for any unpaid termination payments thereunder or the calculation provisions of the definition of “Indebtedness”

and so that no amount will be included or excluded more than once.

“Consolidated Depreciation and Amortization Expense” means, with respect to the Issuers for any period, the total amount of depreciation and amortization expense of the Issuers and the Restricted Subsidiaries, including, the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses and amortization of capitalized software expenditures of the Issuers and the Restricted Subsidiaries for such period on consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any relevant period, without duplication, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Consolidated Debt whether paid, payable or capitalized by the Issuers or any Restricted Subsidiary (calculated on a consolidated basis) in respect of that relevant period:

(1) including any upfront fees or costs but excluding any other debt amortization of deferred financing costs;

(2) excluding the interest element of payments in respect of Capitalized Lease Obligations and Satellite Capitalized Lease Obligations;

(3) excluding interest payments on the AT&T Revolver; and

(4) reduced by interest income for such period

and so that no amount will be added (or deducted) more than once.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Debt as of the last day of the relevant Test Period less the aggregate amount of cash and Cash Equivalents of the Issuers and the Restricted Subsidiaries on a consolidated basis to (b) Consolidated Adjusted EBITDA for such Test Period.

If the Issuers or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit unless such Indebtedness has been permanently repaid and not replaced) or issues, repurchases or redeems Disqualified Stock or establishes or eliminates any revolving credit commitments, in each case, subsequent to the commencement of the period for which the Consolidated Net Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Net Leverage Ratio is made (the “Consolidated Net Leverage Ratio Calculation Date”), then the Consolidated Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness or such issuance, repurchase or redemption of Disqualified Stock, as if the same had occurred on the first day of the most recently ended Test Period (and for the purposes of the numerator of Consolidated Net Leverage Ratio, as if the same had occurred on the last day of the most recently ended Test Period); provided, however, that at the election of the Issuers, the pro forma calculation shall not give effect to any Indebtedness incurred on such determination date pursuant to Section 4.11(b) hereof, other than Indebtedness incurred under Section 4.11(b)(1) hereof.

For purposes of making the computation referred to above, any Specified Transaction that has been made by the Issuers or any Restricted Subsidiary during any Test Period or subsequent to such Test Period and on or prior to or simultaneously with the Consolidated Net Leverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in Consolidated Adjusted EBITDA resulting therefrom) had occurred on the first day of the Test Period. If since the beginning of such Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Vrio Finco 1 or any Restricted Subsidiary since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this definition, then the Consolidated Net Leverage Ratio shall be calculated giving pro forma effect thereto for such Test Period as if such Specified Transaction had occurred at the beginning of the most recently ended Test Period.

For purposes of this definition of “Consolidated Net Leverage Ratio,” whenever pro forma effect is to be given to any Specified Transaction, the pro forma calculations shall be made in good faith by an Officer of Vrio Finco 1 and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, synergies and operating expense reductions resulting from or related to any such Specified Transaction which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than twelve fiscal quarters after the date of any such Specified Transaction (in each case as though such cost savings, and synergies had been realized on the first day of the applicable period and as if such cost savings operating expense reductions and synergies were realized for the entirety of such period). For the purposes of this Indenture, “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken, or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such period from such actions.

“Consolidated Net Leverage Ratio Calculation Date” has the meaning assigned to it in the definition of “Consolidated Net Leverage Ratio.”

“Consolidated Net Income” means, for any period, the net income (loss) of the Issuers and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (and excluding the effect of), without duplication,

(1) extraordinary, exceptional, non-recurring or unusual gains, losses, fees, costs, charges or expenses (including relating to any multi-year strategic initiatives and accruals and reserves in connection with such gains, losses, charges or expenses); restructuring costs, charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves, and in each case, whether or not classified as such under GAAP); costs and expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of facilities and fixed assets for alternative uses; Public Company Costs directly or indirectly attributable to the Issuers and the Restricted Subsidiaries; costs and expenses related to the integration, consolidation, opening, pre-opening and closing of facilities and fixed assets; severance and relocation costs and expenses, one-time compensation costs and expenses, consulting fees, signing, retention or completion bonuses, and executive recruiting costs; costs and expenses incurred in connection with strategic initiatives; transition costs and duplicative running costs; costs and expenses incurred in connection with non-ordinary course product and intellectual property development; costs incurred in connection with acquisitions (or purchases of assets) prior to or after the Issue Date (including integration costs); business optimization expenses (including costs and expenses relating to business optimization programs, new systems design, retention charges, system establishment costs and implementation costs and project start-up costs), accruals and reserves; operating expenses attributable to the implementation of cost-savings initiatives; curtailments and modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments);

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP;

(3) expenses occurred in connection with the Restructuring Transactions and the Parent IPO;

(4) any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business or consistent with past practice or industry practice) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of);

(5) the net income for such period of any Person that is an Unrestricted Subsidiary, and, solely for the purpose of determining the amount available for Restricted Payments under Section 4.08(a)(4)(C) hereof, the net income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided Consolidated Net Income of a Person will in any case be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period;

(6) solely for the purpose of determining the amount available for Restricted Payments under Section 4.08(a)(4)(C) hereof, Consolidated Net Income for such period of any Restricted Subsidiary (other than any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Consolidated Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment or Applicable Law to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived (or the Issuers reasonably believe such restriction could be waived and are using commercially reasonable efforts to pursue such waiver); provided Consolidated Net Income of a Person shall in any case be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or the amount that could have been paid in cash or Cash Equivalents without violating any such restriction or requiring any such approval, to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) related to the application of recapitalization accounting or purchase accounting (including in the inventory, property and equipment, software, goodwill, Intangible Assets, in process research and development, deferred revenue and debt line items);

(8) income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Swap Obligations or (c) other derivative instruments;

(9) any impairment charge or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(10) (a) any equity-based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration, or payout of, Equity Interests by management of such Person or of a Restricted Subsidiary or any direct or indirect parent company, (b) noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic 505-50, Equity-Based Payments to Non-Employees, and (c) any income (loss) attributable to deferred compensation plans or trusts;

(11) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the notes and the syndication and incurrence of the Brazilian Credit Facility and the AT&T Revolver), issuance of Equity Interests (including by any direct or indirect parent of the Issuer), recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the notes and other securities, and the Brazilian Credit Facility and the AT&T Revolver) and including, in each case, any such transaction whether consummated on, after or prior to the Issue Date and any such transaction undertaken but not completed, and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations);

(12) accruals and reserves that are established or adjusted in connection with the Restructuring Transactions, the Parent IPO, an Investment or an acquisition that are required to be established or adjusted as a result of such Restructuring Transactions, Parent IPO, Investment or such acquisition, in each case, in accordance with GAAP;

(13) any expenses, charges or losses to the extent covered by insurance that are, directly or indirectly, reimbursed or reimbursable by a third party, and any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture;

(14) any non-cash gain (loss) attributable to the mark-to-market movement in the valuation of Swap Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging or mark-to-market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic 825—Financial Instruments;

(15) any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (a) Swap Obligations for currency exchange risk and (b) resulting from intercompany Indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items;

(16) any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation;

(17) any non-cash rent expense;

(18) the amount of any management, monitoring, consulting, transaction and advisory fees and related expenses paid to any direct or indirect parent company pursuant to the transition services agreement in connection with the Parent IPO (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted by Section 4.13 hereof;

(19) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures;

(20) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments;

(21) the cumulative effect of a change in accounting principles; and

(22) any gains or losses resulting from fluctuations of currency exchanges (including any net gain or loss resulting from (a) Swap Obligations for currency exchange risk and (b) intercompany Indebtedness).

In addition, to the extent not already included in Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income shall include the amount of proceeds received or receivable from business interruption insurance, the amount of any expenses or charges incurred by such Person or its Restricted Subsidiaries during such period that are, directly or indirectly, reimbursed or reimbursable by a third party, and amounts that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

“Consolidated Net Tangible Assets” means the total consolidated assets of the Issuers and the Restricted Subsidiaries as set forth on the balance sheet as of the most recent fiscal quarter of the Issuers, prepared in accordance with GAAP, less Intangible Assets, after deducting therefrom all current liabilities (excluding deposits, customer advances, any current liabilities which are by their terms extendable or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount thereof is being computed, and further excluding any deferred income taxes that are current liabilities) of the Issuers and the Restricted Subsidiaries, as determined in accordance with GAAP.

“Convertible Indebtedness” means Indebtedness of the Issuers (which may be guaranteed by the Guarantors) permitted to be incurred under the terms of this Indenture that is either (a) convertible into common stock of Vrio Finco 1 (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Vrio Finco 1 and/or cash (in an amount determined by reference to the price of such common stock).

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.01 hereof or such other address as to which the Trustee may give notice to the Issuers.

“Covenant Defeasance” has the meaning assigned to it in Section 8.03 hereof.

“Covenant Suspension Event” has the meaning assigned to it in Section 4.01(a) hereof.

“Custodian” means the Trustee, as custodian for the Depositary or its nominee with respect to the Notes in global form, or any successor entity thereto.

“Declined Excess Proceeds” has the meaning assigned to it in Section 4.12(d) hereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A-1 or Exhibit A-2 hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Desenvolve” means Desenvolve SP - Agência de Fomento do Estado de São Paulo S.A., a financial institution controlled by the government of the State of São Paulo and which administers funds from the Fundo de Apoio aos Contribuintes do Estado de São Paulo (FUNAC).

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Issuers or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by two Officers of each Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event (other than redemption), matures or is mandatorily redeemable, other than as a result of a change of control, casualty, condemnation, eminent domain or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control, casualty, condemnation, eminent domain or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of the Capital Stock that so matures or is mandatorily redeemable, are so convertible, putable or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further that if such Capital Stock is issued to any plan for the benefit of employees of the Issuers or their Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be purchased or repurchased by the Issuers or their Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and provided, further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“DTC” has the meaning assigned to it in Section 2.03 hereof.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock, other than the Parent IPO.

“Equity Offering” means any public or private sale of common stock or preferred stock (excluding Disqualified Stock) of the Issuers or Vrio Corp. to which the Net Cash Proceeds are contributed to Vrio Finco 1, other than (1) the Parent IPO; (2) public offerings with respect to Vrio Finco 1 or Vrio Holdco common stock registered on Form S-8 (or the equivalent thereof); (3) an issuance to any Subsidiary of Vrio Finco 1; or (4) any public or private sale of common stock the proceeds of which constitutes an Excluded Contribution.

“Euroclear” means Euroclear Bank, S.A./N.V., or any successor securities clearing agency.

“Event of Default” has the meaning assigned to it in Section 6.01 hereof.

“Excepted Future Guarantor” has the meaning assigned to it in Section 4.19(a) hereof.

“Excess Proceeds” has the meaning assigned to it in Section 4.12(c) hereof.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means Net Cash Proceeds, marketable securities or Qualified Proceeds received by the Issuers from:

(1) contributions to its common equity capital;

(2) dividends or distributions, fee and other payments from any joint venture that is not a Restricted Subsidiary; and

(3) the sale (other than to a Subsidiary of the Issuers or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuers) of Capital Stock (other than Disqualified Stock) of the Issuers, in each case, designated as Excluded Contributions pursuant to an Officers’ Certificate executed by two Officers of each Issuer on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Existing Indebtedness” means Indebtedness of the Issuers and the Restricted Subsidiaries in existence on the Issue Date, plus interest accruing thereon, but excluding Satellite Capitalized Lease Obligations in respect of DLA2, DLA1, GIIIC and IS11.

“Fair Market Value” means, with respect to any asset or property, as determined by Vrio Finco 1 in good faith, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FASB” means the Financial Accounting Standards Board.

“Fitch” means Fitch Ratings Ltd. and any successor to its rating agency business.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time. At any time after the Issue Date, the Issuers may elect to apply IFRS accounting principles in lieu of GAAP and upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS accounting (except as otherwise provided in this Indenture; provided any such election, once made, will be irrevocable; and provided, further any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuers’ election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuers shall give notice of any such election made in accordance with this definition to the Trustee and the Holders. Notwithstanding any other provision contained herein, the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations and Indebtedness shall be determined in accordance with the definition of Capitalized Lease Obligations and Indebtedness, respectively.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A-1 or Exhibit A-2 hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01 or 2.06(h) hereof.

“Governmental Authority” means any federal, state, provincial, local or foreign court or tribunal or governmental agency, authority, instrumentality or regulatory or legislative body.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations. The amount of any guarantee will be deemed to be an amount equal to the stated or determinable amount of the Indebtedness or other obligations in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Person making such guarantee in good faith.

“Guarantee” means the guarantee by any Guarantor of the Issuers’ obligations under the Notes and this Indenture.

“Guarantor” means any Parent Guarantor and any Subsidiary Guarantor.

“Holder” means, at any time, a Person in whose name a Note is at such time registered on the Registrar’s books.

“IASB” means the International Accounting Standards Board.

“IFRS” means the international financial reporting standards and interpretations issued by the IASB.

“incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by amalgamation, merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “incurred” and “incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any Indebtedness of the Issuers and the Restricted Subsidiaries, whether or not contingent, without duplication:

(1) any Indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof); or

(c)	representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations and Satellite Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business or consistent with past practice or industry practice, (ii) any earn-out obligations until such obligation is reflected as a liability on the balance sheet (excluding any footnotes thereto) of such Person in accordance with GAAP and is not paid within 60 days after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business;

(2) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for the recognition under GAAP);

(3) any amount raised by the issue of shares which are redeemable (other than at the option of the issuer thereof) before the maturity date of the Notes and classified as borrowings under GAAP;

(4) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with past practice or industry practice; and

(5) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided that notwithstanding the foregoing, Indebtedness will be deemed not to include (1) contingent obligations incurred in the ordinary course of business or consistent with past practice or industry practice; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective sellers; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 90 days thereafter; (4) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business; (5) in relation to the Issuers and the Subsidiaries taken as a whole, (i) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (ii) intercompany liabilities in connection with the cash management, tax and accounting operations of the Issuers and their Subsidiaries; (6) any pension and retired medical care obligations; any reimbursement obligations under commercial letters of credit (provided unreimbursed amounts under letter of credit will be counted as Indebtedness five Business Days after such amount is drawn); (7) any deferred tax on income; and (8) any obligations under Swap Agreements; provided that such agreements are entered into for bona fide hedging purposes of the Issuers or the Restricted Subsidiaries (as determined in good faith by the Boards of Directors or senior management of the Issuers) whether or not accounted for as a hedge in accordance with GAAP.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect (including for purposes of calculating total interest expense under the definition of Consolidated Adjusted EBITDA), the interest on such Indebtedness will be calculated as if the rate in effect on the applicable calculation date been the applicable rate for the entire period (taking into account any Swap Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by an Authorized Officer of the Issuers to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, will be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Issuers may designate. For purposes of this definition of “Indebtedness,” (i) any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating Consolidated Adjusted EBITDA for the applicable Test Period and (ii) any Indebtedness denominated in U.S. dollars that is swapped into a currency other than U.S. dollars shall be calculated based on the non-U.S. currency amount on the date of determination then converted back into U.S. dollars in accordance with the foregoing clause (i).

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Independent Director” means, with respect to the Boards of Directors of the Issuers, a member of such Board who is not an officer, director or employee.

“Initial Lien” has the meaning assigned to it in Section 4.14(a) hereof.

“Initial Notes” means the $650,000,000 aggregate principal amount of 2023 Notes and the $350,000,000 aggregate principal amount of 2028 Notes issued under this Indenture on the date hereof.

“Intangible Assets” means, with respect to any Person, all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, software and all other items which would be treated as intangibles on the consolidated balance sheet of such Person prepared in accordance with GAAP.

“Interest Payment Date” means April 4 and October 4 of each year, commencing on October 4, 2018.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees and consultants, in each case made in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuers in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuers or a Restricted Subsidiary of the Issuers in respect of such Investment.

For purposes of the definition of “Unrestricted Subsidiary” and Section 4.08 hereof:

(1) “Investment” shall include the portion (proportionate to the Issuers’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuers at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuers shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)	the Issuers’ “Investment” in such Subsidiary at the time of such redesignation less

(b)	the portion (proportionate to the Issuers’ Equity Interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation;

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer; and

(3) if the Issuers or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Issuers, the Issuers shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

“Issue Date” means the date Notes are first issued under this Indenture.

“Issuers” has the meaning assigned to it in the preamble to this Indenture.

“Legal Defeasance” has the meaning assigned to it in Section 8.02 hereof.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothec, fiduciary transfer (alienação fiduciária), fiduciary assignment (cessão fiduciária), usufruct, fideicomisso, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent Applicable Law) of any jurisdiction; provided that in no event will any lease (other than a Capitalized Lease Obligation) be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Nationally Recognized Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Issuers, qualified to perform the task for which it has been engaged.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds received by the Issuers or Restricted Subsidiary, of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, investment banking fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of Taxes paid or payable as a result of such issuance or sale (after taking into account any available Tax credit or deductions and any Tax sharing arrangements).

“Net Proceeds” means, with respect to any Asset Sale, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Issuers or any Restricted Subsidiary in respect of such Asset Sale less (b) the sum of:

(1) the amount, if any, of all Taxes paid or estimated to be payable by the Issuers or any Restricted Subsidiary in connection with such Asset Sale;

(2) the amount of any purchase price or similar adjustment claimed by any Person to be owed by the Issuers or any Restricted Subsidiary, until such time as such claim will have been settled or otherwise finally resolved, or paid or payable by the Issuers or any Restricted Subsidiary, in either case, in respect of such Asset Sale;

(3) any costs and expenses in connection with unwinding any Swap Obligation in connection therewith;

(4) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any Taxes deducted pursuant to clause (1) above) (x) associated with the assets that are the subject of such Asset Sale and (y) retained by the Issuers or any Restricted Subsidiary, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such an Asset Sale occurring on the date of such reduction;

(5) the amount of any Indebtedness (other than Indebtedness described in Section 4.12(b)(1) hereof) secured by a Lien on the assets that are the subject of such Asset Sale to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Asset Sale;

(6) all dividends, distributions or other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale by a Restricted Subsidiary;

(7) payments made in order to obtain a necessary consent under Applicable Law;

(8) other fees and expenses, including title and recordation expenses, Taxes paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Indenture; and

(9) reasonable and customary fees, commissions, expenses, issuance costs, discounts and other costs paid by the Issuers or any Restricted Subsidiary, as applicable, in connection with such Asset Sale (other than those payable to the Issuers or any Subsidiary of the Issuers), including legal, accounting and investment banking fees, in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“New York Pledge Agreement” means the pledge agreement, dated as of the date hereof, governed by the laws of the State of New York, made by DIRECTV Latin America, LLC and Surfin, LLC in favor of the Collateral Agent, for the benefit of the Holders, with respect to the Capital Stock of Surfin, LLC, DIRECTV Caribe Ltd., DTVLA Holdings, S.L., Alpha Tel Holdings Ltd and White Holding B.V.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” has the meaning assigned to it in the preamble to this Indenture. Unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness (including, without limitation, in the case of the Notes, interest and fees accruing after the maturity thereof and interest and fees accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to an Issuer or a Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

“Offering Memorandum” means the final offering memorandum of the Issuers dated March 28, 2018 relating to the offering of the Initial Notes.

“Officer” means any Director, Chief Executive Officer, Administrador, Chief Financial Officer, General Counsel, Treasurer, Assistant Treasurer, Secretary, Assistant Secretary, any vice president or a managing member of a Person.

“Officers’ Certificate” means a certificate signed by two Officers on behalf of any Person that meets the requirements set forth in this Indenture and is delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel, who may be an employee of or counsel to the Issuers or any Affiliate of the Issuers. Any such opinion may be subject to customary assumptions and exclusions.

“Parent Guarantors” means Vrio Corp. and Vrio Holdco.

“Parent IPO” means the initial public offering of the common equity registered with the SEC by Vrio Corp.

“Pari Passu Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in the foregoing clause (1), unless, in the case of the foregoing clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the Notes or the Guarantee of such Person, as the case may be; provided, however, that Pari Passu Indebtedness shall not include:

(a)	any obligation of such Person to the Issuers or any Subsidiary;

(b)	any liability for U.S. federal, state, local or foreign or other Taxes owed or owing by such Person;

(c)	any accounts payable or other liability to trade creditors arising in the ordinary course of business; or

(d)	any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Paying Agent” has the meaning assigned to it in Section 2.03 hereof.

“Permitted Debt” has the meaning assigned to in Section 4.11(b) hereof.

“Permitted Investments” means:

(1) any Investment in the Issuers or any Restricted Subsidiary;

(2) any Investment in property and other assets owned or used by the Issuers or any Subsidiary in the ordinary course of business;

(3) any Investment in cash and Cash Equivalents, or publicly traded securities;

(4) any Investment by the Issuers or any Restricted Subsidiary in a Person if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary, or

(b)	such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuers or a Restricted Subsidiary;

(5) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 4.12 hereof, or any other disposition of assets not constituting an Asset Sale;

(6) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that any such Investment may be increased (x) as required by the terms of such Investment as in effect on the Issue Date or (y) as otherwise permitted under this Indenture;

(7) any Investment acquired by the Issuers or any Restricted Subsidiary:

(a)	in exchange for any other Investment or accounts receivable held by the Issuers or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuers or such Restricted Subsidiary of such other Investment or accounts receivable, or

(b)	as a result of a foreclosure by the Issuers or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Swap Obligations permitted under Section 4.11(b)(10) hereof;

(9) guarantees of Indebtedness permitted by Section 4.11 hereof;

(10) intercompany Indebtedness to the extent permitted under Sections 4.11(b)(7) and (8) hereof;

(11) any transaction to the extent it constitutes an Investment that is permitted to be made, and is made, in accordance with Section 4.13(b) hereof;

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(13) if no Default or Event of Default has occurred and is continuing, (x) additional Investments having an aggregate Fair Market Value (as determined in good faith by the Issuers), taken together with all other Investments made pursuant to this clause (13) (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (i) $150 million and (ii) 6% of Consolidated Net Tangible Assets (calculated on a pro forma basis for the most recent Test Period on the date of such Investment for which financial statements are available) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profit on sale, repayments, income and similar amounts) actually received in respect of any such Investment;

(14) any loans or advances made to, or guarantees with respect to loans or advances made to, directors, officers, employees or consultants of the Issuers or any Restricted Subsidiary (i) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (ii) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility or office, or (iii) in the ordinary course of business and (in the case of this clause (iii)) not exceeding $5 million in the aggregate outstanding at any time;

(15) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses in each case incurred in the ordinary course of business;

(16) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements;

(17) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 hereof after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(18) deposits or payments made with the applicable telecoms regulatory authority in connection with the auction or licensing of any permit, license, authorization, plan, directive, consent, permission, consent order or consent decree of or from any Governmental Authority;

(19) Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition;

(20) any Investments in any Subsidiary of the Parent of any joint venture or similar investment in connection with intercompany cash management arrangements or related activities in the ordinary course of business;

(21) (x) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by Parent), taken together with all other Investments made pursuant to this clause (21), not to exceed the greater of (i) $50 million and (ii) 2% of Consolidated Net Tangible Assets (calculated on a pro forma basis for the most recent Test Period on the date of such Investment for which financial statements are available) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment; provided that if any Investment pursuant to this clause (21) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (21) for so long as such Person continues to be a Restricted Subsidiary;

(22) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Issuers or the Restricted Subsidiaries, and receivables owing to the Issuers or any Restricted Subsidiary of the Issuers if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(23) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice or industry practice;

(24) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Issuers or any of their Subsidiaries, which Investment is made in the ordinary course of business or consistent with past practice or industry practice of such Captive Insurance Subsidiary, or by reason of Applicable Law, or that is required or approved by any Governmental Authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(25) Investments of assets relating to non-qualified deferred payment plans in the ordinary course of business or consistent with past practice or industry practice;

(26) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business or consistent with past practice or industry practice in connection with the cash management operations of the Issuers and their Subsidiaries;

(27) Investments in joint ventures; provided such entities are engaged primarily in the broadband business or the production, programming or distribution of audio-visual content; and

(28) any Investments; provided that after giving pro forma effect thereto and the application of proceeds therefrom, the Consolidated Net Leverage Ratio (calculated on a pro forma basis for the most recently ended Test Period on the date of such Investment for which financial statements are available) would be no greater than 3.50 to 1.00.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits and other Liens by such Person (i) made in connection with workmen’s compensation laws, unemployment insurance, health, disability, employer benefits, other social security laws or similar legislation or regulation, or (ii) insurance related obligations (including deductibles, self-insured retention amounts and premiums and adjustments thereto) seeking reimbursement or indemnification obligations of insurance carriers, or (iii) deposits, bids, tenders, contracts, statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds, or with regards to regulatory requirements, completion guarantees, stay, customs and appeal bonds, performance bonds, and other obligations of a like nature, or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. Government Securities or other government bonds to secure surety or appeal bonds, performance and return of money bonds to which such Person is a party, or deposits as security for the payment of rent, in each case, incurred in the ordinary course of business or consistent with past practice or industry practice;

(2) Liens imposed by law, such as carriers’, landlords’ liens, warehousemen’s and mechanics’, materialmen’s, repairmen’s, construction or other like Liens, in each case, for sums not overdue by more than 60 days or, if overdue by more than 60 days, that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person is then proceeding with an appeal or other proceedings for review;

(3) Liens for Taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books such reserves, if any, or other appropriate provisions, if any, with respect thereto, to the extent required under GAAP;

(4) Liens in favor of the Issuers, of performance, surety bid, indemnity, warranty or release, appeal bonds, instruments or obligations, or with respect to other regulatory requirements or trade or government contracts or to secure leases or permits, licenses, statutory or regulatory obligations, or letters of credit, bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, special assessments, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph, telephone and cable television lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to Section 4.11(b)(4) hereof; provided that in the case of such Section 4.11(b)(4) such Liens shall not extend to any assets other than the specified asset being financed (and insurance proceeds related thereto) and additions and improvements thereon plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property; and provided, further that individual financings of assets provided by a counterparty may be cross-collateralized to other financings of assets provided by such counterparty;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; and provided, further, however, that such Liens may not extend to any other property owned by the Issuers or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(9) Liens on property at the time the Issuers or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuers or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; and provided, further, however, that the Liens may not extend to any other property owned by the Issuers or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuers or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.11 hereof;

(11) Liens securing Swap Obligations (including Liens in favor of a counterparty to a swap or similar agreement on the Issuers’ or any Restricted Subsidiary’s rights under such agreement), so long as such Swap Obligations are permitted to be incurred under this Indenture;

(12) Liens (i) on inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit, bank guarantees or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(13) leases, subleases, licenses and sublicense of assets and property, including intellectual property and real property, which do not materially interfere with the ordinary conduct of the business of the Issuers or any Restricted Subsidiary;

(14) Liens in favor of the Issuers, any Guarantor or any Restricted Subsidiary (other than Liens on property or assets of the Issuers or any Guarantor in favor of any Restricted Subsidiary that is not a Guarantor);

(15) Liens on assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary or any other Restricted Subsidiary that is not a Guarantor permitted to be incurred pursuant to Section 4.11 hereof;

(16) deposits made in the ordinary course of business to secure liability to insurance carriers;

(17) Liens created for the benefit of (or to secure) the Notes or the Guarantees (including the Liens created by the Pledge Agreements);

(18) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(19) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or a Subsidiary that is owned less than 50% or similar arrangement, (i) securing obligations of such joint venture or Subsidiary or (ii) pursuant to the relevant joint venture, shareholder or similar agreement;

(20) Liens (i) arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution, including of a collection bank arising under Sections 4-205 and 4-210 of the Uniform Commercial Code, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or consistent with past practice, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes, or (iv) in favor of banking or other institutions or other electronic payment service providers arising as a matter of law or under general terms and conditions encumbering deposits or margin deposits or other funds maintained with such institution (including the right of set off) and which are within the general parameters customary in the banking industry;

(21) Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers, suppliers or service providers of any Issuers or any Subsidiary of the Issuers in the ordinary course of business;

(22) in the case of real property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(23) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of the Notes under this Indenture;

(24) (x) the right reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit acquired by the Issuers or any Restricted Subsidiary or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof and (y) security given to a public utility or any Governmental Authority, when required by such utility or authority in connection with the operations of the Issuers of any of the Restricted Subsidiaries in the ordinary course of its business;

(25) Liens on equipment of the Issuers or any Restricted Subsidiary granted in the ordinary course of business to a client of the Issuers or any Restricted Subsidiary at which such equipment is located;

(26) Liens on the Equity Interests of Unrestricted Subsidiaries or joint ventures and other similar industry investments that secure Indebtedness or other obligations of such Unrestricted Subsidiary or joint ventures and other similar industry investments;

(27) Liens incurred to secure Cash Management Obligations or to implement pooling arrangements in the ordinary course of business;

(28) other Liens so long as the aggregate principal amount of the obligations so secured does not exceed the greater of (i) $250 million and (ii) 10% of Consolidated Net Tangible Assets (calculated on a pro forma basis for the most recent Test Period on the date of such incurrence for which financial statements are available) at the time of incurrence;

(29) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (11), (14), and (16); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on and accessions to such property and proceeds and products thereof, customary security deposits and any other assets pursuant to the after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced, refunded, extended, renewed or replaced), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the applicable Indebtedness referred to in clauses (6), (7), (8), (9), (10), (11), (14) and (16) at the time the original Lien became a Permitted Lien under this Indenture, and (B) unpaid accrued interest and premium (including tender premiums), and (C) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(30) Liens securing Indebtedness permitted pursuant to Sections 4.11(b)(2), (23) and (24) (limited to the satellites and any related assets) hereof;

(31) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; and

(32) Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Indenture; provided that such Liens do not extend to assets other than those that are subject to such repurchase agreements.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness. For purposes of determining compliance with Section 4.14 hereof:

(a)	if a Lien meets the criteria of more than one of the categories of permitted Indebtedness or preferred stock described in the foregoing clauses (1) through (32), the Issuers, in their sole discretion, may classify or reclassify such Lien (or any portion thereof) and shall only be required to include the amount and type of such Lien in one of the above clauses;

(b)	at the time of incurrence, the Issuers shall be entitled to divide and classify a Lien in more than one of the types of Liens described above; and

(c)	the U.S. dollar equivalent principal amount of a Lien denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Lien was created (consistent to the extent applicable with the last sentence of the definition of “Indebtedness”); provided that (x) if such Lien is created in connection with a refinancing in the same foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount in such currency of such Refinancing Indebtedness or preferred stock does not exceed the principal amount in such currency of such Indebtedness or preferred stock being refinanced and (y) if such Lien is created to refinance other Indebtedness or preferred stock denominated in a different currency from the Indebtedness or preferred stock being refinanced, the amount of any such Lien shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness or preferred stock is denominated that is in effect on the date of such refinancing.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Peruvian Pledge Agreement” means the pledge agreement, dated as of the date hereof, governed by the laws of the Republic of Peru, made by DIRECTV Latin America, LLC and Galaxy Latin America Investments, LLC in favor of TMF Peru, for the benefit of the Holders, with respect to the Capital Stock of DIRECTV Perú S.R.L.

“Pledge Agreements” means the Argentine Pledge Agreement, the Brazilian Pledge Agreement, the Peruvian Pledge Agreement and the New York Pledge Agreement.

“Pledged Shares” has the meaning assigned to it in Section 10.01(a) hereof.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Process Agent” has the meaning assigned to it in Section 13.06(d) hereof.

“Qualified Proceeds” means the Fair Market Value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agency” means Fitch, Moody’s and S&P or if Fitch, Moody’s or S&P do not make a rating on the Notes (or the applicable security) publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers (in the case of the Notes, as certified by a Board Resolution) which shall be substituted for Fitch, Moody’s or S&P or any of them, as the case may be.

“Ratings Decline” means that at any time within 90 days (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency or a substitute or successor thereof) after the date of public notice of a Change of Control, of an arrangement that could result in a Change of Control, or of the Issuers’ intention or that of any other person to effect a Change of Control, the then-applicable rating of the Notes is decreased by any two Rating Agencies or a substitute or successor thereof; provided that any such ratings decline is in whole or in part in connection with such Change of Control.

“Redemption Date” means (i) the date fixed for redemption of Notes or (ii) solely for purposes of calculating the Treasury Rate for purposes of Section 12.01(2)(a) hereof, two Business Days prior to the date the funds are deposited in accordance with Section 12.01(2)(a) hereof.

“Refinancing Indebtedness” has the meaning assigned to it in Section 4.11(b)(15) hereof.

“Registrar” has the meaning assigned to it in Section 2.03 hereof.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note in the form of a Permanent Regulation S Global Note or a Temporary Regulation S Global Note substantially in the form of Exhibit A-1 or Exhibit A-2 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

“Reinvestment Period” has the meaning assigned to it in Section 4.12(b) hereof.

“Replacement Assets” means (i) properties and assets that replace the properties and assets that were the subject of an Asset Sale or (ii) properties and assets received in exchange (directly or indirectly through equity interests or similar participations) for the properties and assets that are the subject of the Asset Sale and that, in each case, shall be used in the Issuers’ business or in that of the Restricted Subsidiaries as conducted on the Issue Date and any business ancillary or complementary thereto.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and in each case having direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning assigned to it in Section 4.08(a) hereof.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuers that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” As of the Issue Date, all Subsidiaries of the Issuers shall be Restricted Subsidiaries, except as provided in the definition of “Unrestricted Subsidiary.”

“Restructuring Transaction” means transactions occurring prior to and in contemplation of the Parent IPO.

“Reversion Date” has the meaning assigned to it in Section 4.01(b) hereof.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 144A Global Note” means a Global Note substantially in the form of Exhibit A-1 or Exhibit A-2 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global, Inc. and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Issuers or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuers or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Satellite Capitalized Lease Obligations” has the meaning assigned to it in Section 4.11(b)(24) hereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien on property or assets of the Issuers and their subsidiaries or a Restricted Subsidiary.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X as such regulation is in effect on the Issue Date.

“Similar Business” means (1) any business conducted or proposed to be conducted by the Issuers or any Restricted Subsidiary on the Issue Date or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to (including non-core incidental businesses acquired in connection with any Permitted Investment), or a reasonable extension, development or expansion of, the businesses in which the Issuers and the Restricted Subsidiaries conduct or propose to conduct on the Issue Date.

“Special Redemption” has the meaning assigned to it in Section 3.08(a) hereof.

“Special Redemption Period” has the meaning assigned to it in Section 3.08 hereof.

“Special Redemption Price” has the meaning assigned to it in Section 3.08(a) hereof.

“Specified Transaction” means (i) solely for the purposes of determining the applicable cash balance or any contribution of capital to the Issuers, in each case, in connection with an acquisition or Investment, (ii) any designation of operations or assets of the Issuers or a Restricted Subsidiary as discontinued operations (as defined under GAAP), (iii) any Investment that results in a Person becoming a Restricted Subsidiary, (iv) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with this Indenture, (v) any purchase or other acquisition of a business of any Person, of assets constituting a business unit, line of business or division of any Person, (vi) any Asset Sale (a) that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Issuers or (b) of a business, business unit, line of business or division of the Issuers or a Restricted Subsidiary, in each case, whether by merger, amalgamation, consolidation or otherwise, (vii) any operational changes identified by the Issuers that have been made by the Issuers or any Restricted Subsidiary during the Test Period, or (viii) other Restricted Payment that by the terms of this Indenture requires a financial ratio or test to be calculated on a pro forma basis.

“Spin-off” means AT&T ceasing to beneficially own (directly or indirectly) at least 50% of the voting power of the Capital Stock of Vrio Corp.

“Stated Maturity” means with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means:

(1) with respect to the Issuers, any Indebtedness of the Issuers which is by its terms subordinated in right of payment to the Notes, and

(2) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the guarantee of such Guarantor.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof;

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; and

(3) any other corporation, association, partnership, limited liability company or other business entity which (a) is required to be consolidated under GAAP for purpose of preparing the consolidated annual financial statements of such Person and/or (b) is controlled, directly or indirectly, by such Person.

“Subsidiary Guarantors” means the Subsidiary Guarantors listed on the signature pages hereto and each Subsidiary that becomes a Subsidiary Guarantor after the date hereof, and each successor thereto.

“Successor Issuer” has the meaning assigned to it in Section 5.01(a)(1) hereof.

“Successor Person” has the meaning assigned to it in Section 5.01(b)(1) hereof.

“Suspended Covenants” has the meaning assigned to it in Section 4.01(a) hereof.

“Suspension Date” had the meaning assigned to it in Section 4.01(b) hereof.

“Suspension Period” has the meaning assigned to it in Section 4.01(b) hereof.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Obligations” means obligations under or with respect to Swap Agreements.

“Tax Applicable Laws” has the meaning assigned to it in Section 13.16 hereof.

“Tax Group” has the meaning assigned to it in Section 4.08(b)(18)(B) hereof.

“Taxes” has the meaning assigned to it in Section 4.20(a) hereof.

“Taxing Jurisdiction” means any jurisdiction, outside of the United States, in which the Issuers or a Guarantor (including any successor entity to the Issuers or any Guarantor) is incorporated, organized or resident for tax purposes, or the jurisdiction through which the Issuers, any Guarantor or any Paying Agent acting on behalf of the Issuers or any Guarantor (including, in each case, any successor entity) makes any payments with respect to the Notes or the Guarantees or, in each case, any political subdivision thereof or any authority or agency therein or thereof having power to tax.

“Test Period” means, on any date of determination, the most recent four consecutive fiscal quarters of Vrio Corp. ending on the date of the most recent balance sheet prepared by Vrio Corp.

“TMF Argentina” means TMF Trust Company (Argentina) S.A., an Affiliate of the TMF Group New York, LLC.

“TMF Brazil” means TMF Brasil Administração e Gestão de Ativos Ltda., an Affiliate of the TMF Group New York, LLC.

“TMF Peru” means TMF Peru S.R.L., an Affiliate of the TMF Group New York, LLC.

“Total Assets” means the total assets of the Issuers and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuers and the Restricted Subsidiaries, in conformity with GAAP.

“Treasury Rate” means:

(1) in the case of the 2023 Notes, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to April 4, 2021; provided, however, that if the period from the Redemption Date to April 4, 2021 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used; and

(2) in the case of the 2028 Notes, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to April 4, 2023; provided, however, that if the period from the Redemption Date to April 4, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means the party named as such in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1) Direcnet S.A.C., Grupo Galaxy Mexicana, S.R.L. de C.V., White Holding Mexico S. de R.L. de C.V., DIRECTV Mexico Holdings LLC, Galaxy Entertainment de Venezuela C.A., Servicios Galaxy Sat III R, C.A., Galaxy Latin America Venezuela S.R.L.;

(2) Latin American Sports, LLC, T2Green Equipos S.R.L. and T2Green Golf, S.R.L.;

(3) any Subsidiary of the Issuers which at the time of determination is an Unrestricted Subsidiary (as designated by the Boards of Directors of the Issuers, as provided below); and

(4) any Subsidiary of an Unrestricted Subsidiary.

The Boards of Directors of the Issuers may designate any Subsidiary of the Issuers (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuers or any of their Subsidiaries (other than any Subsidiary of the Subsidiary to be so designated); provided that:

(a)	any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Issuers;

(b)	such designation complies with Section 4.08 hereof; and

(c)	each of;

(A) the Subsidiary to be so designated, and

(B)	its Subsidiaries

has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuers or any Restricted Subsidiary.

The Boards of Directors of the Issuers may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) immediately after giving effect to such designation, no Default or Event of Default will have occurred and be continuing and (ii) the Issuers could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio test described in Section 4.11(a) hereof.

Any such designation by the Boards of Directors of the Issuers shall be notified by the Issuers to the Trustee by promptly filing with the Trustee a copy of the Board Resolutions giving effect to such designation and an Officers’ Certificate of the Issuers certifying that such designation complied with the foregoing provisions.

“U.S. dollars” or “$” means the lawful currency of the United States.

“U.S. Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Vrio Corp.” means Vrio Corp., a corporation incorporated in the State of Delaware, and the indirect parent of the Issuers.

“Vrio Finco 1” has the meaning assigned to it in the preamble to this Indenture.

“Vrio Finco 2” has the meaning assigned to it in the preamble to this Indenture.

“Vrio Holdco” means Vrio Holdco Inc., a corporation incorporated in the State of Delaware and the direct parent of the Issuers.

“Wholly-Owned Subsidiary” means a Subsidiary of the Issuers, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) is owned, directly or indirectly, by the Issuers or by one or more Wholly-Owned Subsidiaries of the Issuers.

Section 1.02 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with U.S. GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time;

(6) the words “hereof,” “herein,” “hereunder” and similar words refer to this Indenture as a whole and not to any particular provisions of this Indenture, and any subsection, Section, Article, Annex, Schedule and Exhibit references are to this Indenture unless otherwise specified;

(7) the term “documents” includes any and all documents, instruments, agreements, certificates, indentures, notices and other writings, however evidenced (including electronically); and

(8) unless otherwise expressly provided herein references to agreements (including this Indenture) and other documents shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent that such amendments and other modifications are not prohibited by this Indenture.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The 2023 Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A-1 hereto. The 2028 Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A-2 hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $200,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A-1 hereto, in the case of the 2023 Notes, or Exhibit A-2 hereto, in the case of the 2028 Notes (including, in each case, the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A-1 hereto, in the case of the 2023 Notes, or Exhibit A-2 hereto, in the case of the 2028 Notes (but, in each, case without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and reflected in the register of Notes and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

The Initial Notes are being issued by the Issuers only (i) to “qualified institutional buyers” (as defined in Rule 144A) (“QIBs”) and (ii) in reliance on Regulation S. Initial Notes that are offered in reliance on Rule 144A shall be issued in the form of one or more permanent Rule 144A Global Notes substantially in the forms set forth in Exhibit A-1 and Exhibit A-2 deposited with the Trustee, as Custodian, duly executed by the Issuers and authenticated by the Trustee as provided herein. Initial Notes that are offered in offshore transactions in reliance on Regulation S shall be issued in the form of one or more temporary Regulation S Global Notes substantially in the forms set forth in Exhibit A-1 and Exhibit A-2 hereto (the “Regulation S Temporary Global Note”) deposited with the Trustee, as Custodian, duly executed by the Issuers and authenticated by the Trustee as provided herein. Reasonably promptly following the date that is 40 days after the later of the commencement of the offering of the Notes in reliance on Regulation S and the Issue Date, one or more permanent Global Note in registered form substantially in the forms of Exhibit A-1 and Exhibit A-2 hereto (the “Regulation S Permanent Global Note”) duly executed by the Issuers and authenticated by the Trustee as provided herein shall be deposited with the Trustee, as Custodian, and the Registrar shall reflect on its books and records the cancellation of the Regulation S Temporary Global Note and the issuance of the Regulation S Permanent Global Note. The Rule 144A Global Note and the Regulation S Global Note shall each be issued with separate CUSIP numbers.

(c) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

At least one Officer of each of the Issuers must sign the Notes by manual or facsimile signature.

If an Officer of an Issuer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon receipt of a written order of the Issuers signed by at least one Officer of each of the Issuers (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.

Section 2.03 Registrar and Paying Agent.

The Issuers shall maintain one or more paying agents (each, a “Paying Agent”) for the Notes, which initially shall be the Trustee. Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuers maintained for such purpose in the City and State of New York. Initially, such office will be the office of the Trustee located at 101 Barclay Street, New York, New York 10286, Attention: Corporate Trust. The Issuers shall also maintain a registrar (the “Registrar”) and a transfer agent (the “Transfer Agent”). The initial Registrar and Transfer Agent shall be the Trustee. The Registrar and the Transfer Agent shall maintain a register reflecting ownership of any registered Notes in global form outstanding from time to time and shall make payments on and facilitate transfer of such registered Notes in global form on behalf of the Issuers.

The Issuers may change any Paying Agent, any Transfer Agent or the Registrar without prior notice to the Holders. For so long as the Notes are listed on the Irish Stock Exchange and the rules of the Irish Stock Exchange so require, the Issuers shall publish a notice of any change of Paying Agent, Registrar or Transfer Agent in the manner required or otherwise permitted by such rules.

The Issuers initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuers initially appoint the Trustee to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Issuers shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal or premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than an Issuer, a Parent Guarantor or a Subsidiary Guarantor) shall have no further liability for the money. If the Issuer, a Parent Guarantor or a Restricted Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to any of the Issuers, the Parent Guarantors or the Restricted Subsidiaries, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes shall be exchanged by the Issuers for Definitive Notes if:

(1) the Depository notifies the Issuers or the Trustee that it is unwilling or unable to continue to act as Depositary for the Global Notes or that it is no longer a clearing agency registered under the Exchange Act and, in either case, the Issuers fails to appoint a successor Depositary within 90 days after the date of such notice from the Depositary;

(2) there has occurred and is continuing a Default or Event of Default with respect to the Notes and holders representing 25% of more of the then outstanding principal amount of the Notes request in writing that such Global Notes be exchanged for Definitive Notes; or

(3) the Issuers, at their option, notify the Trustee that the Issuers elect to cause the issuance of Definitive Notes.

Upon the occurrence of any of the preceding events, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either of the following clauses (1) or (2), as applicable, as well as one or more of the other following subclauses, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) hereof, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in clause (1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(3) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) hereof and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and if the Issuers so request, an Opinion of Counsel addressed to the Issuers, the Trustee and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this clause (3) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this clause (3).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note in the circumstances contemplated by Section 2.06(a) hereof, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Issuers or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to

Section 2.06(g) hereof, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note in the circumstances contemplated by Section 2.06(a) hereof only if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subclause (2), if the Issuers so request, an Opinion of Counsel addressed to the Issuers, the Trustee and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Issuers or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of subclause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the Rule 144A Global Note, and in the case of subclause (C) above, the Regulation S Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (2), if the Issuers so request, an Opinion of Counsel addressed to the Issuers, the Trustee and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subclauses in this Section 2.06(d)(2), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clauses (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (2), if the Issuers so requests, an Opinion of Counsel addressed to the Issuers, the Trustee and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture or any supplemental indenture governing Additional Notes.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTES, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND [IN THE CASE OF RULE 144A NOTES: THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTES)][IN THE CASE OF REGULATION S NOTES: WHEN THIS NOTE (OR ANY PREDECESSOR NOTE) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUERS OR ANY OF THEIR SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT

PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) OUTSIDE THE UNITED STATES, IN COMPLIANCE WITH RULE 904 UNDER REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IT IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(3), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY ONLY IN ACCORDANCE WITH THE INDENTURE.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase; each such decrease or increase to be made in accordance with the Trustee’s and Depositary’s procedures.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.05, 3.07, 3.08, 3.09, 4.12, 4.18 and 9.04 hereof).

(3) The Registrar shall not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Issuers shall be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(7) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(9) None of the Issuers, the Guarantors, the Trustee, the Paying Agent or the Registrar shall have any responsibility or obligation to any owner of a beneficial interest in a Global Note, an agent member of the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any agent member of the Depositary, with respect to any ownership interest in the Notes or with respect to the delivery to any agent member of the Depositary, owner of a beneficial interest or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depositary or its nominee in the case of the Global Note). The rights of owners of beneficial interests in the Global Note shall be exercised only through the Depositary subject to the applicable procedures. The Trustee, the Paying Agent and the Registrar shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any owners of beneficial interests. The Issuers, the Guarantors, the Trustee, the Paying Agent and the Registrar shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered Holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest and Additional Interest, if any, and the giving of instructions or directions by or to the holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the owners of beneficial interests therein. None of the Issuers, the Guarantors, the Trustee, the Paying Agent or the Registrar shall have any responsibility or liability for any acts or omissions of the Depositary with respect to such Global Note, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depositary and any agent member of the Depositary or between or among the Depositary, any such agent member of the Depositary and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

(10) Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Issuers, the Trustee, or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by any Depositary (or its nominee), as a Holder, with respect to such Global Note or shall impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.

(11) None of the Trustee, the Paying Agent or the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under Applicable Law with respect to any transfer of any interest in any security (including any transfers between or among Depositary participants, members or owners of beneficial interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. For the avoidance of doubt, none of the Trustee, the Paying Agent or the Registrar shall be required to determine whether the Applicable Procedures require the delivery of an Opinion of Counsel in connection with the transfer and exchanges of Notes.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers holds the Note; however, Notes held by the Issuers or an Affiliate of the Issuers shall be deemed to be not outstanding only for purposes of Sections 3.07, 4.04, 4.05, 6.02, 6.05 and 9.02 hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replacement Note is held by a “protected purchaser” under the Uniform Commercial Code.

If the principal amount of any Note is considered paid under Section 4.02 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuers, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay all principal and interest remaining outstanding on the Notes on such date, then on and after such date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes.

Solely for determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers or any Guarantor, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes with such variations as may be appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of cancelation shall be delivered to the Issuers upon its written request therefor. The Issuers may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, they shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.02 hereof. The Issuers shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuers shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuers shall mail or cause to be mailed (or otherwise deliver in accordance with the Applicable Procedures) to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 Issuance of Additional Notes.

Subject to compliance with the provisions of this Indenture, the Issuers may, at any time or from time to time after this offering, and without consent of Holders, issue additional 2023 Notes and/or 2028 Notes under this Indenture (any such Notes, the “Additional Notes”). The Notes of either series and any Additional Notes of the same series subsequently issued under this Indenture will have the same terms (other than issue date, issue price, the date of the first interest payment and the date from which interest will accrue); provided, however, that Additional Notes that are not fungible with the applicable series of Notes, for U.S. federal income tax purposes, will have a different CUSIP or ISIN number.

The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture, except as provided in Section 9.02 hereof. Unless otherwise provided or the context requires otherwise, references to “Notes” for all purposes of this Indenture include any Additional Notes that are actually issued.

The Trustee shall authenticate such Additional Notes upon its receipt of an Authentication Order from the Issuers and an Officers’ Certificate and Opinion of Counsel to the effect that all conditions precedent to the issuance of such Additional Notes have been met.

ARTICLE 3

REDEMPTION AND REPURCHASE AT OPTION OF HOLDERS

Section 3.01 Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 35 days but not more than 60 days before the relevant Redemption Date, an Officers’ Certificate setting forth:

(1) the series of Notes to be redeemed;

(2) the paragraph of the Notes and/or Section of this Indenture pursuant to which the redemption shall occur;

(3) the Redemption Date;

(4) the principal amount of Notes to be redeemed; and

(5) the redemption price.

Section 3.02 Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed or purchased at any time, selection of such Notes for redemption or purchase shall be made on a pro rata basis to the extent practicable or, to the extent that selection on a pro rata basis is not practicable for any reason, by such method as required by the rules of the Depositary; provided that no Notes of $200,000 or less may be purchased or redeemed in part. None of the Trustee, the Registrar or the Paying Agents will be liable for any selection made under this Section 3.02.

If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. New Notes in principal amount equal to the unredeemed or unpurchased portion of any Notes redeemed or purchased in part will be issued in the name of the Holder thereof upon cancellation of the original Notes. On and after the Redemption Date or purchase date, unless the Issuers default in payment of the redemption price or the purchase price, interest will cease to accrue on Notes or portions thereof purchased or called for redemption or purchase.

In the event of partial redemption by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $200,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not in an amount of $200,000 or a whole multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03 Notice of Redemption.

At least 30 days but not more than 60 days before the Redemption Date, the Issuers shall deliver a notice of redemption to each Holder whose Notes are to be redeemed at its registered address or otherwise give notice of redemption in accordance with Applicable Procedures, with a copy to the Depositary and the Trustee, or the Issuers may provide such notice to Depositary at least five days before (or such shorter period of time is acceptable to Depositary) a notice of redemption is required to be delivered to Holders and request that the Depositary deliver such notice to each Holder, with copy to the Trustee, or otherwise give notice of redemption in accordance with Applicable Procedures, except that redemption notices may be mailed or otherwise delivered in accordance with the Applicable Procedures by the Issuers or the Depositary, as the case may be, more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture.

The notice shall identify the Notes to be redeemed and shall state:

(1) the Redemption Date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, set forth in such notice or printed on the Notes; and

(9) whether such notice is conditional.

So long as any Notes are listed on the Irish Stock Exchange and admitted to trading on the Global Exchange Market of the Irish Stock Exchange and the rules of the Irish Stock Exchange so require, the Issuers shall cause any such notice to the Holders of the relevant Notes to be published in a newspaper having a general circulation in Ireland (which is expected to be the Irish Times) or on the website of the Irish Stock Exchange, www.ise.ie, or by any other means considered equivalent by the Irish Stock Exchange and, in connection with any redemption, the Issuers shall notify the Irish Stock Exchange of any change in the principal amount of Notes outstanding.

Section 3.04 Deposit of Redemption Price.

Prior to 11:00 a.m. (New York time) on the Redemption Date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued interest on all Notes to be redeemed.

If the Issuers complies with the provisions of the preceding paragraph, on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after a record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.02 hereof.

Section 3.05 Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuers shall issue and, upon receipt of an Authentication Order, the Trustee shall authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.06 Conditions Precedent.

Any redemption (but not purchase) or notice of any redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent, which shall be set forth in the related notice of redemption, including, but not limited to, completion of an Equity Offering, other offering or other corporate transaction or event. Notes called for redemption become due on the date fixed for redemption, unless such redemption is conditioned on the happening of a future event. If such redemption is subject to satisfaction of one or more conditions precedent, the notice of such redemption shall state that, in the Issuers’ discretion, such redemption may not occur and such notice may be rescinded or postponed if any or all such conditions have not been satisfied by the applicable Redemption Date. Upon satisfaction of any such condition, the Issuers shall notify the Trustee in writing of such Redemption Date. On and after the applicable Redemption Date, unless the Issuers default in payment of the redemption price, interest shall cease to accrue on the Notes or portions thereof called for redemption, unless such redemption is conditioned on the happening of a future event.

Section 3.07 Optional Redemption.

(a) At any time prior to April 4, 2021, the Issuers may redeem the 2023 Notes, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice on the terms set forth in Sections 3.01 and 3.03 hereof, at a redemption price equal to 100.000% of the principal amount of the 2023 Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to, but not including, the Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

(b) On and after April 4, 2021, the Issuers may redeem the 2023 Notes, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice on the terms set forth in Sections 3.01 and 3.03 hereof, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon and Additional Amounts, if any, to, but not including, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on April 4 of each of the years indicated below:

Year	Percentage
2021	103.125%
2022 and thereafter	101.563%

(c) In addition to the above, prior to April 4, 2021, the Issuers may, at their option, on one or more occasions, redeem up to 40% of the aggregate principal amount of the 2023 Notes originally issued under this Indenture (including any Additional Notes issued in the form of 2023 Notes) at a redemption price equal to 106.250% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Amounts, if any, to, but not including, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, with the Net Cash Proceeds of one or more Equity Offerings to the extent such Net Cash Proceeds are contributed to Vrio Finco 1; provided that at least 60% of the sum of the aggregate principal amount of 2023 Notes (including Additional Notes issued in the form of 2023 Notes) issued under this Indenture remains outstanding immediately after the occurrence of each such redemption; and provided, further that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(d) At any time prior to April 4, 2023, the Issuers may redeem the 2028 Notes, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice on the terms set forth in Sections 3.01 and 3.03 hereof, at a redemption price equal to 100.000% of the principal amount of the 2028 Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to, but not including, the Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

(e) On and after April 4, 2023, the Issuers may redeem the 2028 Notes, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice on the terms set forth in Sections 3.01 and 3.03 hereof, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon and Additional Amounts, if any, to, but not including, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on April 4 of each of the years indicated below:

Year	Percentage
2023	103.438%
2024	102.292%
2025	101.146%
2026 and thereafter	100.000%

(f) In addition to the above, prior to April 4, 2023, the Issuers may, at their option, on one or more occasions, redeem up to 40% of the aggregate principal amount of the 2028 Notes originally issued under this Indenture (including any Additional Notes issued in the form of 2028 Notes) at a redemption price equal to 106.875% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Amounts, if any, to, but not including, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, with the Net Cash Proceeds of one or more Equity Offerings to the extent such Net Cash Proceeds are contributed to Vrio Finco 1; provided that at least 60% of the sum of the aggregate principal amount of 2028 Notes (including Additional Notes issued in the form of 2028 Notes) issued under this Indenture remains outstanding immediately after the occurrence of each such redemption; and provided, further that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

Section 3.08 Special Optional Redemption.

If the Parent IPO is not completed on or prior to October 2, 2018 (such period, the “Special Redemption Period”), the following provisions shall be applicable.

(a) At any time during the Special Redemption Period, if the Parent IPO is not completed or Vrio Finco 1 determines that the Parent IPO will not be consummated by the date set forth above, the Issuers may, at their option, redeem the Notes in whole at a special redemption price (the “Special Redemption Price”) equal to 101.000% of the aggregate principal amount of the Notes, plus accrued and unpaid interest on the principal amount of the Notes to, but not including, the Special Redemption Date (the “Special Redemption”); and

(b) If the Issuers so wish to redeem the Notes, the Issuers shall promptly (but in no event later than the termination of the Special Redemption Period) notify the Trustee in writing of such event, and the Trustee will, no later than five Business Days following receipt of such notice from the Issuers, notify the Holders (such date of notification to the Holders, the “Redemption Notice Date”), that the Notes will be redeemed on the date selected by the Issuers in the notice, which shall be no less than 15 days and no more than 30 days following the Redemption Notice Date (such date, the “Special Redemption Date”), in each case, in accordance with the applicable provisions of this Indenture. On the Redemption Notice Date, the Trustee will notify each Holder of the Notes in accordance with the applicable provisions of this Indenture that all of the outstanding Notes will be redeemed at the Special Redemption Price on the Special Redemption Date automatically and without any further action by the Holders of the Notes. The Issuers shall prepare the notice to be delivered to the Holders by the Trustee on the Redemption Notice Date. At or prior to 12:00 p.m. (New York City time) on the Business Day immediately preceding the Special Redemption Date, the Issuers shall irrevocably deposit with the Trustee funds sufficient to pay the Special Redemption Price for the Notes. If such deposit is made as provided above, the Notes will cease to bear interest on and after the Special Redemption Date. Notwithstanding that the notice of the Special Redemption must be given during the Special Redemption Period, such redemption may be consummated following the Special Redemption Period.

Section 3.09 Asset Sale Offers To Purchase.

(a) If, pursuant to Section 4.12 hereof, the Issuers are required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), they shall follow the procedures specified in this Section 3.09.

(b) The Asset Sale Offer shall be made to all Holders and, to the extent required by the terms of outstanding Pari Passu Indebtedness, to all holders or lender of Pari Passu Indebtedness. The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by Applicable Law (the “Asset Sale Offer Period”). No later than five Business Days after the termination of the Asset Sale Offer Period (the “Asset Sale Purchase Date”), the Issuers and the Restricted Subsidiaries shall apply all Excess Proceeds from such Asset Sale to the purchase of the aggregate principal amount of Notes (on a pro rata basis, if applicable, or otherwise in accordance with the Applicable Procedures) required to be purchased pursuant to this covenant (the “Asset Sale Offer Amount”) or, if less than the Asset Sale Offer Amount of Notes (and, if applicable, Pari Passu Indebtedness) has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Asset Sale Purchase Date is on or after a record date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Asset Sale Purchase Date shall be paid to the Person in whose name a Note is registered at the close of business on such record date.

(d) Upon the commencement of an Asset Sale, the Issuers shall send, by first class mail, or otherwise deliver in accordance with the Applicable Procedures, a notice to each of the Holders, with a copy to the Trustee. The Issuers may provide such notice to the Trustee and request that the Trustee deliver such notice to Holders at Issuer’s expense. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.12 hereof and the length of time the Asset Sale Offer shall remain open;

(2) the Asset Sale Offer Amount, the purchase price and the Asset Sale Purchase Date;

(3) that any Note not tendered or accepted for payment shall continue to accrue interest;

(4) that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may only elect to have Notes purchased in integral multiples of $200,000 and integral multiples of $1,000 in excess thereof;

(6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer shall be required to surrender such Notes, with the form entitled

“Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuers, a Depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least three days before the Asset Sale Purchase Date;

(7) that Holders shall be entitled to withdraw their election if the Issuers, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Asset Sale Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and other Pari Passu Indebtedness surrendered by Holders or holders or lenders thereof, respectively, exceeds the Asset Sale Offer Amount, the Issuers shall select the Notes and other Pari Passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other Pari Passu Indebtedness surrendered (and, if applicable, with respect to the Notes, with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $200,000 and integral multiples of $1,000 in excess thereof shall be purchased); and

(9) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

(e) On or before the Asset Sale Purchase Date, the Issuers shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Notes and Pari Passu Indebtedness or portions thereof validly tendered and not properly withdrawn pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so tendered, in integral multiples of $1,000; provided that if following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such purchase would be less than $200,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $200,000. The Issuers shall deliver, or cause to be delivered, to the Trustee the Notes so accepted and an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof so accepted and that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 3.09. In addition, the Issuers shall deliver all certificates and Notes required, if any, by the agreements governing Pari Passu Indebtedness. The Paying Agent or the Issuers, as the case may be, shall promptly, but in no event later than five Business Days after termination of the Asset Sale Offer Period, deliver to each tendering Holder or holder or lender of Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such Holder and accepted by the Issuers for purchase, and the Issuers shall promptly issue a new Note, and the Trustee, upon delivery of an Authentication Order from the Issuers, shall authenticate and deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officers’ Certificate shall be required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note shall be in a principal amount of $200,000 or an integral multiple of $1,000 in excess thereof. In addition, the Issuers shall take any and all other actions required by the agreements governing Pari Passu Indebtedness. Any Note not so accepted shall be promptly delivered by the Issuers to the Holder thereof. The Issuers shall publicly announce the results of the Asset Sale Offer on the Asset Sale Purchase Date or as soon as practicable thereafter.

ARTICLE 4

COVENANTS

Section 4.01 Suspension of Covenants.

(a) During any period of time that (i) the Notes have Investment Grade Ratings from any two Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuers and the Restricted Subsidiaries will not be subject to Sections 4.08, 4.10, 4.11, 4.12, 4.13 or 5.01(a)(4) hereof (collectively, the “Suspended Covenants”).

(b) Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be set at zero. In addition, the Guarantees of the Guarantors shall also be suspended as of such date (the “Suspension Date”). If the Issuers and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) more than one of the Rating Agencies has assigned a rating to the Notes below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then the Issuers and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees shall be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.”

(c) Notwithstanding that the Suspended Covenants may be reinstated after the Reversion Date, (i) no Default or Event of Default or breach of any kind shall be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period) and (ii) following the Reversion Date, the Issuers and the Restricted Subsidiaries will be permitted without causing a Default or Event of Default or breach of any kind, to honor and comply with or otherwise perform any contractual commitments or obligations arising during the Suspension Period (that were permitted to be entered at such time) and to consummate any transactions contemplated thereby. For purposes of determining compliance with Section 4.14 hereof during the Suspension Period, it will be assumed that the provisions of Section 4.11 hereof are applicable during such period as if the applicable Covenant Suspension Event had not occurred.

(d) On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred pursuant to Section 4.11(a). To the extent such Indebtedness would not be so permitted to be incurred or issued pursuant to Section 4.11(a) hereof, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.11(c)(4) hereof. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.08 hereof will be made as though Section 4.08 hereof had been in effect since the Issue Date and prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period shall not reduce the amount available to be made as Restricted Payments under Section 4.08(a)(4)(C) hereof. Notwithstanding anything contained in the definition of “Unrestricted Subsidiary” or otherwise, during a Suspension Period, the Issuers may not designate any Subsidiary as an Unrestricted Subsidiary.

(e) In no event shall the Trustee be charged with monitoring the rating of the Notes. The Issuers shall notify the Trustee in writing of any Suspension Date or Reversion Date.

Section 4.02 Payment of Notes.

(a) Interest on the Notes shall (i) accrue at the interest rate provided for in the Notes from the date of original issuance or, if interest has already been paid, from the date it was most recently paid; and (ii) be computed on the basis of a 360-day year comprised of twelve 30-day months.

(b) The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest, if any, on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest, if any, shall be considered paid on the date due if the Paying Agent, if other than the Issuers or a Subsidiary thereof, holds on the due date money deposited by or on behalf of the Issuers in immediately available funds sufficient to pay all principal, premium, if any, and interest then due.

Section 4.03 Maintenance of Office or Agency.

The Issuers shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers fail to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03 hereof.

Section 4.04 Reports.

(a) Notwithstanding that prior to the Parent IPO, the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to the rules and regulations promulgated by the SEC, the Issuers shall file with the SEC within the time periods specified in the SEC’s rules and regulations that are then applicable to the Issuers (or if the Issuers are not then subject to the reporting requirements of the Exchange Act, then the time periods for filing applicable to a filer that is not an “accelerated filer” as defined in such rules and regulations):

(1) all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and a report on the annual financial statements by the Issuer’s independent registered public accounting firm;

(2) all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section; and

(3) all current reports that would be required to be filed with the SEC on Form 8-K, or any successor or comparable form, if the Issuers were required to file such reports,

in each case in a manner that complies in all material respects with the requirements specified in such form.

(b) Notwithstanding the foregoing, the Issuers shall not be obligated to file such reports with the SEC if the SEC does not permit such filing, so long as the Issuers provide such information to the Trustee and the Holders and make available such information to prospective purchasers of the Notes, in each case at the Issuers’ expense and by the applicable date the Issuers would be required to file such information pursuant to Section 4.04(a) hereof. The requirements set forth in this Section 4.04(b) and Section 4.04(a) hereof may be satisfied by delivering such information to the Trustee and posting copies of such information on a website (which may be nonpublic and may be maintained by the Issuers or a third party) to which access shall be given to Holders and prospective purchasers of the Notes.

(c) In addition, no later than seven Business Days after the date the annual and quarterly financial information for the prior fiscal period has been filed or furnished pursuant to Section 4.04(a)(1) or (2) hereof, the Issuers shall also hold live quarterly conference calls with the opportunity to ask questions of management; provided that no live quarterly conference call shall be required for the quarterly period ended March 31, 2018. No fewer than three Business Days prior to the date such conference call is to be held, the Issuers shall issue a press release to the appropriate U.S. wire services announcing such quarterly conference call for the benefit of the Holders, owners of beneficial interests in the Notes, prospective purchasers of the Notes, securities analysts and market-making financial institutions, which press release will contain the time and the date of such conference call and direct the recipients thereof to contact an individual at Vrio Finco 1 (for whom contact information will be provided in such notice) to obtain information on how to access such quarterly conference call.

(d) Notwithstanding the foregoing, the Issuers may satisfy their obligations under Section 4.04(a) hereof to provide annual and quarterly financial information by furnishing such annual and quarterly financial information relating to any direct or indirect parent that becomes a Guarantor, Vrio Corp. or, until the consummation of the Parent IPO, AT&T, that otherwise meets the requirements set forth in such Section 4.04(a); provided that such financial statements are accompanied by consolidating financial information for the Issuers and the Restricted Subsidiaries; and provided, further that no such consolidating financial information will be required to be provided for the quarterly period ended March 31, 2018.

(e) In addition, so long as the Notes are admitted to the Official List of the Irish Stock Exchange and admitted to trading on the Global Exchange Market of the Irish Stock Exchange, the Issuers shall comply in all material respects with the publication and disclosure requirements, if any, of the Irish Stock Exchange in relation to all such reports.

(f) Delivery of such reports, information and documents to the Trustee will be for informational purposes only and the Trustee’s receipt of such reports, information and documents will not constitute constructive notice of any information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates of the Issuers).

(g) For so long as any of the Notes are outstanding and are “restricted securities” within the meaning of Rule 144A(a)(3) under the Securities Act, the Issuers shall furnish, upon the request of any Holder, such information as specified in Rule 144A(d)(4) under the Securities Act (a) to such Holder and (b) to a prospective purchaser of such Note (or beneficial interests therein) who is a QIB designated by such Holder, in each case in order to permit compliance by such Holder with Rule 144A in connection with the resale of such Note (or beneficial interests therein) in reliance upon Rule 144A.

Section 4.05 Compliance Certificate.

(a) For so long as any of the Notes are outstanding, the Issuers shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Issuers, beginning with the fiscal year ending December 31, 2018, an Officers’ Certificate stating that in the course of the performance by each signer of his or her duties as an Officer of the Issuers, he or she would normally have knowledge of any Default or Event of Default and whether or not the signer (on behalf of the Issuer and not in their personal capacity) knows of any Default or Event of Default that occurred during the previous fiscal year; provided that no such Officers’ Certificate shall be required for any fiscal year ended prior to the Issue Date.

(b) For so long as any of the Notes are outstanding, the Issuers shall deliver to the Trustee, within 10 Business Days after the Issuers become aware of the occurrence of a Default or Event of Default, an Officers’ Certificate specifying such Default and what action the Issuers are taking or proposing to take in respect thereof.

Section 4.06 Taxes.

Each of the Issuers and the Restricted Subsidiaries shall (i) file or cause to be filed all material tax returns required to be filed by it, and (ii) pay and discharge, before the same shall become delinquent, after giving effect to any applicable extensions, all material taxes imposed on it or its property (including interest and penalties) unless (x) such taxes are being contested in good faith and by appropriate proceedings and appropriate reserves, if necessary (in the good faith judgment of the management of the Issuers), are maintained with respect thereto or (y) where the failure to so file or pay or discharge would not be materially disadvantageous to the Holders.

Section 4.07 [Reserved].

Section 4.08 Limitation on Restricted Payments.

(a) The Parent Guarantors shall not permit the Issuers or any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend (including dividends in the form of interest on shareholders’ equity (juros sobre capital próprio) made by any Subsidiary organized as a corporation (sociedade por ações) under the laws of Brazil) or make any distribution on account of the Issuers’ or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable on account of the Issuers’ or any Restricted Subsidiary’s Equity Interests in connection with any merger or consolidation, other than:

(A) dividends or distributions by the Issuers payable in Equity Interests (other than Disqualified Stock) of the Issuers or in options, warrants or other rights to purchase such Equity Interests, or

(B) dividends or distributions by a Restricted Subsidiary to the Issuers or another Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, an Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuers, the Parent Guarantors or any other direct or indirect parent of the Issuers or the Parent Guarantors, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation;

(3) make any principal payment on, or redeem, purchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Issuers or a Guarantor, other than the purchase, repurchase or other acquisition of (i) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition or (ii) Indebtedness permitted under Sections 4.11(b)(7) and (8) hereof; provided, that regularly scheduled payment of principal and interest on Subordinated Indebtedness permitted to be incurred under this Indenture shall not be deemed a Restricted Payment; or

(4) make any Restricted Investment

(all such payments and other actions set forth in the foregoing clauses (1) through (4) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof;

(B) immediately after giving effect to such transaction on a pro forma basis, the Issuers could incur at least $1.00 of additional Indebtedness pursuant to Section 4.11(a) hereof; and

(C) the aggregate amount of such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuers and the Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by Section 4.08(b) hereof other than clause (6) thereof), would not exceed the sum of (without duplication):

(i) $50 million; plus

(ii) 50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(iii) 100% of the aggregate Net Cash Proceeds received by the Issuers (or from a Parent Guarantor and contributed to the Issuers from the issue or sale of its or such Parent Guarantor’s Capital Stock (other than Disqualified Stock) or other capital contributions (including property received)) subsequent to the Issue Date, other than:

(a)	Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Issuers or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Issuers or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination;

(b)	Net Cash Proceeds received by the Issuers from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under Article 3; and

(c)	Excluded Contributions; plus

(iv) the amount by which Indebtedness of the Issuers or the Restricted Subsidiaries is reduced on the Issuers’ consolidated balance sheet upon the conversion or exchange (other than debt held by a Subsidiary of the Issuers) subsequent to the Issue Date of any Indebtedness of the Issuers or the Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuers (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Issuers upon such conversion or exchange); plus

(v) the amount equal to the net reduction in Restricted Investments made by the Issuers or any Restricted Subsidiary in any Person resulting from:

(a)	repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Issuers or any Restricted Subsidiary (other than for reimbursement of tax payments); or

(b)	the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into Vrio Finco 1 or any Restricted Subsidiary (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Issuers or any Restricted Subsidiary in such Unrestricted Subsidiary;

(c)	which amount in each case under this clause (v) was previously included in the calculation of the amount of Restricted Payments; provided, however, that no amount shall be included under this clause (v) to the extent it is already included in Consolidated Net Income; plus

(vi) 100% of the aggregate amount of the Declined Excess Proceeds.

(b) The provisions of Section 4.08(a) hereof shall not prohibit:

(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Indebtedness (including principal, accrued and unpaid interest and premium, if any) of the Issuers or of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale (with any sale within 60 days deemed substantially concurrent) of, Capital Stock of the Issuers (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Issuers or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) and the declaration and payment of accrued dividends (and any premiums) or any Capital Stock so purchased, repurchased, redeemed or acquired; provided, however, that the Net Cash Proceeds from such sale of Capital Stock shall be excluded from Section 4.08(a)(4)(C)(iii) hereof;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness (including accrued and unpaid interest and premium, if any) of the Issuers or of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale (with any sale within 60 days deemed substantially concurrent) of, Subordinated Indebtedness of the Issuers or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of any Subsidiary Guarantor made by exchange for or out of the proceeds of the substantially concurrent sale of Subordinated Indebtedness of a Subsidiary Guarantor, so long as such refinancing Subordinated Indebtedness is permitted to be incurred pursuant to Section 4.11 hereof and constitutes Refinancing Indebtedness;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Issuers or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Issuers or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be incurred pursuant to Section 4.11 hereof and constitutes Refinancing Indebtedness;

(4) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (including principal, accrued and unpaid interest and premium, if any) of the Issuers or a Subsidiary Guarantor (a) at a purchase price not greater than 101.000% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to Section 4.18 hereof or (b) at a purchase price not greater than 100.000% of the principal amount thereof in accordance with provisions similar to Section 4.18 hereof; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuers have made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;

(5) any purchase or redemption of Subordinated Indebtedness of the Issuers or a Subsidiary Guarantor from the cash proceeds of Asset Sales to the extent permitted under Section 4.12 hereof;

(6) the payment of any dividends or distributions or the consummation of any irrevocable redemption within 60 days after the date of declaration or giving of such redemption notice, if at such date of declaration or notice, such dividend, distributions or redemption payment would have complied with this covenant;

(7) the purchase, redemption or other acquisition (including by cancellation of Indebtedness), cancellation or retirement for value of Capital Stock or equity appreciation rights of the Issuers, the Parent Guarantors or any other direct or indirect parent of the Issuers held by any existing or former directors, employees, management or consultants or advisors of the Issuers, the Parent Guarantors or any Subsidiary of the Issuers or their assigns, estates or heirs, in each case in connection with the repurchase provisions under stock option or stock purchase agreements or other agreements to compensate such persons approved by the Boards of Directors of the Issuers, the Parent Guarantors; provided that such Capital Stock or equity appreciation rights were received for services related to, or for the benefit of, the Issuers and the Restricted Subsidiaries; and provided, further that such redemptions or repurchases pursuant to this clause shall not exceed $5 million in the aggregate during any calendar year (with any unused amounts in any calendar year being carried over to all subsequent calendar years), although such amount in any calendar year may be increased by an amount not to exceed:

(A) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Issuers and, to the extent contributed to the Issuers, the Net Cash Proceeds from the sale of Capital Stock of any Parent Guarantor or any of Issuers’ other direct or indirect parent companies, in each case to existing or former employees or members of management, directors or consultants of the Parent Guarantors, the Issuers, any of their Subsidiaries or any of their direct or indirect parent companies that occurs after the Issue Date; plus

(B) the cash proceeds of key man life insurance policies received by the Issuers or any Restricted Subsidiary after the Issue Date; less

(C) the amount of any Restricted Payments made since the Issue Date with the Net Cash Proceeds described in subclauses (A) and (B) of this clause (7);

(8) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuers issued in accordance with the terms of this Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(9) repurchases of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities if such Capital Stock represents all or a portion of the exercise price thereof;

(10) Restricted Payments that are made with the proceeds of Excluded Contributions;

(11) other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (11) (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income)) not to exceed the greater of (i) $100 million and (ii) 4% of Consolidated Net Tangible Assets (calculated on a pro forma basis for the most recent Test Period on the date of such Restricted Payment for which financial statements are available);

(12) payments in respect of the AT&T Revolver;

(13) any distributions, directly or indirectly, or repayment of Indebtedness with the proceeds of AT&T Indebtedness, the Brazilian Credit Facility and the offering of the Notes, in connection with the Restructuring Transactions or the Parent IPO;

(14) cash payments, or loans, advances, dividends or distributions to any direct or indirect parent company to make payments, in lieu of issuing fractional shares in connection with share dividends, share splits, reverse share splits, mergers, consolidations, amalgamations or other business combinations and in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuers or of the Restricted Subsidiaries or any direct or indirect parent company;

(15) any Restricted Payments; provided after giving pro forma effect thereto and the applications of the net proceeds therefrom, the Consolidated Net Leverage Ratio (calculated on a pro forma basis for the most recently ended Test Period on the date of such Restricted Payment for which financial statements are available) would be no greater than 2.50 to 1.00;

(16) payments and distributions to dissenting stockholders required by Applicable Law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Issuers and the Restricted Subsidiaries taken as a whole that complies with this Indenture or any other transaction that complies with this Indenture;

(17) the payment of dividends, other distributions and other amounts by the Issuers to, or the making of loans to, any direct or indirect parent company in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any direct or indirect parent company, if applicable, to pay interest and/or principal (including AHYDO “catch-up payments”) on Indebtedness, the proceeds of which have been permanently contributed to the Issuers or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuers or any Restricted Subsidiary incurred in accordance with this Indenture; provided that the aggregate amount of such dividends shall not exceed the amount of cash actually contributed to the Issuers for the incurrence of such Indebtedness;

(18) the declaration and payment of dividends or distributions by the Issuers or a Restricted Subsidiary to, or making of loans or advances to, the Issuers or any direct or indirect parent company in amounts required for any direct or indirect parent company to pay, in each case without duplication:

(A) franchise, excise and similar taxes, and other fees, taxes and expenses required to maintain their corporate or other legal existence;

(B) for any taxable period for which the Issuers and/or any of the Restricted Subsidiaries are members of a consolidated, combined, unitary or similar income tax group for U.S. federal and/or applicable foreign, state or local income tax purposes of which a parent company is the common parent (a “Tax Group”), to pay the portion of any U.S. federal, foreign, state and local income taxes of such Tax Group for such taxable period attributable to the taxable income of the Issuers and the Restricted Subsidiaries and Unrestricted Subsidiaries; provided that for each taxable period, (A) the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Issuers and such Restricted Subsidiaries, as applicable, would have been required to pay as stand-alone taxpayers or a stand-alone Tax Group, and (B) the amount of such payments made in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Issuers or any Restricted Subsidiary for such purpose;

(C) for any taxable period for which a parent company is required to take into account income of any Issuer or Restricted Subsidiary as a result of the Issuer or Restricted Subsidiary being treated as a partnership, disregarded entity or other fiscally transparent entity, or as a CFC, under applicable U.S. federal and/or applicable foreign, state or local income tax purposes, to pay the portion of any U.S. federal, foreign, state and local income taxes for such taxable period attributable to the taxable income of the Issuers and the Restricted Subsidiaries and Unrestricted Subsidiaries (including, for the avoidance of doubt, any taxable income deemed to be directly derived by the parent company under applicable tax principles in respect of the Issuers and their Subsidiaries); provided that the amount of such payments made in respect of any Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Issuers or any Restricted Subsidiary for such purpose;

(D) salary, bonus, severance and other benefits payable to, and indemnities provided to or on behalf of, employees, directors, officers, members of management and consultants of any direct or indirect parent company and any payroll, social security or similar taxes thereof and obligations of any direct or indirect parent company in respect of director and officer insurance (including premiums therefor) to the extent relating to the Issuers and their Subsidiaries;

(E) general corporate or other operating, administrative, legal, compliance, professional and overhead costs and expenses (including expenses relating to auditing and other accounting matters) of any direct or indirect parent company;

(F) fees and expenses (including ongoing compliance costs and listing expenses) related to any equity or debt offering of Vrio Corp. (whether or not consummated);

(G) amounts that would be permitted to be paid directly by the Issuers or the Restricted Subsidiaries under Section 4.13 hereof; and

(H) to finance Investments or other acquisitions otherwise permitted to be made pursuant to this covenant if made by the Issuers; provided that (A) such Restricted Payment must be made within 120 days of the closing of such Investment or other acquisition, (B) such direct or indirect parent company must promptly following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Issuers or one of the Restricted Subsidiaries or (2) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Issuers or one of the Restricted Subsidiaries (to the extent not prohibited under this Indenture) in order to consummate such Investments or other acquisition, (C) such direct or indirect parent company and its Affiliates (other than the Issuers or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuers or any Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture, (D) any property received by the Issuers may not increase amounts available for Restricted Payments pursuant to clause (c) above, and (E) to the extent constituting an Investment, such Investment shall be deemed to be made by an Issuer or such Restricted Subsidiary pursuant to another provision of this covenant (other than pursuant to clause (10) hereof) or pursuant to the definition of “Permitted Investments”;

(19) the making of cash payments in connection with any conversion of Convertible Indebtedness of the Issuers or any Restricted Subsidiary in an aggregate amount since the date of this Indenture not to exceed the principal amount of such Convertible Indebtedness; and

(20) mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment; provided that the amount of such redemptions are not greater than the amount that constituted such Restricted Payment or Permitted Investment; provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under the foregoing clauses (5), (7), (8), (11) and (15), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) The amount of all Restricted Payments (other than cash) shall be the aggregate of the Fair Market Value on the date of each such Restricted Payment of the assets or securities proposed to be paid, transferred or issued by the Issuers or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment; provided that such determination of Fair Market Value shall be based upon an Officers’ Certificate of the Issuers. The amount of any Restricted Payment paid in cash shall be its face amount. Not later than the date of making any Restricted Payment, the Issuers shall deliver to the Trustee an Officers’ Certificate of the Issuers stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.08 hereof were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.

(d) To the extent any cash or any other property is paid or distributed by the Issuers or any Restricted Subsidiary upon the conversion or exchange of any Indebtedness of the Issuers or the Restricted Subsidiaries convertible or exchangeable for Capital Stock of the Issuers or upon any other acquisition or retirement of any Indebtedness of the Issuers or any Restricted Subsidiary for an amount based on the value of such Capital Stock, (1) any amount of such cash or property that exceeds the principal amount of the Indebtedness that is converted, exchanged, acquired or retired and any accrued interest paid thereon (and only such excess amount) shall be deemed to be a Restricted Payment pursuant to Section 4.08(a)(2) hereof and (2) the amount of such cash or property up to an amount equal to the principal amount of the Indebtedness that is converted, exchanged, acquired or retired shall be deemed to be a Restricted Payment pursuant to Section 4.08(a)(3) hereof if such Indebtedness is a Subordinated Indebtedness. If the Issuers or any Restricted Subsidiary repurchases any Indebtedness of the Issuers or the Restricted Subsidiaries convertible or exchangeable for Capital Stock of the Issuers in the open market at a price in excess of the principal amount of such Indebtedness and any accrued interest thereon, such excess amount shall be deemed to be a Restricted Payment pursuant to Section 4.08(a)(2) hereof.

(e) For purposes of determining compliance with this Section 4.08, if any Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in Section 4.08(a) hereof or the foregoing numbered clauses and/or one or more of the clauses under the definition of “Permitted Investments,” the Issuers shall be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in their sole discretion) such Restricted Payment or Investment (or any portion thereof) among the Section 4.08(a) hereof and/or one or more of such foregoing clauses and one or more of the clauses under the definition of “Permitted Investments,” in a manner that otherwise complies with this Section 4.08. The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date the Restricted Payment is made, or at the Issuers’ elections, the date a commitment is made to make such Restricted Payment, of the assets or securities proposed to be transferred or issued by the Issuers or any Restricted Subsidiary, as the case may be, pursuant to Restricted Payment.

Section 4.09 Limitation on Designation of Unrestricted Subsidiaries.

None of the Parent Guarantors or the Issuers shall permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuers and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 4.08(a), Section 4.08(b)(10) or Section 4.08(b)(11) hereof or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Indenture.

Section 4.10 Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Parent Guarantors shall not permit the Issuers or any Restricted Subsidiary to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to the Issuers or any Restricted Subsidiary (x) on its Capital Stock or (y) with respect to any other interest or participation in, or measured by, its profits or (b) pay any Indebtedness owed to the Issuers or any Restricted Subsidiary;

(2) make loans or advances to the Issuers or any Restricted Subsidiary; or

(3) sell, lease or transfer any of its properties or assets to the Issuers or any Restricted Subsidiary, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) encumbrances or restrictions in effect on the Issue Date, including, without limitation, pursuant to Indebtedness of Restricted Subsidiaries, in each case as in effect on the Issue Date;

(b) encumbrances or restrictions pursuant to the Brazilian Credit Facility and related documentation;

(c) this Indenture, the Notes and the Guarantees;

(d) purchase money obligations, mortgage financings and Capitalized Lease Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in the foregoing clause (3) on the property so acquired or leased;

(e) Applicable Law or any governmental license, concession, franchise or permit;

(f) any agreement or other instrument of a Person acquired by the Issuers or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(g) contracts or arrangements for the sale or dispositions of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary or conditions imposed by Governmental Authorities or otherwise resulting from dispositions required by Governmental Authorities;

(h) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.11 hereof and Section 4.14 hereof that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(i) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or consistent with past practice or industry practice;

(j) customary provisions in joint venture agreements, limited liability company agreements, partnership agreements, shareholder agreements and other similar arrangements;

(k) in the case of a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related shareholders, joint venture or other agreements (including restrictions on payments of dividends or other distributions);

(l) customary provisions contained in leases, subleases, licenses, sublicenses and other agreements or arrangements entered into in the ordinary course of business;

(m) customary provisions restricting assignment of any agreement;

(n) other Indebtedness, Disqualified Stock or preferred stock of the Issuers or any Restricted Subsidiary that is incurred subsequent to the Issue Date in compliance with Section 4.11 hereof and either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness, Disqualified Stock or preferred stock are no less favorable in any material respect to the Issuers, taken as a whole, as determined by Vrio Finco 1 or any of its direct or indirect parent companies on behalf of the Issuers in good faith to that effect, than the provisions contained in the Brazilian Credit Facility or this Indenture as in effect on the Issue Date, (B) are not materially more disadvantageous, taken as a whole, to the Holders than is customary in comparable financing for similarly situated issuers, and (C) shall not materially impair the Issuers’ ability to make payments on the Notes when due, in the good faith judgement of the Issuers;

(o) Applicable Law or any applicable rule, regulation or order in any jurisdiction where Indebtedness, Disqualified Stock or preferred stock of non-U.S. Subsidiaries is issued or permitted to be incurred pursuant to Section 4.11(b) hereof and has been so issued or incurred;

(p) encumbrances or restrictions pursuant to Swap Obligations; and

(q) any encumbrances or restrictions of the type referred to in the foregoing clauses (a), (b), (c) and (d) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in the foregoing clauses (a) through (o); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuers’ Boards of Directors, not materially more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 4.10, the subordination of loans or advances made to the Issuers or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.11 Limitation on Incurrence of Indebtedness.

(a) The Parent Guarantors shall not permit the Issuers or any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and each, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuers shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock; provided, however, that the Issuers may incur Indebtedness (including Acquired Indebtedness) and any Restricted Subsidiary may incur Indebtedness and issue shares of Disqualified Stock (including Acquired Indebtedness), in any such case if, as of the date any such Indebtedness is incurred or Disqualified Stock is issued, on a pro forma basis to give effect to the proposed incurrence and application of the proceeds of such Indebtedness, the Consolidated Net Leverage Ratio for the Test Period immediately preceding such date shall be less than or equal to 3.50 to 1.00.

(b) The limitations in Section 4.11(a) hereof shall not apply to any of the following (“Permitted Debt”):

(1) the incurrence of Indebtedness by the Issuers and the Restricted Subsidiaries under (a) the Brazilian Credit Facility (including guarantees in respect thereof) and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), in an aggregate principal amount up to the equivalent of $1,000 million and (b) (x) debt facilities and other financing arrangements providing for revolving credit loans, term loans or other long-term Indebtedness (including guarantees in respect thereof) and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount outstanding at any time (calculated on a pro forma basis for the most recently ended Test Period on the date of such incurrence for which financial statements are available) equal to the greater of (i) $250 million and (ii) 10% of Consolidated Net Tangible Assets, and (y) without duplication, Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to clause (1)(b) plus any additional amount to pay premiums (including tender premiums), accrued and unpaid interest, fees and expenses (including original issue discount and upfront fees), defeasance costs and any other fee in connection with such refund, refinancing or redemption;

(2) the incurrence by the Issuers and any Guarantor of Indebtedness represented by the Notes (other than any Additional Notes) and the Guarantees thereof;

(3) Existing Indebtedness (other than Indebtedness described in the foregoing clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations and Indebtedness related to Sale and Lease-Back Transactions) and preferred stock incurred or issued by the Issuers or any Restricted Subsidiary, to finance all or any part (whether prior to or within 270 days after) of the acquisition, purchase, lease, construction, repair, replacement or improvement (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement and migration) of property (real or personal, tangible or intangible) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness and preferred stock then outstanding and incurred pursuant to this clause (4) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness and preferred stock incurred pursuant to this clause (4), does not exceed at any one time outstanding, the greater of (i) $250 million and (ii) 10% of Consolidated Net Tangible Assets (calculated on a pro forma basis for the most recent Test Period on the date of such incurrence for which financial statements are available);

(5) (a) Indebtedness incurred by the Issuers or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued, bank guarantees, banker’s acceptances, warehouse receipts or similar instruments, in the ordinary course of business or consistent with past practice, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, performance, completion or surety bonds, casualty or liability insurance or self-insurance, letters of credit provided to lessors of real property or otherwise in connection with leasing of real property and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from Governmental Authorities, or other Indebtedness with respect to reimbursement type obligations regarding the foregoing, and (b) the Indebtedness issued by the Issuers or any Restricted Subsidiary as account party in respect of letters of credit, bank guarantees, or similar guarantees in favor of suppliers, trade creditors or other Persons incurred in the ordinary course of business or consistent with past practice or industry practice;

(6) Indebtedness arising from agreements of the Issuers or any Restricted Subsidiary providing for indemnification, contribution, adjustment of purchase price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets, Capital Stock or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring or disposing of all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that:

(A) such Indebtedness on the date it is incurred is not to be reflected on the balance sheet of the Issuers or any Restricted Subsidiary prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (6)(A)); and

(B) the maximum assumable liability in respect of all such Indebtedness shall not (at the time it is incurred) exceed the gross proceeds including noncash proceeds (the Fair Market Value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) expected to be received by Vrio Finco 1 and the Restricted Subsidiaries in connection with such disposition;

(7) intercompany Indebtedness (including, without limitation, Indebtedness related to Sale and Lease-Back Transactions) or preferred stock of the Issuers or the Issuers owing to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the Obligations of the Issuers and the Guarantors in respect of the Notes; and provided, further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuers or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(8) intercompany Indebtedness (including, without limitation, Indebtedness related to Sale and Lease-Back Transactions) or preferred stock of a Restricted Subsidiary owing to and held by the Issuers or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; and provided, further that any subsequent transfer of any such Indebtedness (except to the Issuers or another Restricted Subsidiary) shall be deemed in each case to be an incurrence of such Indebtedness;

(9) Indebtedness or preferred stock of Restricted Subsidiaries that are not Guarantors in an aggregate principal amount which, when aggregated with all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness and preferred stock incurred pursuant to this clause (9), would not exceed, at any one time outstanding, the greater of (i) $75 million in the aggregate and (ii) 2% of Consolidated Net Tangible Assets (calculated on a pro forma basis for the most recent Test Period on the date of such incurrence for which financial statements are available);

(10) (x) Swap Obligations entered into for bona fide (non-speculative) business purposes and (y) Indebtedness in respect of Cash Management Obligations;

(11) Indebtedness arising from judgment, appeal, advance payment, customs, value-added tax or other tax guarantees or other similar bonds, instruments or obligations or warranties provided by or on behalf of the Issuers or any of their Subsidiaries, or relating to liabilities or obligations arising in the ordinary course of business (in each case other than in respect of an obligation for money borrowed);

(12) Indebtedness consisting of the financing of insurance premiums or take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(13) Indebtedness or preferred stock of the Issuers or any Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness or preferred stock then outstanding and incurred pursuant to this clause (13), does not as of the time of incurrence exceed the greater of (i) $300 million or (ii) 12% of Consolidated Net Tangible Assets (calculated on a pro forma basis for the most recent Test Period on the date of such incurrence for which financial statements are available) (it being understood that any Indebtedness incurred pursuant to this clause (13) shall cease to be deemed incurred or outstanding for purposes of this clause (13) but shall be deemed incurred for purposes of Section 4.11(a) hereof from and after the first date on which the Issuers or such Restricted Subsidiary, as the case may be, could have incurred such Indebtedness under Section 4.11(a) hereof without reliance upon this clause (13));

(14) Indebtedness in respect of letters of credit, cash collateral, bank guarantees and similar instruments issued for the account of the Issuers or any Restricted Subsidiary in the ordinary course of business supporting obligations under workers’ compensation, unemployment insurance, pensions-related obligations and other social security laws;

(15) the incurrence by the Issuers or any Restricted Subsidiary of Indebtedness or preferred stock which serves to refund or refinance any Indebtedness or preferred stock incurred as permitted under Section 4.11(a) and Sections 4.11(b)(2), (3), (4), (5), (9), (15) and (16) or any Indebtedness or preferred stock issued to so refund or refinance such Indebtedness or preferred stock including additional Indebtedness or preferred stock incurred to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith (“Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, such Refinancing Indebtedness is subordinated to the Notes and the Guarantees at least to the same extent as the Indebtedness being refinanced or refunded;

(B) shall not include:

(i) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of the Issuers or a Guarantor; or

(ii) Indebtedness of the Issuers or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(C) shall not be in a principal amount in excess of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) of, premium, if any, on, accrued interest and related fees and expenses (including tender premiums) of, the Indebtedness being refunded or refinanced;

(16) Indebtedness or preferred stock of Persons that are acquired by the Issuers or any Restricted Subsidiary or merged into a Restricted Subsidiary in accordance with the terms of this Indenture; provided that in the case of this clause (16), immediately and after giving effect to such acquisition or merger either (x) the Issuers would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio set forth in Section 4.11(a) hereof or (y) the Consolidated Net Leverage Ratio is less than or equal to the amount thereof immediately prior to such acquisition or merger;

(17) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or in the course of rendering other cash management services, in each case, incurred in the ordinary course of business; provided that such Indebtedness is extinguished within 30 Business Days of its incurrence;

(18) Indebtedness owed on a short-term basis of no longer than 90 days to banks or financial institutions incurred in the ordinary course of business that arises in connection with ordinary banking arrangements to manage cash balances of the Issuers and their Subsidiaries;

(19) any guarantee:

(A) by the Issuers or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as applicable, any such guarantee of the Issuers or such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Guarantor’s Guarantee with respect to the Notes, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantee of such Guarantor, as applicable; or

(B) by a Restricted Subsidiary of Indebtedness of the Issuers or any Guarantor; provided that such guarantee is incurred in accordance with the provisions of this “Limitation on Incurrence of Indebtedness” covenant other than this clause (19)(B);

(20) Indebtedness to the extent the net proceeds thereof are promptly deposited to defease or satisfy and discharge this Indenture and all amounts due thereunder;

(21) Indebtedness incurred in connection with the Restructuring Transactions owed to AT&T or a Subsidiary of AT&T to be repaid prior to any Spin-off (“AT&T Indebtedness”), as set forth under the caption “Use of Proceeds” in the Offering Memorandum;

(22) Subordinated Indebtedness in respect of the AT&T Revolver, in a principal amount not to exceed $250 million at any time outstanding;

(23) Indebtedness incurred with development banks, multilateral lenders or similar creditors (including BNDES, Desenvolve, and other development financial institutions) for capital expenditures and/or technology investments including financing of set top boxes and similar consumer premises purchases up to a principal amount at any time outstanding of $400 million;

(24) Indebtedness incurred (including Capitalized Lease Obligations) in respect of long term satellite leases used or useful in the Business (“Satellite Capitalized Lease Obligations”) (and, without duplication, Indebtedness incurred to refinance or replace such Satellite Capitalized Lease Obligations);

(25) (x) customer deposits and other payments received in the ordinary course of business or consistent with past practice or industry practice from customers for goods and services purchased, or (y) any customary, treasury, depositary, automatic or clearinghouse arrangements, overdraft protections, credit or debit card, purchase card, electronic funds transfer, cash pooling or netting or setting off arrangements or similar arrangements in the ordinary course of business or consistent with past practice or industry practice;

(26) Indebtedness by the Issuers or any Restricted Subsidiary to the extent the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge or defease the Notes in accordance with this Indenture;

(27) Indebtedness attributable to the exercise of appraisal rights or settlement of any claims (whether actual or contingent) with respect to any acquisition, merger, consolidation or amalgamation; and

(28) all premiums, interest, fees, expenses, charges and interest on Indebtedness referred to in the foregoing clauses (1) through (27).

(c) For purposes of determining compliance with this Section 4.11:

(1) if an item of Indebtedness or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness or preferred stock described in Section 4.11(b)(1) through (28) hereof or is entitled to be incurred pursuant to Section 4.11(a) hereof, the Issuers, in their sole discretion, shall classify or reclassify such item of Indebtedness or preferred stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness or preferred stock in one of the above clauses; provided that all Indebtedness outstanding under the Brazilian Credit Facility shall be treated as incurred on the Issue Date under Section 4.11(b)(1) hereof and the Issuers shall not be permitted to reclassify all or any portion of such Indebtedness outstanding on the date it is incurred;

(2) at the time of incurrence, the Issuers shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above;

(3) the U.S. dollar equivalent principal amount of Indebtedness or preferred stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness or preferred stock was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that (x) if such Indebtedness or preferred stock is incurred to refinance other Indebtedness or preferred stock denominated in the same foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount in such currency of such Refinancing Indebtedness or preferred stock does not exceed the principal amount in such currency of such Indebtedness or preferred stock being refinanced and (y) if such Indebtedness or preferred stock is incurred to refinance other Indebtedness or preferred stock denominated in a different currency from the Indebtedness or preferred stock being refinanced, the principal amount of any such Indebtedness or preferred stock shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness or preferred stock is denominated that is in effect on the date of such refinancing; and

(4) accrual of interest, accretion of accreted value, amortization of original issue discount, accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.11.

(d) For purposes of this Section 4.11, (1) Unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured, (2) Indebtedness shall not be treated as subordinated or junior to any other Indebtedness because it is issued or guaranteed by other obligors and (3) Secured Indebtedness shall not be treated as subordinated or junior to any other Secured Indebtedness merely because it has a junior priority lien with respect to the same collateral.

(e) If any Indebtedness is refinanced in reliance on a clause above measured by reference to a percentage of Consolidated Net Tangible Assets and such refinancing would cause the percentage of Consolidated Net Tangible Assets to be exceeded if calculated based on Consolidated Net Tangible Assets on the date of such refinancing, such percentage of Consolidated Net Tangible Assets shall not be deemed to be exceeded to the extent the principal amount of such obligations secured by such newly incurred Indebtedness does not exceed the sum of (i) the principal amount of such Indebtedness being refinanced plus (ii) the related costs incurred or payable in connection with such refinancing.

Section 4.12 Limitation on Asset Sales.

(a) The Issuers shall not, and the Issuers and the Parent Guarantors shall not permit any Restricted Subsidiary to, cause or make an Asset Sale, unless:

(1) Vrio Finco 1 or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and

(2) at least 75% of the consideration therefor received by Vrio Finco 1 or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(A) any liabilities (as shown on Vrio Finco 1’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on such balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by Vrio Finco 1), of Vrio Finco 1 or any Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Notes, that are assumed by the transferee of any such assets and for which the Issuers and all Restricted Subsidiaries have been unconditionally released from further liabilities by all creditors or their representatives in writing;

(B) any securities, notes or other obligations received by Vrio Finco 1 or such Restricted Subsidiary from such transferee that are converted by Vrio Finco 1 or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days of the later of such Asset Sale and the day of their receipt;

(C) any Designated Noncash Consideration received by Vrio Finco 1 or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that, at any one time outstanding, does not exceed the greater of (i) $100 million and (ii) 4% of Consolidated Net Tangible Assets (calculated on a pro forma basis for the most recently ended Test Period on the date of such disposition for which financial statements are available), at the time of receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured by Vrio Finco 1 at the time received and without giving effect to subsequent changes in value;

(D) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Issuers and any Restricted Subsidiaries are released by all creditors or their representatives in writing from any guarantee of payment of such Indebtedness in connection with the Asset Sale; and

(E) the Fair Market Value of Replacement Assets received by Vrio Finco 1 or a Restricted Subsidiary shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

(b) Within 365 days after receipt of the Net Proceeds of any Asset Sale (such 365-day period (subject to extension as provided below), the “Reinvestment Period”), the Issuers or such Restricted Subsidiary may, at its option, apply the Net Proceeds from such Asset Sale:

(1) to permanently reduce Obligations under Secured Indebtedness of the Issuers or any Restricted Subsidiary, any other Pari Passu Indebtedness of the Issuers or Indebtedness of Restricted Subsidiaries that are not Guarantors (other than Indebtedness owed to the Issuers or a Restricted Subsidiary or any Subordinated Indebtedness) and, in each case, to correspondingly reduce commitments with respect thereto; provided that if the Issuers so reduce Obligations under any other Pari Passu Indebtedness (other than Pari Passu Indebtedness that is Secured Indebtedness), the Issuers shall make an offer, at the Issuers’ option, pursuant to Section 3.07 hereof or through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or in accordance with the procedures set forth below for an Asset Sale Offer to all Holders to purchase at least a pro rata portion of their Notes based on the outstanding principal amount of Notes and such unsecured Pari Passu Indebtedness to be repaid at 100.000% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid;

(2) to an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in Vrio Finco 1 or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary; (b) capital expenditures; or (c) acquisitions of other properties or assets, which, in the case of each of clauses (a), (b) and (c), are used or useful in a Similar Business;

(3) to an investment in (a) any one or more businesses engaged in a Similar Business; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in Vrio Finco 1 or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary; (b) properties used or useful in a Similar Business; or (c) other assets used or useful in a Similar Business, which, in the case of each of clauses (a), (b) and (c), replace the businesses, properties and assets that are the subject of such Asset Sale; or

(4) any combination of the foregoing;

provided that, in the case of clauses (2) and (3) above, a binding commitment to make such acquisitions or expenditures entered into prior to the end of the Reinvestment Period will be treated as a permitted application of the Net Proceeds from the date of such commitment so long as Vrio Finco 1 or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 455 days after consummation of the Asset Sale that generated the Net Proceeds (an “Acceptable Commitment”); and provided, further that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall at the later of the expiration of Reinvestment Period and such cancellation or termination constitute Excess Proceeds.

(c) Any Net Proceeds from an Asset Sale that are not invested or applied as provided above and within the Reinvestment Period shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50 million at any time (the “Excess Proceeds Threshold”), the Issuers shall make an offer to all Holders, and, if required by the terms thereof, to the holders of Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum principal amount of Notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.000% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 3.09 hereof. The Issuers shall commence an Asset Sale Offer with respect to Excess Proceeds within 30 Business Days after the date that the Excess Proceeds exceed the Excess Proceeds Threshold by delivery to DTC for communication to Holders the notice required pursuant to Section 3.09 hereof, with a copy to the Trustee.

(d) If the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds (“Declined Excess Proceeds”), Vrio Finco 1 may use the Declined Excess Proceeds for general corporate purposes and any other purpose not prohibited by this Indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered for tender exceeds the amount of Excess Proceeds, the Notes and such Pari Passu Indebtedness to be purchased shall be selected on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(e) Pending final application of any Net Proceeds pursuant to this Section 4.12, Vrio Finco 1 or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(f) The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the purchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof.

Section 4.13 Limitation on Transactions with Affiliates.

(a) The Parent Guarantors shall not permit the Issuers or any Restricted Subsidiary to make any payment to, or sell, lease, transfer or otherwise dispose of any of the properties or assets of the Issuers or any Restricted Subsidiary to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuers (each of the foregoing, an “Affiliate Transaction”) in any one or series of related transactions involving aggregate payments or consideration in excess of $10 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuers or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction by the Issuers or such Restricted Subsidiary with an unrelated Person (or, if there are no comparable transactions involving Persons who are not Affiliates of the Issuers or the relevant Restricted Subsidiary to apply for comparative purposes, is otherwise on terms that, taken as a whole, the Issuers have determined to be fair to the Issuers or the relevant Restricted Subsidiary); and

(2) the Issuers deliver to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50 million, in addition, a resolution adopted by the majority of the Board of Directors of Vrio Finco 1 (and a majority of the Independent Directors, if any) approving such Affiliate Transaction and certifying that such Affiliate Transaction complies with Section 4.13(a)(1) hereof.

(b) Section 4.13 hereof shall not apply to the following:

(1) transactions between or among the Issuers, the Parent Guarantors, or any Restricted Subsidiaries or any Subsidiary Guarantors or between or among Restricted Subsidiaries;

(2) (x) Restricted Payments permitted by Section 4.08 hereof and (y) Permitted Investments (other than Permitted Investments made pursuant to clause (4) of the definition of “Permitted Investments”);

(3) the payment of reasonable and customary fees, compensation, indemnities and other employment benefits (including severance, retirement, health, option, deferred compensation and other benefit plans) to or for the benefit of, former or current officers, directors, managers, employees, or consultants of the Issuers, Guarantors, or any Restricted Subsidiary;

(4) transactions in which the Issuers or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from a Nationally Recognized Independent Financial Advisor stating that such transaction is fair to the Issuers or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 4.13(a)(1) hereof;

(5) transactions pursuant to any agreement in effect as of the Issue Date, or any amendment thereto (so long as any such agreement, together with all amendments thereto, taken as a whole, is not more disadvantageous to the Issuers and the Restricted Subsidiaries as determined by the Issuers in any material respect than the agreement in effect as of the Issue Date) or any transactions contemplated thereby;

(6) the existence of, or the performance by the Issuers or any Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or limited liability company agreement (including any registration rights agreement or purchase agreement related thereto) to which it or any Guarantor is a party as of the Issue Date, or any transaction, agreement or arrangement described in the Offering Memorandum, and in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuers or any Restricted Subsidiary or any Guarantor of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (6) to the extent that the terms of any such agreement, together with all amendments thereto, taken as a whole, or new agreement are not more disadvantageous as determined by the Issuers to the Holders or the Issuers and the Restricted Subsidiaries and Guarantors in any material respect than the agreement in effect as of the Issue Date;

(7) any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Issuers or a Restricted Subsidiary or a Guarantor owns an Equity Interest in or otherwise controls such joint venture or similar entity; provided that no Affiliate of the Issuers or any of their Subsidiaries (other than one or more Restricted Subsidiaries) has a beneficial interest in such joint venture or similar entity;

(8) any arrangements pursuant to which the Issuers or any of the Restricted Subsidiaries or a Guarantor purchases programming from AT&T or any of its current or future Affiliates or successors in interest on terms and conditions consistent with such arrangements existing on the Issue Date and, taken as a whole in the case of each such arrangement, no less favorable to the Issuers and the Restricted Subsidiaries than those which AT&T or any such Affiliate obtains in comparable transaction with similarly situated customers that are not Affiliates;

(9) the issuance of Equity Interests (other than Disqualified Stock) of the Issuers to any Person;

(10) payments or loans (or cancellation of loans) to employees or consultants of the Parent Guarantors, the Issuers, any other direct or indirect parent company of the Issuers or any Restricted Subsidiary which are approved by an Authorized Officer of the Issuers in good faith;

(11) any contribution of capital to the Parent Guarantors or the Issuers;

(12) transactions permitted by, and complying with, the provisions of Section 5.01 hereof;

(13) transactions with customers, clients, suppliers, purchasers, sellers, licensors or licensees of goods or services, licenses or sublicenses of intellectual property or lease or sublease of assets, in each case, in the ordinary course of business and on terms that are not materially less favorable to the Issuers and the Restricted Subsidiaries than could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Issuer;

(14) the issuance of securities or other payments, awards or grants in cash, securities or otherwise, pursuant to or for the purpose of the funding of, entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program agreement or arrangement, related trust or other similar agreement and other compensation arrangements, restricted stock plans, long term incentive plan, stock options, stock ownership plans, stock appreciation rights plans, participation plans or similar employee benefits or consultant’s plans (including valuation, health insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) and/or indemnities provided on behalf of officers, employees, directors or consultants approved by the Boards of Directors of the Issuers;

(15) transactions with Affiliates in their capacity as holders of Indebtedness or Capital Stock of the Issuers or any Restricted Subsidiary, so long as such Affiliates are treated no more favorably than holders of such Indebtedness or Capital Stock generally;

(16) the Restructuring Transactions and the Parent IPO, and the payment of all fees and expenses related to the Restructuring Transactions and the Parent IPO;

(17) payments by the Issuers (and any direct or indirect parent company of the Issuers) and their Subsidiaries pursuant to tax sharing agreements among the Issuers (and any direct or indirect parent company of the Issuers) and their Subsidiaries;

(18) pledges and other transfers of Equity Interests in Unrestricted Subsidiaries;

(19) investments by the Parent Guarantors in securities of the Issuers or any Restricted Subsidiary; and

(20) transactions with Galaxy Entertainment de Venezuela C.A., Servicios Galaxy Sat III R, C.A. and Galaxy Latin America Venezuela S.R.L., in the ordinary course of business and in a manner consistent with past practice.

Section 4.14 Limitation on Liens.

(a) The Parent Guarantors shall not permit the Issuers or any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien (except Permitted Liens) that secures any obligations under any Indebtedness of the Issuers or a Restricted Subsidiary against or on any asset or property now owned or hereafter acquired by the Issuers or any such Restricted Subsidiary (including Capital Stock of its Subsidiaries), or any income or profits therefrom, or assign or convey any right to receive income therefrom (the “Initial Lien”), unless:

(1) in the case of Liens securing Indebtedness that is Subordinated Indebtedness, the Notes or the Guarantee of such Restricted Subsidiary, if any, are secured by a Lien on such property or assets that is senior in priority to such Liens until such time as the Subordinated Indebtedness is no longer secured by such Lien; and

(2) in all other cases, the Notes or the Guarantee of such Restricted Subsidiary, if any, are equally and ratably secured until such time as such obligations are no longer secured by such Lien;

provided that any Lien which is granted to secure the Notes under this Section 4.14 shall be discharged at the same time as the discharge of the Lien (or the Indebtedness secured by such Lien) that gave rise to the obligation to so secure the Notes. Any such Lien thereby created to secure the Notes shall be deemed automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Issuers of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Issuers or any Restricted Subsidiary of the Issuers in, or all or substantially all the assets of, any Restricted Subsidiary of the Issuers creating such Initial Lien, in each case, in accordance with the provisions of this Indenture.

(b) For purposes of determining compliance with this Section 4.14, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (B) if a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens,” the Issuers shall, in their sole discretion, classify or reclassify, or later divide, classify or reclassify (which may be based on circumstances existing at such later time as if incurred at such time), such Lien securing such item of

Indebtedness (or any portion thereof) in any manner that complies with this Section 4.14 and shall be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” (or any portion thereof) and in such event, such Lien securing such item of Indebtedness shall be treated as being incurred or existing pursuant to only one of such clauses (or any portion thereof) or pursuant to Section 4.14(a) hereof.

(c) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

Section 4.15 Limitation on Activities of the Parent Guarantors.

Neither Parent Guarantor shall conduct, transfer or otherwise engage in any material business or operations; provided that the following and any activities incidental thereto shall be permitted:

(a) its ownership of the Equity Interests in the Issuers and their direct or indirect parents as applicable, including payment of dividends and other amounts in respect of such Equity Interests;

(b) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance);

(c) the performance of its obligations with respect to the Brazilian Credit Facility, this Indenture and other agreements contemplated thereby and any other refinancing Indebtedness or other Indebtedness of Vrio Corp., the Issuers and their Subsidiaries;

(d) the issuance of equity securities (including Disqualified Stock and preferred stock), payment of dividends, making contributions to the capital of the equity owners of the Issuers and guaranteeing the obligations of the Issuers and their direct or indirect parents as applicable, and the Restricted Subsidiaries to the extent otherwise permitted under this Agreement;

(e) participating in tax, accounting and other administrative matters (x) as a member of the equity owners of the Issuers, (y) as a member of any unitary, combined or similar group including Vrio Corp. and the equity owners of the Issuers, or (z) with respect to its own business and activities;

(f) holding any cash or property (but not operating any property) received in connection with permitted Restricted Payments pending application of the proceeds thereof; and

(g) providing indemnification to officers and directors.

Section 4.16 Future Pledged Shares.

The Parent Guarantors and the Issuers shall cause the Capital Stock of each newly created or acquired Restricted Subsidiary by the Issuer or any Restricted Subsidiary that occurs prior to the occurrence of the Spin-off to be pledged in favor of the Collateral Agent, for the benefit of the holders of the Notes, pursuant to a joinder or other addendum or amendment to a Pledge Agreement and in accordance with the terms thereof or a new pledge agreement in substantially the form of a Pledge Agreement; provided that in no event will the foregoing be required to the extent the pledge of such pledged shares could reasonably be expected to result in adverse tax consequences to the Parent Guarantors, the Issuers or any Restricted Subsidiary (including any pledge (i) of more than 65% of the Voting Stock of the relevant newly created or acquired Restricted Subsidiary held by the pledgor if the Restricted Subsidiary is (a) a CFC or (b) a CFC Holdco or (ii) of shares treated for U.S. federal income tax purposes as held by a CFC).

Section 4.17 Maintenance of Existence.

Subject to Article 5, the Issuers shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) their corporate existence, and the corporate, partnership or other existence of each of the Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuers or any such Restricted Subsidiary; and

(2) the rights (charter and statutory), licenses and franchises of the Issuers and the Restricted Subsidiaries; provided, however, that the Issuers shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of the Restricted Subsidiaries, if the Issuers shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Issuers and the Restricted Subsidiaries, taken as a whole.

Section 4.18 Offer To Repurchase upon Change of Control.

(a) If a Change of Control that results in a Ratings Decline (a “Change of Control Event”) occurs, the Issuers shall, subject to the following sentence, make an offer to purchase all of the Notes pursuant to an offer on the terms described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.000% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date. If there is a Change of Control Event after the Issue Date, the Issuers may, in their sole discretion, prior to or concurrently with the time the Issuers are required to make a Change of Control Offer, deliver electronically or by mail a redemption notice with respect to all the outstanding Notes pursuant to Section 3.07 hereof, in which case the Issuers shall not be required to make a Change of Control Offer as set forth above;

provided that to the extent any transmitted redemption notice includes a condition that is not satisfied or waived and the redemption referenced therein does not occur, the Issuers shall make a Change of Control Offer to the extent a Change of Control Event occurs thereafter.

(b) Within 30 days following any Change of Control Event, the Issuers shall provide notice of such Change of Control Offer to the Holders by delivery of the notice to the Depositary for communication to Holders, with a copy to the Trustee, with the following information:

(1) that a Change of Control Offer is being made pursuant to Section 4.18 hereof, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

(2) the circumstances and relevant facts regarding the Change of Control Event;

(3) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered to the Depositary for communication to Holders (the “Change of Control Payment Date”);

(4) any Notes not properly tendered will remain outstanding and continue to accrue interest;

(5) unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(6) Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(7) Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the Change of Control Payment Date, a facsimile or other electronic transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing such Holder’s tendered Notes and such Holder’s election to have such Notes purchased;

(8) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $200,000 or an integral multiple of $1,000 in excess thereof; and

(9) if such notice is delivered prior to the occurrence of a Change of Control Event, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control Event, describing any conditions to such Change of Control Event and, if applicable, stating that, in the Issuers’ discretion, the Change of Control Payment Date may be delayed until such time as the Change of Control Event occurs, or that such redemption may not occur and such notice may be rescinded if the Issuers determine that such condition will not be satisfied by the Change of Control Payment Date or by the Change of Control Payment Date as so delayed.

(c) The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the purchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof.

(d) On the Change of Control Payment Date, the Issuers shall, to the extent permitted by law,

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate of the Issuers stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

(e) The Paying Agent shall promptly distribute through the facilities of the Depositary to each Holder of Notes that were properly tendered and not withdrawn the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail or distribute through the facilities of the Depositary, to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $200,000 or an integral multiple of $1,000 in excess thereof.

(f) A Change of Control Offer may be made in advance of a Change of Control Event, and conditioned upon such Change of Control Event occurring.

(g) If Holders of not less than 90% of the principal amount of the outstanding Notes of a series accept a Change of Control Offer and the Issuers purchase all of the Notes held by such Holders, the Issuers will have the right, on not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer, to redeem all of the Notes of that series that remain outstanding following such purchase at the purchase price specified in the Change of Control Offer plus, to the extent not included in the purchase price specified in the Change of Control Offer, accrued and unpaid interest thereon, to the date of purchase to, but excluding, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest on the relevant Interest Payment Date).

(h) Notwithstanding anything to the contrary in this Section 4.18, the Issuers shall not be required to make a Change of Control Offer if a third party makes such Change of Control Offer contemporaneously with or upon a Change of Control Event in the manner, at the times and otherwise in compliance with the requirements of this Indenture and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(i) If and for so long as the Notes are listed on the Official List of the Irish Stock Exchange and admitted to trading on the Global Exchange Market of the Irish Stock Exchange and the rules of the Irish Stock Exchange so require, the Issuers shall publish notices relating to a Change of Control Offer on the website of the Irish Stock Exchange, www.ise.ie, or by any other means considered equivalent by the Irish Stock Exchange.

Section 4.19 Future Guarantors.

(a) The Parent Guarantors and the Issuers shall cause each Restricted Subsidiary, including any Restricted Subsidiary that is created or acquired by the Issuers or one or more Restricted Subsidiaries (other than any such created or acquired Restricted Subsidiary that is a CFC or a Guarantee by which would be treated as a guarantee by a CFC for purposes of Section 956 of the Code (each, an “Excepted Future Guarantor”)), except, until the date of the Spin-off, for the Subsidiaries listed below, that (i) incurs, guarantees or otherwise becomes an obligor of any Indebtedness for borrowed money in excess of $5,000,000 and/or (ii) is or becomes, at any time after the Issue Date, a Significant Subsidiary, within 30 days following the effectiveness thereof, to:

(1) execute and deliver a supplemental indenture providing for a Guarantee of the Notes by such Restricted Subsidiary (and, in the case of a guarantee of Indebtedness of the Issuers or any Restricted Subsidiary, that by its express terms is subordinated in right of payment to the Notes or, in the case of a Guarantor, such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary, with respect to such Indebtedness will be subordinated in right of payment to the Notes or such Guarantor’s Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee); and

(2) deliver to the Trustee an Opinion of Counsel to the effect that such supplemental indenture (including the Guarantee set forth therein):

(A) has been duly authorized, executed and delivered; and

(B) constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; and

(3) deliver to the Trustee a letter signed by the Process Agent reflecting the appointment by such Subsidiary of the Process Agent in accordance with Section 13.06(d) hereof or written notice from the Issuers designating the appointment of such Process Agent.

(b) Concurrently with the Spin-off, the Parent Guarantors and the Issuers shall cause each of the Subsidiaries listed in Section 4.19(c) hereof and any Excepted Future Guarantor, to the extent such Subsidiary has not previously become a Subsidiary Guarantor pursuant to Section 4.19(f) hereof, to:

(1) execute and deliver a supplemental indenture providing for a Guarantee of the Notes by such Subsidiary;

(2) (i) in the case of any such Subsidiary organized under the laws of Chile, Colombia or Peru, execute and deliver a local law guarantee in the form of a fianza before a notary public; and (ii) in the case of any such Subsidiary organized under the laws of Brazil, execute and deliver a local law guarantee in the form of a fiança or a carta de fiança;

(3) deliver to the Trustee an Opinion of Counsel to the effect that such supplemental indenture (including the Guarantee set forth therein):

(A) has been duly authorized, executed and delivered; and

(B) constitutes a valid, binding and enforceable obligation of such Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; and

(4) deliver to the Trustee a letter signed by the Process Agent reflecting the appointment by such Subsidiary of the Process Agent in accordance with Section 13.06(d) hereof or written notice from the Issuers designating the appointment of such Process Agent.

provided, however, that such Subsidiaries shall not be required to provide a Guarantee if a change in Applicable Law since the Issue Date of the Notes would prohibit such Subsidiary from guaranteeing the Notes or if, prior to the date of the Spin-off such Subsidiary has been merged, liquidated or otherwise disposed of in a manner permitted under this Indenture.

(c) The Subsidiaries that shall become Subsidiary Guarantors immediately following the Spin-off are: DS Technology, LLC; GLA Brasil Ltda.; SKY Serviços de Banda Larga Ltda.; Partel Participações Ltda.; ACOM Comunicações Ltda.; ACOM TV Ltda.; Bahiasat Comunicações Ltda.; MMDS Bahia, Ltda.; Surfin, LLC; Alpha Tel Holdings Ltd.; Alpha Tel S.A.; DIRECTV Argentina S.A.; DIRECTV Perú S.R.L.; DIRECTV Caribe Ltd.; Telecenter Panamerica, Ltda.; White Holding B.V.; and DTVLA Holdings, S.L.

(d) The Obligations of each Guarantor under its Guarantee shall be limited as necessary to recognize certain defenses generally available to Guarantors or other considerations under Applicable Law of the jurisdiction of the Guarantors (including for financial assistance, general statutory limitations, corporate benefits, fraudulent preference, “thin capitalization” and “capital maintenance” rules).

(e) In addition, if, at any time after the Spin-off, the Guarantors would represent less than 80% of Consolidated Adjusted EBITDA or 80% of Total Assets, the Issuers shall, to the extent not prohibited or limited by Applicable Law or contractual obligations not entered into in contemplation of the issuance of the Notes or this provision, cause one or more of the Restricted Subsidiaries who are not Guarantors to become Guarantors in accordance with the terms set forth in the Section 4.19(b) hereof such that the Guarantors represent at least 80% of Consolidated Adjusted EBITDA and at least 80% of Total Assets.

(f) The Issuers may elect, in their sole discretion, to cause any Subsidiary that is not otherwise required to be a Subsidiary Guarantor to become a Subsidiary Guarantor.

Section 4.20 Additional Amounts.

(a) All payments by the Issuers or a Guarantor in respect of the Notes or the Guarantees shall be made free and clear of and without any withholding or deduction for or on account of any present or future taxes, imposts, assessments, duties or other governmental charges of whatever nature, including any penalties and interest relating thereto (“Taxes”), unless the withholding or deduction of such Taxes is required by law or the official interpretation thereof, or by the administration thereof. If the Issuers or a Guarantor is required to withhold or deduct any Taxes imposed or levied by or on behalf of a Taxing Jurisdiction from or in respect of any sum payable under the Notes or the Guarantees (including, without limitation, payments of principal, redemption price, repurchase price, interest or premium), the Issuers or such Guarantor, as the case may be, shall (a) pay such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts receivable by Holders of any Notes after such withholding or deduction equals the respective amounts that would have been receivable by such Holders in the absence of such withholding or deduction, (b) make such withholding or deduction, and (c) pay the full amount withheld or deducted to the relevant tax or other authority in accordance with Applicable Law, except that no such Additional Amounts will be payable in respect of:

(1) any Taxes that are imposed or withheld by reason of the Holder or beneficial owner of the Notes having some present or former connection with the applicable Taxing Jurisdiction (including but not limited to citizenship, nationality, residence, domicile, or existence of a business, permanent establishment, a dependent agent, a place of business or a place of management present or deemed present in the Taxing Jurisdiction), other than the mere acquisition, holding, enforcement or receipt of payment in respect of the Notes or any Guarantee;

(2) any Taxes that are imposed or withheld as a result of the failure of the Holder or beneficial owner of the Notes to comply with any certification, identification or other reporting requirement concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with the Taxing Jurisdiction if (A) compliance is required by Applicable Law as a precondition to exemption from all or part of the Taxes, (B) the Holder or beneficial owner is able to comply with these requirements without undue hardship, and (C) the Issuers or such Guarantor, as the case may be, has given the Holders or beneficial owners at least 30 days prior notice that they will be required to comply with such requirement;

(3) any Notes presented for payment (where Notes are in the form of definitive registered Notes and presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Notes been presented on the last day of such 30-day period);

(4) any estate, inheritance, gift, sales, excise, transfer, personal property or similar Taxes;

(5) any Taxes imposed other than by deduction or withholding from payments under, or with respect to, the Notes or any Guarantee; or

(6) any combination of items (1) through (5) above.

(b) Any amounts to be paid on the Notes shall be paid net of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and no additional amounts will be required to be paid on account of any such deduction or withholding.

(c) Furthermore, no Additional Amounts will be paid to a Holder that is a fiduciary or a partnership or not the sole beneficial owner of such payment to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to receive the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder.

(d) One of the Issuers or a Guarantor, as the case may be, shall provide the Trustee with the official acknowledgment of the relevant Taxing Jurisdiction (or, if such acknowledgment is not available, other reasonable documentation) evidencing any payment of any Taxes in respect of which the Issuers or such Guarantor, as the case may be, has paid any Additional Amounts. Copies of such documentation will be made available to the Holders and beneficial owners of the Notes upon request therefor.

(e) One of the Issuers or a Guarantor, as the case may be, shall also pay any present or future stamp, issue, registration, court or documentary Taxes or any excise or property Taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, registration, enforcement or the making of payments in respect of this Indenture, the Notes and the Guarantees, excluding any such Taxes, charges or similar levies imposed by any jurisdiction outside of a Taxing Jurisdiction other than those resulting from, or required to be paid in connection with, the enforcement of the Notes and the Guarantees following the occurrence of any Default or Event of Default.

(f) Whenever in this Indenture or the Notes there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or the Guarantees (as the case may be), such mention will be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Section 4.21 Maintenance of Listing.

The Issuers shall use their reasonable best efforts to have the Notes admitted to the Official List of the Irish Stock Exchange and admitted to trading on the Global Exchange Market of the Irish Stock Exchange promptly after the Issue Date, and will maintain such listing as long as the Notes are outstanding; provided, however, that if the Issuers can no longer maintain such listing, or it becomes unduly burdensome to maintain such listing (for the avoidance of doubt, preparation of financial statements in accordance with any accounting standard other than GAAP and any other standard pursuant to which Vrio Corp. then prepares its financial statements shall be deemed to be unduly burdensome), the Issuers may cease to maintain such listing on the Irish Stock Exchange; provided that the Issuers shall use their reasonable best efforts to obtain and maintain the listing of the Notes on another stock exchange prior to their delisting from the Irish Stock Exchange.

Section 4.22 Further Assurances.

The Parent Guarantors and the Issuers shall cause the Issuers and each Restricted Subsidiary to, at its sole cost and expense, (a) execute and deliver all such agreements and instruments as the Collateral Agent shall reasonably request to more fully or accurately describe the Pledged Shares or the Obligations intended to be secured by the Pledge Agreements and (b) file any such notice filings or other agreements or instruments as may be reasonably necessary under Applicable Law to perfect (and maintain the perfection and priority) the Liens created by the Pledge Agreements, subject to Permitted Liens in each case subject to the terms of the Pledge Agreements. Notwithstanding the foregoing, neither the Trustee nor the Collateral Agent shall have any responsibility for the validity, perfection, priority, continuation or enforceability of any Lien or security interest on the Pledged Shares and shall have no obligation to take any action to procure or maintain such validity, perfection, priority, continuation or enforceability.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger and Consolidation.

(a) Vrio Finco 1 may not consolidate or merge with or into or wind up into (whether or not Vrio Finco 1 is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) Vrio Finco 1 is the surviving or continuing Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Vrio Finco 1) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia (such Person, as the case may be, being herein called the “Successor Issuer”);

(2) the Successor Issuer, if other than Vrio Finco 1, expressly assumes all the Obligations of Vrio Finco 1 under this Indenture and the Notes pursuant to a supplemental indenture and other customary documents;

(3) immediately after such transaction no Default or Event of Default exists;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable Test Period, (a) the Successor Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio test set forth in Section 4.11(a) hereof or (b) the Consolidated Net Leverage Ratio for the Successor Issuer and the Restricted Subsidiaries would be less than or equal to the Consolidated Net Leverage Ratio for the Issuers and the Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transaction(s) described above, in which case Section 5.01(b) hereof will apply, or unless any such Guarantor has ceased as part of such transaction to be a Guarantor in compliance with the applicable provisions of this Indenture, has by supplemental indenture confirmed that its Guarantee will apply to such Person’s Obligations under this Indenture and the Notes; and

(6) Vrio Finco 1 has delivered to the Trustee an Officers’ Certificate of Vrio Finco 1 and an Opinion of Counsel, each stating that such consolidation, merger or transfer and the supplemental indenture and other documents referred to in clause (2) above comply with this Indenture.

Section 5.01(a)(3) hereof shall not apply to any consolidation or merger with or into, or wind-up or sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets to, an Affiliate if, in the good faith determination of the Board of Directors of Vrio Finco 1 the sole purpose of the transaction is to reincorporate Vrio Finco 1 in another jurisdiction referred to in Section 5.01(a)(1) hereof.

Notwithstanding the foregoing, any Restricted Subsidiary may consolidate, amalgamate with, merge into, or transfer all or part of its properties and assets, to the Issuer or any other Restricted Subsidiary; provided if such Restricted Subsidiary is a Guarantor the surviving person or transferee shall Guarantee the Notes.

Notwithstanding the foregoing, any Restricted Subsidiary may liquidate or dissolve if the Issuers or the Parent Guarantors, on behalf of the Issuers, determine in good faith that such liquidation or dissolution is in the best interests of the Issuers and is not materially disadvantageous to the Holders.

(b) In addition, the Parent Guarantors shall not and shall not permit, subject to the limitations of Section 11.04(a)(1) hereof, any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1) (A)(x) such Subsidiary Guarantor is the surviving or continuing Person or (y) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, company, limited liability company or partnership organized or existing under the laws of any member state of the European Union, the United States, any state thereof or the District of Columbia, Argentina, Bolivia, Brazil, Cayman Islands, Chile, Colombia, Ecuador, Paraguay, Peru, St. Lucia or Uruguay (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(B) the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the Obligations of such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s Guarantee, pursuant to a supplemental indenture and other customary documents;

(C) immediately after consummation of such transaction no Default or Event of Default exists; and

(D) Vrio Finco 1 has delivered to the Trustee an Officers’ Certificate of Vrio Finco 1 and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture and other documents referred to in clause (B) above comply with this Indenture; or

(2) the transaction is made in compliance with Section 4.12 hereof.

Upon compliance with the foregoing, the Successor Person will succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture, the Notes and such Subsidiary Guarantor’s Guarantee.

Section 5.1(b)(1)(C) hereof will not apply to any consolidation or merger with or into, or wind-up or sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of properties or assets to, an Affiliate if, in the good faith determination of the Board of Directors of Vrio Finco 1, the sole purpose of the transaction is to reincorporate a Subsidiary Guarantor in a jurisdiction referred to in Section 5.01(b)(1)(A) hereof. For the avoidance of doubt, Section 5.01(b) hereof will not apply to subsidiary whose Guarantee has been previously released in accordance with Section 11.04 hereof.

(c) Vrio Finco 2 may not consolidate or merge with or into or wind up into (whether or not Vrio Finco 2 is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) concurrently therewith, a Wholly-Owned Subsidiary of Vrio Corp. that is a Restricted Subsidiary and a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia expressly assumes all the obligations of Vrio Finco 2 under this Indenture and the Notes pursuant to a supplemental indenture and other customary documents; or

(2) after giving effect thereto, at least one obligor on the Notes shall be a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) Vrio Finco 2 has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and the supplemental indenture and other documents referred to in clause (1) comply with this Indenture.

Notwithstanding the foregoing, any Subsidiary Guarantor may merge into or transfer all or part of its properties and assets to another Subsidiary Guarantor or Vrio Finco 1 without compliance with the provisions of this Section 5.01.

Section 5.02 Successor Issuer Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of Vrio Finco 1 in a transaction that is subject to, and that complies with the provisions of, Section 5.01(a) hereof, the successor corporation formed by such consolidation or into or with which Vrio Finco 1 is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Vrio Finco 1” shall refer instead to the Successor Issuer), and may exercise every right and power of Vrio Finco 1, as the case may be, under this Indenture with the same effect as if such successor Person had been named as Vrio Finco 1 herein. Upon the Successor Issuer succeeding and being substituted for the predecessor Person, the predecessor Person shall be automatically relieved of all of its obligations under this Indenture, the Notes and the other documentation relating thereto.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following events constitutes an “Event of Default” under this Indenture:

(a) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes issued under this Indenture;

(b) default for 30 days or more in the payment when due of interest or Additional Amounts on or with respect to the Notes issued under this Indenture;

(c) failure by the Issuers to comply with their obligations under Section 5.01 hereof;

(d) failure by the Issuers or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding and issued under this Indenture to comply with any of its obligations, covenants or other agreements (other than a Default referred to in the foregoing clauses (a), (b) and (c) or the following clause (e)) contained in this Indenture or the Notes;

(e) failure to perform or comply with Section 4.04 hereof and continuance of such failure to perform or comply for a period of 90 days after written notice thereof given by the Trustee or the Holders of not less than 25% in aggregate in principal amount of the Notes then outstanding and issued under this Indenture;

(f) Default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness or borrowed money by the Issuers or any Restricted Subsidiary or the payment of which is guaranteed by the Issuers or any Restricted Subsidiary, other than Indebtedness owed to the Issuers or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if:

(1) such Default either:

(A) results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods); or

(B) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its Stated Maturity; and

(2) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in Default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $100 million or more at any one time outstanding;

(g) the Guarantees of the Parent Guarantors or of any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements for a fiscal period end provided as required by Section 4.04 hereof) would constitute a Significant Subsidiary) for any reason ceases to be in full force and effect or is declared null and void or any responsible officer of the Parent Guarantors or of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that, taken together (determined as of the most recent consolidated financial statements for a fiscal period end provided as required by Section 4.04 hereof), as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the related Indenture or the release of any such Guarantee in accordance with this Indenture;

(h) any Pledge Agreement pledging a portion of the Pledged Shares, which represent the interests (directly or indirectly) of one or more Significant Subsidiaries, at any time for any reason ceases to be in full force and effect in all material respects, or ceases to give the Collateral Agent, for the benefit of the Holders, the Liens, rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the holders of Permitted Liens;

(i) the entry against a Parent Guarantor, an Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements for a fiscal period end provided as required under Section 4.04 hereof) would constitute a Significant Subsidiary), of a final non-appealable judgment(s) by court(s) of competent jurisdiction for the payment of money in an aggregate amount in excess of $100 million (net of amounts covered by (x) insurance for which the insurer thereof has been notified of such claim and has not been denied or (y) valid third party indemnifications for which the indemnifying party thereof has been notified of such claim and has not challenged such indemnification), by a court or courts of competent jurisdiction, which judgment(s) remain undischarged, unpaid or unstayed for a period of 60 consecutive days;

(j) (x) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future bankruptcy, insolvency or similar law or appointing a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities and reorganization or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against a Parent Guarantor, an Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements for a fiscal period end provided as required under Section 4.04 hereof) would constitute a Significant Subsidiary) and such decree or order shall have remained in full force undischarged or unstayed for a period of 60 days; or (y) a Parent Guarantor, an Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements for a fiscal period end provided as required under Section 4.04 hereof) would constitute a Significant Subsidiary) shall voluntarily file a petition for bankruptcy, reorganization, assignment for the benefit of creditors or similar proceeding or consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities, or similar proceedings of, or relating to, a Parent Guarantor, an Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements for a fiscal period end provided as required under Section 4.04 hereof) would constitute a Significant Subsidiary); or

(k) (x) at any time Vrio Corp. ceases to directly or indirectly own 100% of the Voting Stock of the Issuers or (y) failure by the Parent Guarantors to comply with Section 4.19(b) hereof immediately following the Spin-off.

Section 6.02 Acceleration.

(a) If any Event of Default (other than of a type specified in Section 6.01(j) hereof) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes issued under this Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes issued under this Indenture to be due and payable immediately; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in this Indenture; provided such rescission would not conflict with any judgment of a court of competent jurisdiction.

(b) Upon the effectiveness of such declaration, such principal and interest shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under Section 6.01(j) hereof, all outstanding Notes shall become due and payable without further action or notice. The Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

(c) Holders of a majority in aggregate principal amount of the then outstanding Notes issued thereunder by notice to the Trustee may on behalf of the Holders of all of such Notes waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such note held by a non-consenting Holder.

(d) In the event of any Event of Default specified in Section 6.01(f) hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders if:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2) the requisite holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured, waived or is no longer continuing.

Section 6.03 Other Remedies.

(a) If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal and premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b) Subject to the provisions of this Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity and/or security satisfactory to the Trustee (including by way of prefunding) against any loss, liability or expense.

(c) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of or holder of a beneficial interest in Notes in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Defaults.

The Holders of a majority in principal amount the then outstanding Notes may waive all past defaults (except with respect to the nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (a) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, other than the nonpayment of principal, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Section 6.05 Control by Majority.

Upon the provision by the Holders of security and indemnity satisfactory to the Trustee against any loss, liability or expense that might be associated therewith, the Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee, including the direction of the Collateral Agent. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

Section 6.06 Limitation on Suits.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to this Indenture, the Notes or the Guarantees unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of or holder of a beneficial interest in Notes to receive payment of principal and premium, if any, and interest on such Notes, on or after the respective due dates expressed in such Notes (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder or holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as Trustee of an express trust against the Issuers for the whole amount of principal of and premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and if the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: pro rata, to the payment of the costs, fees, indemnities and expenses incurred by the Collateral Agent and the Trustee in connection with the enforcement of this Indenture and any Pledged Shares;

Second: pro rata, to the Trustee in respect of fees, expenses and indemnities of the Trustee and to the Collateral Agent in respect of fees, expenses and indemnities of the Collateral Agent, in each case to the extent not paid in the First priority;

Third: to Holders of Notes for amounts due and unpaid on the Notes for principal and premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and premium, if any, and interest, respectively; and

Fourth: to the Issuers or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of Notes pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

Section 6.12 Limited Condition Acquisition; Measuring Compliance.

With respect to any (x) Investment or acquisition, in each case, for which a Parent Guarantor, the Issuers or any Subsidiary of the Issuers may not terminate its obligations due to a lack of financing for such Investment or acquisition (whether by merger, consolidation or other business combination or the acquisition of Capital Stock or otherwise) as applicable and (y) repayment, repurchase or refinancing of Indebtedness with respect to which an irrevocable notice of repayment (or similar irrevocable notice) has been delivered, in each case for purposes of determining:

(1) whether any Indebtedness (including Acquired Indebtedness) that is being incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness is permitted to be incurred in compliance with Section 4.11 hereof;

(2) whether any Lien being incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness or to secure any such Indebtedness is permitted to be incurred in accordance with Section 4.14 hereof or the definition of “Permitted Liens”;

(3) whether any other transaction undertaken or proposed to be undertaken in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness complies with the covenants or agreements contained in this Indenture or the Notes; and

(4) any calculation of Consolidated Net Tangible Assets, Consolidated Adjusted EBITDA, Consolidated Interest Expense, Consolidated Net Leverage Ratio or Consolidated Net Income, and whether a Default or Event of Default exists in connection with the foregoing;

the Issuers or the Subsidiary, as the case may be, may use the date that the definitive agreement for such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness is entered into (the “Transaction Agreement Date”) as the applicable date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the applicable provision or definition.

For the avoidance of doubt, if a Parent Guarantor, the Issuers or a Subsidiary, as the case may be, elects to use the Transaction Agreement Date as the applicable date of determination in accordance with the foregoing, (a) any fluctuation or change in Consolidated Net Tangible Assets, Consolidated Adjusted EBITDA, Consolidated Interest Expense, Consolidated Net Leverage Ratio or Consolidated Net Income of the Issuers, the target business, or assets to be acquired subsequent to the Transaction Agreement Date and prior to the consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, will not be taken into account for purposes of determining whether any Indebtedness or Lien that is being incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness is permitted to be incurred or in connection with compliance by the Issuers or any of the Restricted Subsidiaries with any other provision of this Indenture or the Notes or any other transaction undertaken in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness and (b) until such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness is consummated or such definitive agreements are terminated, such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness and all transactions proposed to be undertaken in connection therewith (including the incurrence of Indebtedness and Liens) will be given pro forma effect when determining compliance of other transactions (including the incurrence of Indebtedness and Liens unrelated to such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness) that are consummated after the Transaction Agreement Date and on or prior to the consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness and any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) will be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture after the date of such agreement and before the consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness. Compliance with any requirement relating to absence of Default or Event of Default may be determined as of the Transaction Agreement Date and not as of any later date as would otherwise be required under this Indenture.

If an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken on the same date that any other item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) is incurred or issued, any other Lien is incurred or other transaction is undertaken, then the Consolidated Net Tangible Assets, Consolidated Net Leverage Ratio, Consolidated Net Income, Consolidated Interest Expense and Consolidated Adjusted EBITDA will be calculated with respect to such incurrence, issuance or other transaction without regard to any other incurrence, issuance or transaction. Each item of Indebtedness, Disqualified Stock or preferred stock that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Consolidated Net Tangible Assets, Consolidated Net Leverage Ratio, Consolidated Net Income, Consolidated Interest Expense or Consolidated Adjusted EBITDA.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs in a similar situation.

(b) Except during the continuance of an Event of Default:

(1) the Trustee need perform only those duties as are specifically set forth in this Indenture and no others and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of certificates or opinions specifically required by any provision herein to be furnished to it, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1) this clause (c) does not limit the effect of Sections 7.01(b) and (e) hereof;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with this Indenture or a directions received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any personal financial liability in the performance of any of its duties or in the exercise of its rights or powers. The Trustee shall be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders of Notes unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely and shall be fully protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties or with respect to any action it takes or omits to take in good faith in accordance with a direction received by it from Holders holding a sufficient percentage of Notes to give such direction as permitted by this Indenture.

(b) The Trustee need not investigate any fact or matter stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, note or other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(c) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both, at the Issuers’ expense. The Trustee shall not be liable for any action it takes, suffers or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and any advice or opinion of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(d) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Trustee shall not be responsible for any act or omissions on the part of any agent or attorney appointed with due care by it hereunder.

(e) The Trustee shall not be liable for any action it takes, suffers or omits to take in good faith that it believes to be authorized or within the discretion, the rights or powers conferred upon it by this Indenture.

(f) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by an Officer of the Issuers.

(g) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has received written notice of any Default or Event of Default at the Corporate Trust Office, and such notice references the Notes and this Indenture.

(i) The delivery of reports, information and documents to the Trustee under this Indenture for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(j) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(k) The Trustee may request that the Issuers deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(l) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts or war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services (it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to avoid and mitigate the effects of such occurrences and to resume performance as soon as practicable under the circumstances).

(m) The right of the Trustee to perform any discretionary act enumerated in this Indenture shall not be construed as a duty, and the Trustee shall not be answerable for other than its gross negligence or willful misconduct in the performance of such act.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

The Trustee shall not have any responsibility for the validity, perfection, priority, continuation or enforceability of any Lien or security interest and shall have no obligations to take any action to procure or maintain the validity, perfection, priority, continuation or enforceability of any of the Pledged Shares or any agreement or assignment contained therein, for the validity of the title of any pledgor to the Pledged Shares, for insuring the Pledged Shares or for the payment of taxes, charges, assessments or Liens upon the Pledged Shares or otherwise as to the maintenance of the Pledged Shares.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and a Responsible Officer of the Trustee has received written notice thereof in accordance with Section 7.02(h) hereof, the Trustee shall mail (or otherwise deliver in accordance with the Applicable Procedures) to each Holder notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interests of the Holders.

Section 7.06 Compensation and Indemnity.

(a) The Issuers and/or the Guarantors shall pay to the Trustee from time to time compensation agreed upon between the Issuers and the Trustee for the Trustee’s acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers and/or the Guarantors shall reimburse the Trustee promptly upon request for all reasonable and out-of-pocket documented disbursements, advances and expenses incurred or made by it in addition to the compensation for its services, except those resulting from its own gross negligence or willful misconduct. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Issuers and the Guarantors shall, jointly and severally, indemnify each of the Trustee or any predecessor trustee and their officers, agents, directors and employees for, and to hold them harmless against, any and all loss, damage, claims, liability or expense, including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuers and the Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Issuers, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct. The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers shall not relieve the Issuers or any of the Guarantors of their obligations hereunder. At the request of the Trustee and upon consent by the Issuers (which consent shall not be unreasonably withheld), the Issuers or such Guarantor shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Issuers shall pay the reasonable fees and expenses of one counsel in each relevant jurisdiction; provided that the Issuers shall pay reasonable fees and expenses of one additional counsel in each jurisdiction at the request of the Trustee if reasonably required to properly defend the claim of the Trustee. Neither the Issuers nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(c) The obligations of the Issuers and the Guarantors under this Section 7.06 shall survive the satisfaction and discharge of this Indenture, the termination for any reason of this Indenture and the resignation or removal of the Trustee.

(d) To secure the Issuers’ and the Guarantors’ payment obligations in this Section 7.06, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the resignation and removal of the Trustee and the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(h) or (i) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee on 30 days’ notice by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.09 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor trustee appointed by the Issuers.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuers.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee at the expense of the Issuers.

(f) Any successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail or otherwise deliver in accordance with the Applicable Procedures a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as

Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the obligations of the Issuers and the Guarantors under Section 7.06 hereof shall continue for the benefit of the retiring Trustee.

Section 7.08 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee. In case any Notes shall have been authenticated but not delivered by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 7.09 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

Section 7.10 Paying Agent; Transfer Agent.

The protections provided for in this Article 7 apply to The Bank of New York Mellon Trust Company, N.A., mutatis mutandi, acting in all of its roles under this Indenture, including as Paying Agent and Transfer Agent.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance and Covenant Defeasance.

The Issuers may, at their option and at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes and the Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and each of the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the

Guarantees), which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under the Notes, the Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, or interest on such Notes when such payments are due out of the trust referred to in Section 8.04 hereof;

(2) the Issuers’ obligations with respect to the Notes under Article 2 and Section 4.03 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(4) this Article 8.

Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and each of the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.04, 4.05, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.18, 4.19, 4.21 and 4.22 hereof and Sections 5.01(a)(4) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees (other than the Guarantee of Vrio Corp.), the Issuers and the Guarantors (other than Vrio Corp.) may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(f), 6.01(i) and, insofar as it relates to any Subsidiary Guarantor, 6.01(j) hereof shall not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes issued under this Article 8:

(a) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof (without consideration of any reinvestment of interest), in such amounts as in the opinion of a certified public accounting firm or investment bank, in either case, of national reputation, will be sufficient to pay the principal of, premium, if any, and interest due on the Notes issued under this Indenture on the Stated Maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on the Notes and a certificate of an Authorized Officer of the Issuers setting forth the sufficiency of such amount;

(b) in the case of Legal Defeasance, the Issuers have delivered to the Trustee an Opinion of Counsel in the United States confirming that,

(1) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(2) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel in the United States shall confirm that, beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuers have delivered to the Trustee an Opinion of Counsel in the United States confirming that beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) has occurred and is continuing on the date of such deposit;

(e) such Legal Defeasance or Covenant Defeasance does not result in a breach or violation of, or constitute a default under, the Brazilian Credit Facility or any other material agreement or instrument (other than this Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound;

(f) the Issuers have delivered to the Trustee an Officers’ Certificate of the Issuers stating that the deposit was not made by the Issuers with the intent of preferring the Holders over any of its other creditors defeating, hindering, delaying or defrauding any creditors of the Issuers or any Guarantor or others; and

(g) the Issuers have delivered to the Trustee an Officers’ Certificate of the Issuers and an Opinion of Counsel in the United States each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05 Deposited Money and Government Obligations To Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee shall deliver to the Issuers from time to time upon the request of the Issuers any money or U.S. Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(g) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Issuers.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of or premium, if any, or interest on any Note and remaining unclaimed for two years after such principal or premium, if any, or interest has become due and payable shall be paid to the Issuers on its request or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter be permitted to look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in The New

York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuers.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars in accordance with Section 8.02 or 8.03 hereof, as the case maybe, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuers makes any payment of principal of or premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, without the consent of any Holder, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Guarantees or any Pledge Agreement to:

(1) cure any ambiguity, omission, mistake, defect or inconsistency;

(2) comply with Section 5.01 hereof;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes;

(4) comply with the rules of the Depositary or any applicable depositary;

(5) add a Guarantor under this Indenture or to release a Subsidiary Guarantor from its Obligations under its Guarantee and this Indenture, in each case, in accordance with the applicable provisions of this Indenture;

(6) provide for additional security with respect to the Notes and the Guarantees;

(7) add additional Defaults, Events of Default or covenants of a Parent Guarantor, an Issuer and/or the Restricted Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders or to surrender any right or power conferred upon the Parent Guarantors, the Issuers or any Guarantor;

(8) make any change that does not adversely affect the legal rights under this Indenture of any Holder;

(9) evidence and provide for the acceptance and appointment under this Indenture or any Pledge Agreement of a successor trustee or a successor collateral agent pursuant to the requirements thereof;

(10) conform the text of this Indenture, the Notes, the Guarantees or any Pledge Agreement to any provision of the “Description of the Notes” section of the Offering Memorandum to the extent that such provision in such “Description of the Notes” section was intended to be a verbatim recitation of a provision of such document;

(11) provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture; or

(12) amend the provisions of this Indenture relating to the transfer and legending of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

Prior to the execution of any modification, amendment or supplement to this Indenture, the Issuers shall provide the Trustee, and the Trustee shall be entitled to receive and rely on, an Officers’ Certificate certifying that such modification, amendment or supplement is in compliance with this Indenture.

The Issuers, with the assistance of the Trustee, shall provide to Holders notice of any supplement or amendment to this Indenture promptly following its execution. However, the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of the amendment, supplement or waiver.

Upon the request of the Issuers accompanied by a resolution of their Boards of Directors authorizing the execution of any such modification, amendment or supplement, the Trustee shall join with the Issuers and the Guarantors in the execution of any modification, amendment or supplement authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such modification, amendment or supplement that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders of Notes.

(a) Except as provided in Section 9.01 hereof, this Indenture, the Notes, the Guarantees and any Pledge Agreement may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and issued under this Indenture (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default (other than the payment of principal, premium, if any, or interest on the Notes) or compliance with any provision of this Indenture, the Notes or the Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding and issued under this Indenture, in each case, other than Notes beneficially owned by the Issuers or their Affiliates (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided, however, that if any amendment, supplement or waiver of this Indenture, the Notes, the Guarantees or any Pledge Agreement would affect only the Holders of the 2023 Notes or the 2028 Notes, only the consent of the Holders of a majority in aggregate principal amount of the 2023 Notes or 2028 Notes, respectively, then outstanding and issued under this Indenture (and not the consent of a majority in aggregate principal amount of all Notes) shall be required.

(b) Without the consent of each Holder affected, an amendment, supplement or waiver may not, with respect to any Notes issued under this Indenture and held by a non-consenting Holder:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the Stated Maturity of any Notes or alter or waive the provisions with respect to the redemption of the Notes (other than as set forth in Sections 3.07, 3.08, 3.09 and 4.18 hereof); provided any amendment to the notice requirements may be made with the consent of the Holders of a majority aggregate principal amount of the Notes;

(3) reduce the rate of or change the time for payment of interest on any Notes;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes issued under this Indenture (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to a payment default and a waiver of the payment default that resulted from such acceleration);

(5) reduce the premium payable upon the redemption or repurchase of any Notes or change the time at which any Notes may be redeemed or repurchased as set forth in Sections 3.07, 3.08, 3.09 and 4.18 hereof;

(6) make any Notes payable in currency other than that stated in the Notes when issued;

(7) impair the legal rights of the Holders expressly set forth in this Indenture to receive payment of principal or interest on the Notes;

(8) make any change in the provisions of this Indenture relating to waivers of past Defaults or Events of Default;

(9) make any change in the amendment, supplement and waiver provisions which require each Holder’s consent;

(10) modify or release the Guarantee of a Guarantor that is a Significant Subsidiary from any of its Obligations under its Guarantee or this Indenture in a manner materially adverse to the Holders, except as expressly permitted by this Indenture;

(11) effect a release of all or substantially all of the Liens and security interests on the Pledged Shares, except as permitted by this Indenture; or

(12) modify or change any provision of this Indenture or the related definitions to affect the ranking of the Notes or any Guarantee in right of payment to any other Indebtedness in a manner that adversely affects the Holders.

Upon the request of the Issuers accompanied by a resolution of their Boards of Directors authorizing the execution of any such modification, amendment or supplement, and upon the delivery to the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, the Trustee shall join with the Issuers and the Guarantors in the execution of such modification, amendment or supplement unless such modification, amendment or supplement directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such modification, amendment or supplement.

The consent of the Holders under this Section 9.02 is not necessary to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of such proposed amendment, supplement or waiver, as applicable.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers shall deliver to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of the amendment, supplement or waiver.

Section 9.03 Revocation and Effect of Consents.

(a) Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of Notes is a continuing consent by such Holder and every subsequent Holder of Notes or portion thereof that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Notes. However, any such Holder or subsequent Holder may revoke the consent as to its Notes if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. Any amendment, supplement or waiver shall become effective in accordance with its terms and thereafter shall bind every Holder of Notes.

(b) The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such persons continue to be Holders after such record date.

Section 9.04 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Notes thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue new Notes shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee to Sign Amendments, etc..

The Trustee shall sign any modification, amendment or supplement authorized pursuant to this Article 9 if the modification, amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any modification, amendment or supplement, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such modification, amendment or supplement is authorized or permitted by this Indenture.

ARTICLE 10

PLEDGED SHARES

Section 10.01 Pledged Shares.

(a) The due and punctual payment of the principal of, premium, if any, interest, if any, on the Notes and amounts due hereunder and under the Guarantees when and as the same shall be due and payable, whether on an Interest Payment Date, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest (to the extent permitted by law), if any, on the Notes and the performance of all other Obligations of the Issuers and the Guarantors to the Holders or the Trustee under this Indenture, the Guarantees and the Notes shall be secured on the Issue Date as provided in the Pledge Agreements by a pledge of 65% of (i) 100% of the outstanding Voting Stock of each of GLA Brasil Ltda., Surfin LLC, Alpha Tel Holdings Ltd., White Holding B.V., DIRECTV Caribe Ltd., DIRECTV Argentina S.A., DIRECTV Perú S.R.L. and DTVLA Holdings, S.L. and (ii) 5% of the outstanding Voting Stock of Alpha Tel S.A. (collectively, the “Pledged Shares”).

(b) Each Holder and owner of a beneficial interest in the Notes, by its acceptance of Notes, consents and agrees to the terms of each Pledge Agreement, as the same may be in effect or may be amended from time to time in accordance with its respective terms, and authorizes and directs the Collateral Agent to enter into this Indenture and the Pledge Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuers, the Parent Guarantors and the Restricted Subsidiaries, as the case may be, shall do or cause to be done all such acts and things as may be necessary or proper or as may be required by the provisions of the Pledge Agreements and Applicable Law, to assure and confirm to the Trustee and the Collateral Agent the security interests in the Pledged Shares contemplated hereby, by the Pledge Agreements or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of the Holders of the Notes. If required for the purpose of meeting the legal requirements of any jurisdiction of organization of the issuer of any Pledged Shares may at the time be located, the Issuers shall have the power to appoint, and shall take all reasonable action to appoint, one or more Persons to act as co-Collateral Agent with respect to any such Pledged Shares, with such rights and powers limited to those deemed necessary for the Issuers, the Trustee or the Collateral Agent to comply with any such legal requirements with respect to such Pledged Shares, and which rights and powers shall not be inconsistent with the provisions of this Indenture or the Notes. The Issuers shall from time to time promptly pay all reasonable financing and continuation statement recording and/or filing fees, charges and taxes relating to this Indenture, the Notes, the Pledge Agreements and any amendments hereto or thereto and any other instruments of further assurance required pursuant hereto or thereto.

Section 10.02 Perfection.

(a) The Issuers and the pledgors of the Pledged Shares of entities organized under the laws of Argentina, Brazil and Peru shall perfect the Liens under the Pledge Agreements under local law in Argentina, Brazil and Peru, respectively, within 30 Business Days following the date hereof.

(b) Neither the Trustee nor the Collateral Agent shall have any responsibility for the validity, perfection, priority, continuation or enforceability of any Lien or security interest and shall have no obligations to take any action to procure or maintain such validity, perfection, priority, continuation or enforceability. For the avoidance of doubt, in no event shall the Collateral Agent or Trustee have any obligation to prepare or file financing statements.

Section 10.03 Release of Pledged Shares.

(a) The Collateral Agent shall not at any time release Pledged Shares from the Lien created by the Pledge Agreements unless such release is in accordance with the provisions of this Indenture and the applicable Pledge Agreement.

(b) The Issuers and the Guarantors shall be entitled to releases of the Pledged Shares from the Liens securing Notes and the Guarantees under any one or more of the following circumstances, and such Liens on the Pledged Shares shall immediately and automatically, without the need for any further action by any Person, be released, terminated and discharged:

(1) in part, as to any Pledged Shares that are sold, assigned, transferred, conveyed or otherwise disposed of by the Issuers or any of the Guarantors to a Person that is not the Issuers or a Guarantor in a transaction permitted under or not prohibited by this Indenture;

(2) in whole or in part where such Pledged Shares (a) represent the assets of a Guarantor that is being released from its Guarantee and its other Obligations under this Indenture in accordance with its terms (including by virtue of such Subsidiary Guarantor ceasing to be a Restricted Subsidiary); or (b) represent the equity interests of a Guarantor that is being released from its Guarantee and its other Obligations under this Indenture in accordance with its terms (including by virtue of such Subsidiary Guarantor ceasing to be a Restricted Subsidiary); or

(3) in whole or in part, as applicable, if required in accordance with the terms of any Pledge Agreement.

(c) The Liens on the Pledged Shares that secure the Issuers’ and the Guarantors’ Obligations under the Notes, the Guarantees and this Indenture also will automatically, without the need for any further action by any Person, be released, terminated and discharged in whole:

(1) upon Legal Defeasance or Covenant Defeasance (other than with respect to the Guarantees by Vrio Corp.) in accordance with Article 8 or satisfaction and discharge of this Indenture in accordance with Article 12;

(2) with the consent of the Holders of the requisite percentage of Notes in accordance with Article 9;

(3) upon the effectiveness of the Guarantees provided pursuant to Section 4.19(b) hereof; or

(4) upon payment in full of the principal of, accrued and unpaid interest and premium, if any, on the Notes.

(d) Upon compliance with Section 10.03(b) or (c), the Issuers shall deliver to the Trustee an Opinion of Counsel and Officers’ Certificate (on which the Trustee shall be fully protected in relying), which Opinion of Counsel and Officers’ Certificate shall state that all conditions precedent in this Indenture and in the applicable Pledge Agreement to such release have been satisfied and such release complies with this Indenture and such applicable Pledge Agreement. In reliance on such Opinion of Counsel and Officers’ Certificate and pursuant to an instruction from the Issuers, the Trustee shall, without the consent of any Holder, instruct the relevant Collateral Agent to release the relevant Pledged Shares, in the form attached hereto as Exhibit E hereto, in accordance with this Section 10.03(d). The Trustee shall instruct the relevant Collateral Agent to, or if the Pledged Shares is then held by the Trustee, the Trustee shall, execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release prepared by the Parent Guarantors or the Restricted Subsidiaries, as the case may be, and at the expense of the Issuers, to evidence such release.

Section 10.04 Appointment of Collateral Agent; Authorization of Actions to Be Taken by the Trustee and the Collateral Agent Under the Pledge Agreements.

(a) Each Holder, by acceptance of the Notes issued hereby (i) appoints, designates and authorizes TMF Group New York, LLC and authorizes TMF Group New York, LLC, to appoint each of the TMF Sub-Agents pursuant to a sub-agent agreement between TMF Group New York, LLC and the applicable TMF Sub-Agent, to act as pledgee of the applicable Pledged Shares; and (ii) authorizes and designates the Collateral Agent to take such action on its behalf under the provisions of this Indenture and each Pledge Agreement to which it is a party and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Indenture or any Pledge Agreement, together with such powers as are reasonably incidental thereto.

(b) The Issuers, Guarantors and each Holder, by its acceptance of Notes, agrees that: (i) the Collateral Agent shall execute and deliver the Pledge Agreements and act in accordance with the terms thereof; (ii) in each case that the Collateral Agent is required hereunder or under any Pledge Agreement to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell the Pledged Shares or otherwise to act hereunder or under any Pledge Agreement, prior to acting the Collateral Agent may require receipt of written direction from the Issuers, or upon the occurrence of an Event of Default, from the Trustee (in accordance with written direction from the Holders of not less than 25% in principal amount of the Notes then outstanding) in form and substance satisfactory to the Collateral Agent; (iii) the Collateral Agent shall be entitled to refrain from taking any Action (except for a release of Pledged Shares in accordance with Section 10.03(b) or Section 10.03(c) hereof (and the corresponding provisions of the Pledge Agreements) unless and until the Collateral Agent shall have received indemnification from Holders or owners of beneficial ownership interests in the Notes, in form and substance satisfactory to the Collateral Agent.

(c) The Collateral Agent shall not have or be deemed to have any fiduciary relationship with any Holder or the Trustee, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture or any Pledge Agreement or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “Collateral Agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.

(d) TMF New York Group, LLC is hereby authorized and empowered to appoint one or more affiliates, co-trustees, agents or sub-agents as it deems necessary or appropriate and the benefits, indemnities, privileges, protections and rights of the Collateral Agent hereunder shall, when acting under and in accordance with the Pledge Agreements, extend to (and, if applicable, may be claimed directly or by TMF New York Group, LLC, on behalf of) each TMF Sub-Agent.

Section 10.05 Authorization of Receipt of Funds by the Trustee Under the Pledge Agreements.

The Collateral Agent (or a representative appointed by the Collateral Agent as may be required under Applicable Law) is authorized to receive any funds for the benefit of the Holders of Notes distributed under the Pledge Agreements, for turnover to the Trustee to make further distributions of such funds to the Holders of the Notes according to the provisions of this Indenture.

Section 10.06 Termination of Security Interest.

Upon (i) payment in full of all Obligations of the Issuers under this Indenture and the Notes, satisfaction and discharge of this Indenture in accordance with Article 12, (ii) Legal Defeasance or Covenant Defeasance in accordance with Article 8 or (iii) the effectiveness of the Guarantees provided pursuant to Section 4.19(b) hereof, or (iv) the release of Liens on the Pledge Shares pursuant to Section 10.03 hereof, the Trustee shall, at the request of the Issuers, deliver a certificate to the Collateral Agent stating that such Obligations have been paid in full or been subject to Legal Defeasance or Covenant Defeasance or such Guarantees have become effective or such Liens have been released, as the case may be, and instruct the Collateral Agent to release the Liens pursuant to the Pledge Agreements (subject to the satisfaction of any release of Lien provisions set forth in the Pledge Agreements). Notwithstanding the foregoing, the Liens pursuant to the Pledges Agreements shall terminate automatically upon the release of such Liens in accordance with this Indenture.

Section 10.07 Collateral Agent Compensation and Indemnity; Miscellaneous.

(a) The Issuers and/or the Guarantors shall pay to the Collateral Agent from time to time compensation agreed upon between the Issuers and the Collateral Agent, for the Collateral Agent’s acceptance of this Indenture and services hereunder. The Issuers and/or the Guarantors shall reimburse the Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable and out of pocket documented compensation, disbursements and expenses of the Collateral Agent’s agents and counsel (limited to one primary outside counsel and one additional outside counsel in each jurisdiction in which the Collateral Agent acts under a Pledge Agreement).

(b) The Issuers and the Guarantors shall, jointly and severally, indemnify the Collateral Agent and their officers, agents, directors and employees for, and to hold them harmless against, any and all loss, damage, claims, liability or expense, including taxes (other than taxes based upon, measured by or determined by the income of the Collateral Agent), incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture and the Pledge Agreements, including the costs and expenses of enforcing the Pledge Agreements and defending itself against any claim (whether asserted by the Issuers, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct. The Collateral Agent shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Collateral Agent to so notify the Issuers shall not relieve the Issuers or any of the Guarantors of their obligations hereunder.

(c) The obligations of the Issuers and the Guarantors under this Section 10.09 shall survive the satisfaction and discharge or termination of this Indenture and the Pledge Agreements, and the resignation or removal of the Collateral Agent.

(d) The Collateral Agent may execute any of its duties under this Indenture or any Pledge Agreement by or through agents, employees or attorneys-in-fact.

(e) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon advice and statements of legal counsel (including counsel to the Issuer), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture or any Pledge Agreement in accordance with a request or consent of the Trustee and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders and the Trustee.

(f) Subject to the appointment and acceptance of a successor as provided below, the Collateral Agent may resign at any time by giving notice thereof to the Trustee and the Issuers, and the Collateral Agent may be removed on 30 days’ advance written notice with or without cause upon the direction of Holders representing not less than 25% in aggregate principal amount of the outstanding Notes. Upon any such resignation or removal, such Holders representing not less than 25% in aggregate principal amount of the outstanding Notes shall have the right to appoint a successor to the Collateral Agent. If no successor Collateral Agent shall have been appointed, and shall have accepted such appointment within 30 days after the resigning Collateral Agent’s giving of notice of resignation or the giving of any notice of removal thereof, then the resigning Collateral Agent or Collateral Agent being removed, as the case may be, may apply to a court of competent jurisdiction to appoint a successor thereto. If the Collateral Agent shall resign or be removed pursuant to the foregoing provisions, upon the acceptance of appointment by a successor Collateral Agent hereunder, the former Collateral Agent shall deliver all Collateral then in its possession to the successor Collateral Agent. Upon the acceptance of its appointment as a successor Collateral Agent hereunder, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of such resigning or removed Collateral Agent, and such resigning Collateral Agent or removed Collateral Agent shall be discharged from its duties and obligations hereunder.

ARTICLE 11

GUARANTEES

Section 11.01 Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of Notes authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes, the Pledge Agreements or the obligations of the Issuers or the other Guarantors hereunder or thereunder, that:

(1) the principal of and premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuers or the other Guarantors to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

(b) Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(c) Upon an Event of Default with respect to payment under this Indenture, upon the direction of Holders representing not less than 25% in aggregate principal amount of the outstanding Notes, the Trustee shall demand payment from each Guarantor organized under the laws of Brazil, in the City of São Paulo, State of São Paulo, Brazil, in Brazilian reais, in which case:

(1) such payment shall be made by such Guarantor organized under the laws of Brazil in Brazil as instructed by the Trustee;

(2) the City of São Paulo, State of São Paulo, Brazil, shall be deemed to be the place of such payment for all purposes under this Indenture, the Notes and Applicable Law, including for purposes of article 784, § 3, of the Brazilian Code of Civil Procedure; and

(3) the U.S. dollar amount of such payment shall be converted into Brazilian reais using the U.S. dollar to Brazilian real sell exchange rate published by the Central Bank of Brazil on the business day in Brazil immediately preceding the date of actual payment on the Central Bank of Brazil’s exchange rate website (http://www.bcb.gov.br/en/#!/n/EXCHANGERATES), menu “Quotations and bulletins,” option “Closing quotations of all currencies on a certain date,” currency “United States Dol,” USD, code line 220, column “Rate/Offer” (or any successor screen established by the Central Bank).

(d) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. To the extent permitted by Applicable Law, each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenant that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture. Each Guarantor organized under the laws of Brazil unconditionally and irrevocably waives any and all rights provided under Articles 333, sole paragraph, 366, 364, 366, 368, 821, 827, 829, sole paragraph, 830, 834, 835, 837, 838 and 839 of the Brazilian Civil Code and Articles 130 and 794 of the Brazilian Civil Procedure Code.

(e) If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, to the extent permitted by Applicable Law, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

(g) A Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all obligations that are Guaranteed under this Indenture to a contribution for each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.

(h) The Guarantee provided or to be provided under the Notes by each of DIRECTV DTH Investment Ltd. and Alpha Tel Holdings Ltd. (together, the “Cayman Companies” and each, a “Cayman Company”) of the Issuers’ obligations under the Notes and this Indenture shall be limited to the lesser of (a) the nominal amount of the payment claim asserted or demanded by any party benefitting from such Guarantee (the “Claim Amount”) determined in accordance with the terms of this Indenture (other than this Section 11.01(h)) (the “Claim”); and (b) the product of (i) the Cayman Proceeds (as defined below) divided by the aggregate of the Claim Amount and all obligations of each Cayman Company ranking pari passu with the Claim and (ii) the Claim Amount. “Cayman Proceeds” means the net proceeds of realization of all the assets of each Cayman Company other than the ordinary share capital of each Cayman Company after payment of, or provision for, all indebtedness, costs, expenses and other obligations of the Cayman Companies as determined by the directors of each Cayman Company in their absolute discretion other than the Claim and any obligations ranking pari passu with or behind the Claim. If there are no Net Proceeds, the Cayman Companies shall have no obligations. The Holders shall not take any action or commence any proceedings against the Cayman Companies to recover any amounts due and payable by each Cayman Company under this Indenture except as expressly permitted hereunder.

Section 11.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar U.S. federal law, or the law of any other jurisdiction to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor, subject to such Applicable Law, shall be limited to the maximum amount that shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or fraudulent conveyance.

Section 11.03 Execution and Delivery of Guarantee.

To evidence its Guarantee set forth in Section 11.01 hereof, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by one or more of its Officers.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If a Guarantor or any Restricted Subsidiary creates a Restricted Subsidiary after the date of this Indenture, if required by Section 4.19 hereof, the Guarantors shall cause such Restricted Subsidiary to comply with the provisions of Section 4.19 hereof and this Article 11, to the extent applicable.

Section 11.04 Releases.

(a) Each Guarantee by a Guarantor shall be automatically and unconditionally released and discharged upon:

(1) (A) in the case of a Subsidiary Guarantor, any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger, consolidation, amalgamation or combination) to a Person that is not (either before or after giving effect to such transaction) the Issuers, any of their Subsidiaries or an Affiliate of the Issuers or any of their Subsidiaries in compliance with the applicable provisions of this Indenture, including Section 4.12 hereof (it being understood that only such portion of the Net Proceeds as is required to be applied on or before the date of such release in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time) and Section 5.01 hereof;

(B) in the case of a Subsidiary Guarantor, any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuers, any of their Subsidiaries or an Affiliate of the Issuers or any of their Subsidiaries in compliance with the applicable provisions of this Indenture, including Section 4.12 hereof (it being understood that only such portion of the Net Proceeds as is required to be applied on or before the date of such release in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time) and Section 5.01 hereof;

(C) the Issuers exercising their Legal Defeasance or, except in the case of the Guarantees by the Parent Guarantors, Covenant Defeasance option in accordance with the Article 8 hereof;

(D) satisfaction and discharge of this Indenture in accordance with Article 12 hereof;

(E) the proper designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture;

(F) full and final payment and performance of all obligations of the Issuers under this Indenture and the Notes; or

(G) the consent of the Holders pursuant to Section 9.02 hereof to such release; and

(2) such Guarantor delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction and/or release have been complied with.

(b) Any Guarantor not released from its obligations under its Guarantee as provided in this Section 11.04 shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to all Notes issued thereunder, when either:

(1) all such Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)	(a)

all such Notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on such Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)	no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to this Indenture or the Notes issued thereunder has occurred and is continuing on the date of such deposit or occurs as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Brazilian Credit Facility or any other material agreement or instrument (other than this Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound;

(c)	the Issuers have paid or caused to be paid all sums payable by it under this Indenture; and

(d)	the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of such Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuers must deliver to the Trustee an Officers’ Certificate of the Issuers and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to Section 12.01(2)(a) hereof, the provisions of Sections 12.02 and 8.05 hereof shall survive. In addition, nothing in this Section 12.01 shall be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, and premium, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Obligations in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Issuers has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Obligations held by the Trustee or Paying Agent.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Notices.

Any notice or communication by the Issuers, any Guarantor, the Trustee or the Collateral Agent to the others shall be given in the English language and in writing or delivered in Person or mailed by first class mail (registered or certified, return receipt requested) or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuers and/or any Guarantor:

Vrio Corp.

One Rockefeller Plaza, 19th Floor

New York, New York 10020

Attention: Michael Hartman

Email: mh125w@att.com

Prior to the Spin-off, with a copy to:

AT&T Inc.

208 S. Akard Street

Dallas, Texas 75202

Attention: AT&T Treasury

Email: g07277@att.com

If to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

601 Travis Street, 16th Floor

Houston, Texas 77002

Attention: Corporate Trust

If to the Collateral Agent:

TMF Group New York, LLC

48 Wall Street

New York, NY 10005

Attention: General Counsel

Email: edward.oconnell@tmf-group.com

The Issuers, any Guarantor, the Trustee or Collateral Agent, by written notice to the others, may designate additional or different addresses for subsequent notices or communications.

Notices given by publication shall be deemed to be given on the first date on which publication is made. All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; and on the date that it is provided to the Depositary, if delivered to the Depositary for communications to Holders.

Any notice or communication to a Holder shall be delivered in accordance with the Applicable Procedures or mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is delivered or mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuers delivers or mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

The Trustee shall have the right, but shall not be required, to rely upon and comply with notices, instructions, directions or other communications sent by electronic mail, facsimile and other similar unsecured electronic methods by persons believed by the Trustee to be authorized to give instructions and directions on behalf of the Issuers. The Trustee shall have no duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorized to give instructions or directions on behalf of the Issuers; and the Trustee shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the Issuers as a result of such reliance upon or compliance with such notices, instructions, directions or other communications. The Issuers agrees to assume all risks arising out of the use of such electronic methods to submit notices, instructions, directions or other communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties. The Issuers shall use all reasonable efforts to ensure that any such notices, instructions, directions or other communications transmitted to the Trustee pursuant to this Indenture are complete and correct. Any such notices, instructions, directions or other communications shall be conclusively deemed to be valid instructions from the Issuers to the Trustee for the purposes of this Indenture.

Section 13.02 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee to take any action under this Indenture, the Issuers shall furnish to the Trustee:

(1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of the signers (not in their individual capacity), all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with; provided, that no such Opinion of Counsel shall be delivered on the date of this Indenture in connection with the original issuance of the Notes.

Section 13.03 Statements Required in Certificate or Opinion.

Each certificate with respect to compliance with a condition or covenant provided for in this Indenture must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person (not in their individual capacity), such condition or covenant has been complied with.

In the giving of Opinions of Counsel pursuant to Section 13.02, counsel may rely as to factual matters on an Officers’ Certificate or certificates of public official or other Person.

Section 13.04 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.05 No Personal Liability of Directors, Officers, Employees and Shareholders.

No director, officer, employee, incorporator, stockholder or member of the Issuers or any Guarantor or any of their direct or indirect parent companies will have any liability for any Obligations of the Issuers or the Guarantors under the Notes, the Guarantees, this Indenture or any Pledge Agreement or for any claim based on, in respect of, or by reason of such Obligations or their creation to the extent permitted by Applicable Law. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.06 Governing Law; Waiver of Jury Trial; Consent to Jurisdiction; Service of Process.

(a) THIS INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) Each of the Issuers, the Guarantors and the Trustee hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any and all right it may have to trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Indenture, the Notes, the Guarantees or the transactions contemplated hereby or thereby.

(c) The Issuers and each Guarantor irrevocably consents and submits, for itself and in respect of any of its assets or property, to the non-exclusive jurisdiction of the U.S. District Court for the Southern District of New York and the courts of the State of New York, and any appellate court thereof (in either case sitting in Manhattan, New York City) in any suit, action or proceeding that may be brought in connection with this Indenture, the Notes and the Guarantees, and waives any immunity from the jurisdiction of such courts. The Issuers and each Guarantor irrevocably waives, to the fullest extent permitted by law, any objection to any such suit, action or proceeding that may be brought in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuers and each Guarantor agrees, to the fullest extent that it lawfully may do so, that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Issuers and the Guarantors, and waives, to the fullest extent permitted by law, any objection to the enforcement by any competent court in the Issuers’ and Guarantor’s jurisdiction of organization of judgments validly obtained in any such court in New York on the basis of such suit, action or proceeding.

(d) The Issuers and each Guarantor has appointed CT Corporation System (the “Process Agent”), located at 111 Eighth Avenue, 13th Floor, New York, New York 10011, U.S.A., as its agent to receive on its behalf service of copies of the summons and complaints and any other process which may be served in any suit, action or proceeding arising out of or relating to this Indenture, the Notes, the Guarantees or the transactions contemplated hereby brought in such New York State or federal court sitting in Manhattan, New York City. The Issuers and each Guarantor further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of eleven years from the date of this Indenture. Such service may be made by delivering a copy of such process to the Issuers or Guarantor, as the case may be, in care of the Process Agent at the address for the Process Agent and obtaining a receipt therefor, and the Issuers and each Guarantor hereby irrevocably authorize and direct such Process Agent to accept such service on its behalf. The Issuers and each Guarantor represent and warrant that the Process Agent has agreed to act as said agent for service of process, and agrees that service of process in such manner upon the Process Agent shall be deemed, to the fullest extent permitted by Applicable Law, in every respect effective service of process upon the Issuers or the Guarantor, as the case may be, in any such suit, action or proceeding.

Section 13.07 Immunity.

Each Issuer and each Guarantor hereby irrevocably waives any immunity (including sovereign immunity), to the fullest extent permitted by Applicable Law, from suit, action, proceeding or jurisdiction to which it might otherwise be entitled in any such suit, action or proceeding in any U.S. federal or New York State court in the Borough of Manhattan, the City of New York or any other jurisdiction.

Section 13.08 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.09 Successors.

All agreements of the Issuers in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 11.04 hereof.

Section 13.10 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.11 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or electronic format (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and maybe used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes.

Section 13.12 Table of Contents, Headings, etc.

The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.13 Currency Indemnity.

U.S. dollars are the sole currency of account and payment for all sums payable by the Issuers or the Guarantors under or in connection with this Indenture, the Notes, the Guarantees and the Pledge Agreements, including damages. Any amount received or recovered in a currency other than U.S. dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuers or any Guarantor or otherwise) by any Holder or beneficial owner of Notes in respect of any sum expressed to be due to it from the Issuers and the Guarantors will only constitute a discharge of the Issuers and the Guarantors to the extent of the U.S. dollar amount that the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient under any Notes, the Issuers and the Guarantors will indemnify such Holder or beneficial owner of Notes against any loss sustained by it as a result. In any event, the Issuers and the Guarantors will indemnify the recipient against the cost of making any such purchase.

For the purposes of the preceding paragraph, it will be sufficient for the Holder or beneficial owner of Notes to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of U.S. dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the other obligations of the Issuers and the Guarantors, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by any Holder or owner of a beneficial interest in the Notes and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Notes.

Section 13.14 USA PATRIOT Act.

The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to U.S. Federal regulations that became effective on October 1, 2003, Section 326 of the USA PATRIOT Act requires all financial institutions to obtain, verify, record and update information that identifies each Person establishing a relationship or opening an account. The parties to this Indenture agree that they shall provide the Trustee such information as it may request, from time to time, in order for the Trustee to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that shall allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

Section 13.15 Third Party Beneficiaries.

The agreements of the parties hereto are solely for the benefit of the parties hereto and the Holders of the Notes, and no Person (other than the parties hereto and the Holders and their successors and assigns permitted hereunder) shall have any rights hereunder.

Section 13.16 FATCA

In order to comply with tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent tax authorities) in effect from time to time (the “Tax Applicable Laws”) to which a foreign financial institution, issuer, trustee, paying agent, holder or other institution is or has agreed to be subject to, related to this Indenture, the Issuers agree (i) to provide to the Trustee information about the transaction that is within the possession of the Issuers and reasonable requested by the Trustee, to assist the Trustee in determining whether it has tax related obligation under the Tax Applicable Laws, and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with the Tax Applicable Laws. The terms of this Section 13.16 shall survive the termination of this Indenture.

Section 13.17 OFAC

Each of the Issuers covenants and represents that neither it nor any of its Affiliates (other than AT&T and Affiliates of AT&T that are not owned, directly or indirectly, by Vrio Corp.), Subsidiaries, directors or officers, are the target or subject of any economic sanctions enforced by the US Government, (including, without limitation, the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”) or the US Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively “Sanctions”).

Each of the Issuers covenants and represents that neither it nor any of its Affiliates (other than AT&T and Affiliates of AT&T that are not owned, directly or indirectly, by Vrio Corp.), Subsidiaries, directors or officers will directly or, to their reasonable knowledge, indirectly, use any repayments/reimbursements made pursuant to this Indenture, (i) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, or (ii) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions (currently Crimea, Iran, North Korea and Syria), except as expressly permitted by Applicable Law in respect of Sanctions.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

VRIO FINCO 1 LLC, as Issuer

By:	/s/ Michael Hartman
Name:	Michael Hartman
Title:	General Counsel

VRIO FINCO 2 INC.,
as Issuer

By:	/s/ Michael Hartman
Name:	Michael Hartman
Title:	General Counsel

VRIO CORP.,
as Parent Guarantor

By:	/s/ Michael Hartman
Name:	Michael Hartman
Title:	General Counsel

VRIO HOLDCO INC., as Parent Guarantor

By:	/s/ Michael Hartman
Name:	Michael Hartman
Title:	General Counsel

DIRECTV LATIN AMERICA, LLC, as Subsidiary Guarantor

By:	/s/ Michael Hartman
Name:	Michael Hartman
Title:	General Counsel

DIRECTV DTH INVESTMENT LTD., as Subsidiary Guarantor

By:	/s/ Michael Hartman
Name:	Michael Hartman
Title:	Authorized Signatory

GALAXY LATIN AMERICA INVESTMENTS, LLC,
as Subsidiary Guarantor

By:	/s/ Michael Hartman
Name:	Michael Hartman
Title:	General Counsel

DIRECTV CHILE, LLC, as Subsidiary Guarantor

By:	/s/ Michael Hartman
Name:	Michael Hartman
Title:	SVP, Assistant General Counsel

DIRECTV CHILE TELEVISIÓN LTDA.,
as Subsidiary Guarantor

By:	/s/ Michael Hartman
Name:	Michael Hartman
Title:	Authorized Signatory

DIRECTV DE URUGUAY LTDA., as Subsidiary Guarantor

By:	/s/ Michael Hartman
Name:	Michael Hartman
Title:	Authorized Signatory

DIRECTV COLOMBIA LTDA., as Subsidiary Guarantor

By:	/s/ Michael Hartman
Name:	Michael Hartman
Title:	Authorized Signatory

DTH ECUADOR C. LTDA., as Subsidiary Guarantor

By:	/s/ Michael Hartman
Name:	Michael Hartman
Title:	Authorized Signatory

DIRECTV ECUADOR C. LTDA., as Subsidiary Guarantor

By:	/s/ Michael Hartman
Name:	Michael Hartman
Title:	Authorized Signatory

CALIFORNIA BROADCAST CENTER
LLC, as Subsidiary Guarantor

By:	/s/ Michael Hartman
Name:	Michael Hartman
Title:	General Counsel

DTVLA COÖPERATIEF U.A., as Subsidiary Guarantor

By:	/s/ Michael Hartman
Name:	Michael Hartman
Title:	Authorized Signatory

DTVLA B.V., as Subsidiary Guarantor

By:	/s/ Michael Hartman
Name:	Michael Hartman
Title:	Authorized Signatory

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A.
as Trustee

By:	/s/ Karen Yu
Name:	Karen Yu
Title:	Vice President

TMF GROUP NEW YORK, LLC, as Collateral Agent

By:	/s/ Albert J. Fioravanti
Name:	Albert J. Fioravanti
Title:	Managing Director

EXHIBIT A-1

FORM OF 2023 NOTES

[RULE 144A][REGULATION S] GLOBAL NOTE

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY ONLY IN ACCORDANCE WITH THE INDENTURE.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTES, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER

A-1-1

OF THE ORIGINAL ISSUE DATE HEREOF AND [IN THE CASE OF RULE 144A NOTES: THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTES)][IN THE CASE OF REGULATION S NOTES: WHEN THIS NOTE (OR ANY PREDECESSOR NOTE) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUERS OR ANY OF THEIR SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) OUTSIDE THE UNITED STATES, IN COMPLIANCE WITH RULE 904 UNDER REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IT IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

CUSIP NUMBER: [                ]1

ISIN: [                ]2

COMMON CODE: [                ]3

VRIO FINCO 1 LLC AND VRIO FINCO 2 INC.

6.250% Notes due 2023

No. [R-][S-][ ]	[$ ]

VRIO FINCO 1 LLC AND VRIO FINCO 2 INC. promise to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto][of [                    ] United States Dollars ($[                ])] on April 4, 2023.

[1]	Rule 144A: 92917G AC7; Regulation S: U9T42T AC7
[2]	Rule 144A: US92917GAC78; Regulation S: USU9T42TAC79
[3]	Rule 144A: 180484922; Regulation S: 180484949

A-1-2

Interest on the Notes shall be payable semi-annually in arrears on April 4 and October 4 of each year, commencing on October 4, 2018 (each, an “Interest Payment Date”).

[Signature pages follow]

A-1-3

Dated: April 5, 2018

VRIO FINCO 1 LLC

By:
Name:
Title:

VRIO FINCO 2 INC.

By:
Name:
Title:

A-1-4

This is one of the 2023 Notes referred to in

the within-mentioned Indenture:

Dated: April 5, 2018

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not in its individual capacity but solely as Trustee

By:
Name:
Title:

A-1-5

[Reverse of Note]

6.250% Notes due 2023

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. The Issuers promise to pay interest on the principal amount of this 2023 Note at 6.250% per annum from April 4, 2018 until maturity. The Issuers shall pay interest, semi-annually in arrears on each Interest Payment Date, or if any such day is not a Business Day, on the next succeeding Business Day. Interest on the Notes shall accrue from the most recent Interest Payment Date or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; and provided, further that the first Interest Payment Date shall be October 4, 2018. Interest on the 2023 Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. Method of Payment. The Issuers shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of 2023 Notes at the close of business on the April 3 or October 3 next preceding the Interest Payment Date, even if such 2023 Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture (as defined below) with respect to defaulted interest. The 2023 Notes shall be payable as to principal and premium, if any, and interest at the office or agency of the Issuers maintained for such purpose within the City and State of New York, or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to 2023 Notes represented by one or more Global Notes registered in the name of or held by the Depositary or its nominee shall be made by wire transfer of immediately available funds to the account specified by the Holder or Holders thereof. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuers may change any Paying Agent, any Transfer Agent or the Registrar without prior notice to the Holders.

4. Indenture. The Issuers issued the 2023 Notes under an Indenture dated as of April 5, 2018 (the “Indenture”) among the Issuers, the Guarantors, the Trustee and the Collateral Agent. The terms of the 2023 Notes include those stated in the Indenture. The 2023 Notes are subject to all such terms, and Holders are referred to the Indenture. To the extent any provision of this 2023 Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The 2023 Notes are senior obligations of the Issuers.

A-1-6

5. Optional Redemption.

Except as set forth below, the 2023 Notes are not redeemable.

(a) If the Parent IPO is not completed within the Special Redemption Period, the Issuers may, at their option, may redeem the 2023 Notes in whole at the Special Redemption Price, plus accrued and unpaid interest on the principal amount of the 2023 Notes to, but not including, the Special Redemption Date, pursuant to the terms of Section 3.08 of the Indenture.

(b) At any time prior to April 4, 2021, the Issuers may redeem the 2023 Notes, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice pursuant to Sections 3.01 and 3.03 of the Indenture, at a redemption price equal to 100.000% of the principal amount of 2023 Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to, but not including, the Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

(c) On and after April 4, 2021, the Issuers may redeem the 2023 Notes, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice pursuant to Sections 3.01 and 3.03 of the Indenture, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon and Additional Amounts, if any, to, but not including, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on April 4 of each of the years indicated below:

Year	Percentage
2021	103.125%
2022 and thereafter	101.563%

(d) Prior to April 4, 2021, the Issuers may, at their option, on one or more occasions, redeem up to 40% of the aggregate principal amount of the 2023 Notes originally issued under the Indenture (including any Additional Notes issued in the form of 2023 Notes) at a redemption price equal to 106.250% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Amounts, if any, to, but not including, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, with the Net Cash Proceeds of one or more Equity Offerings to the extent such Net Cash Proceeds are contributed to Vrio Finco 1; provided that at least 60% of the sum of the aggregate principal amount of 2023 Notes (including Additional Notes issued in the form of 2023 Notes) issued under the Indenture remains outstanding immediately after the occurrence of each such redemption; and provided, further that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

A-1-7

6. Repurchase at the Option of Holders.

If a Change of Control Event occurs, unless the Issuers have exercised their right to redeem all of the Notes as described under Section 3.07 of the Indenture, the Issuers shall make a Change of Control Offer to repurchase all or any part of each Holder’s Notes at a purchase price equal to 101.000% of the outstanding principal amount thereof plus accrued and unpaid interest and Additional Amounts, if any, on the Notes repurchased, if any, to, but excluding, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following the date on which the Issuers become aware that a Change of Control Event has occurred, the Issuers shall deliver or mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

If the Issuers or a Restricted Subsidiary consummates any Asset Sale and the aggregate amount of Excess Proceeds from such Asset Sale exceeds $50 million, the Issuers shall commence an Asset Sale Offer to all Holders and all holders of other Pari Passu Indebtedness to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.000% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Vrio Finco 1 may use the Declined Excess Proceeds for general corporate purposes and any other purpose not prohibited by the Indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered for tender exceeds the amount of Excess Proceeds, the Notes and such Pari Passu Indebtedness to be purchased shall be selected on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Holders of Notes that are the subject of an offer to purchase shall receive an Asset Sale Offer from the Issuers prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

7. Notice of Redemption. At least 30 days but not more than 60 days before the Redemption Date, the Issuers shall deliver a notice of redemption to each Holder whose Notes are to be redeemed at its registered address or otherwise give notice of redemption in accordance with Applicable Procedures, with a copy to the Depositary and the Trustee, or the Issuers may provide such notice to Depositary at least 15 days before (or such shorter period of time is acceptable to Depositary) a notice of redemption is required to be delivered to Holders and request that the Depositary deliver such notice to each Holder, with copy to the Trustee, or otherwise give notice of redemption in accordance with Applicable Procedures, except that redemption notices may be mailed or otherwise delivered in accordance with the Applicable Procedures by the Issuers or the Depositary, as the case may be, more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes in denominations larger than $200,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

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Any redemption (but not purchase) or notice of redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent, which shall be set forth in the related notice of redemption, including, but not limited to, completion of any Equity Offering, other offering or other corporate transaction event. Notes called for redemption become due on the Redemption Date, unless such redemption is conditioned on the happening of a future event. If such redemption is subject to satisfaction of one or more conditions precedent, the notice of such redemption shall state that, in the Issuers’ discretion, such redemption may not occur and such notice may be rescinded or postponed if any or all such conditions have not been satisfied by the applicable Redemption Date. Upon satisfaction of any such conditions, the Issuers shall notify the Trustee in writing of such Redemption Date. On and after the applicable Redemption Date, unless the Issuers default in payment of the redemption price, interest shall cease to accrue on the Notes or portions thereof called for redemption, unless such redemption is conditioned on the happening of a future event.

8. Denominations, Transfer, Exchange. The 2023 Notes are in registered form without coupons in denominations of $200,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.

9. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

10. Amendment, Supplement and Waiver.

Subject to certain exceptions, the Indenture, the Notes, the Guarantees and any Pledge Agreement may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default (other than the payment of principal, premium, if any, or interest on the Notes) or compliance with any provision of the Indenture, the Notes or the Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding and issued under the Indenture, in each case, other than Notes beneficially owned by the Issuers or their Affiliates (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided, however, that if any amendment, supplement or waiver of the Indenture, the Notes, the Guarantees or any Pledge Agreement would affect only the Holders of the 2023 Notes or the 2028 Notes, only the consent of the Holders of a majority in aggregate principal amount of the 2023 Notes or 2028 Notes, respectively, then outstanding and issued under the Indenture (and not the consent of a majority in aggregate principal amount of all Notes) shall be required.

Without the consent of any Holder of a Note, the Indenture, the Notes, the Guarantees or any Pledge Agreement may be amended or supplemented, among other things, to cure any ambiguity, omission, mistake, defect or inconsistency; to provide for uncertificated Notes in

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addition to or in place of certificated Notes; to comply with Section 5.01 of the Indenture; to make any change that does not adversely affect the legal rights under the Indenture of any Holder; to add a Guarantor under the Indenture or to release a Subsidiary Guarantor from its Obligations under its Guarantee and the Indenture, in each case, in accordance with the applicable provisions of the Indenture; to provide for additional security with respect to the Notes and the Guarantees; or to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture.

11. Defaults and Remedies. The Events of Default are set forth in the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes issued under the Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes shall become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, the Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

12. Trustee Dealings with the Issuers. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee.

13. No Personal Liability of Directors, Officers, Employees and Shareholders. No director, officer, employee, incorporator, stockholder or member of the Issuers or any Guarantor or any of their direct or indirect parent companies will have any liability for any Obligations of the Issuers or the Guarantors under the Notes, the Guarantees, the Indenture or any Pledge Agreement or for any claim based on, in respect of, or by reason of such Obligations or their creation to the extent permitted by Applicable Law. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

14. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee as authenticating agent.

15. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

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16. CUSIP Numbers/ISINs. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP Numbers/ISINs to be printed on the Notes and the Trustee may use CUSIP Numbers/ISINs in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

17. Governing Law. THE INDENTURE, THIS NOTE AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

The Issuers shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Vrio Finco 1 LLC

One Rockefeller Plaza, 19th Floor

New York, New York 10020

Attention: Michael Hartman

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                               to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee4:

[4]	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor satisfactory to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.12 or 4.18 of the Indenture, check the appropriate box below:

Section 4.12 ☐

Section 4.18 ☐

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.12 or Section 4.18 of the Indenture, state the amount you elect to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee5:

[5]	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor satisfactory to the Trustee).

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE6

The initial outstanding principal amount of this Global Note is $__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following Such Decrease

Signature of Authorized Officer of Trustee or Custodian

[6]	THIS SCHEDULE SHOULD BE INCLUDED ONLY IF THE NOTE IS ISSUED IN GLOBAL FORM.

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EXHIBIT A-2

FORM OF 2028 NOTES

[RULE 144A][REGULATION S] GLOBAL NOTE

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY ONLY IN ACCORDANCE WITH THE INDENTURE.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTES, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER

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OF THE ORIGINAL ISSUE DATE HEREOF AND [IN THE CASE OF RULE 144A NOTES: THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTES)][IN THE CASE OF REGULATION S NOTES: WHEN THIS NOTE (OR ANY PREDECESSOR NOTE) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUERS OR ANY OF THEIR SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) OUTSIDE THE UNITED STATES, IN COMPLIANCE WITH RULE 904 UNDER REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IT IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

CUSIP NUMBER: [        ]7

ISIN: [        ]8

COMMON CODE: [            ]9

VRIO FINCO 1 LLC AND VRIO FINCO 2 INC.

6.875% Notes due 2028

No. [R-][S-][ ]	[$ ]

VRIO FINCO 1 LLC AND VRIO FINCO 2 INC. promise to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto][of [                    ] United States Dollars ($[                    ]) on April 4, 2028.

[7]	Rule 144A: 92917G AA1; Regulation S: U9T42T AA1
[8]	Rule 144A: US92917GAA13; Regulation S: USU9T42TAA14
[9]	Rule 144A: 180484817; Regulation S: 180484892

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Interest on the Notes shall be payable semi-annually in arrears on April 4 and October 4 of each year, commencing on October 4, 2018 (each, an “Interest Payment Date”).

[Signature pages follow]

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Dated: April 5, 2018

VRIO FINCO 1 LLC

By:
Name:
Title:

VRIO FINCO 2 INC.

By:
Name:
Title:

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This is one of the 2028 Notes referred to in the within-mentioned Indenture:

Dated: April 5, 2018

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not in its individual capacity but solely as Trustee

By:
Name:
Title:

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[Reverse of Note]

6.875% Notes due 2028

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. The Issuers promise to pay interest on the principal amount of this 2028 Note at 6.875% per annum from April 4, 2018 until maturity. The Issuers shall pay interest, semi-annually in arrears on each Interest Payment Date, or if any such day is not a Business Day, on the next succeeding Business Day. Interest on the Notes shall accrue from the most recent Interest Payment Date or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; and provided, further that the first Interest Payment Date shall be October 4, 2018. Interest on the 2028 Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. Method of Payment. The Issuers shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of 2028 Notes at the close of business on the April 3 or October 3 next preceding the Interest Payment Date, even if such 2028 Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture (as defined below) with respect to defaulted interest. The 2028 Notes shall be payable as to principal and premium, if any, and interest at the office or agency of the Issuers maintained for such purpose within the City and State of New York, or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to 2028 Notes represented by one or more Global Notes registered in the name of or held by the Depositary or its nominee shall be made by wire transfer of immediately available funds to the account specified by the Holder or Holders thereof. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuers may change any Paying Agent, any Transfer Agent or the Registrar without prior notice to the Holders.

4. Indenture. The Issuers issued the 2028 Notes under an Indenture dated as of April 5, 2018 (the “Indenture”) among the Issuers, the Guarantors, the Trustee and the Collateral Agent. The terms of the 2028 Notes include those stated in the Indenture. The 2028 Notes are subject to all such terms, and Holders are referred to the Indenture. To the extent any provision of this 2028 Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The 2028 Notes are senior obligations of the Issuers.

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5. Optional Redemption.

Except as set forth below, the 2028 Notes are not redeemable.

(e) If the Parent IPO is not completed within the Special Redemption Period, the Issuers may, at their option, may redeem the 2028 Notes in whole at the Special Redemption Price, plus accrued and unpaid interest on the principal amount of the 2028 Notes to, but not including, the Special Redemption Date, pursuant to the terms of Section 3.08 of the Indenture.

(f) At any time prior to April 4, 2023, the Issuers may redeem the 2028 Notes, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice pursuant to Sections 3.01 and 3.03 of the Indenture, at a redemption price equal to 100.000% of the principal amount of 2028 Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to, but not including, the Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

(g) On and after April 4, 2023, the Issuers may redeem the 2028 Notes, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice pursuant to Sections 3.01 and 3.03 of the Indenture, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon and Additional Amounts, if any, to, but not including, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on April 4 of each of the years indicated below:

Year	Percentage
2023	103.438%
2024	102.292%
2025	101.146%
2026 and thereafter	100.000%

(h) Prior to April 4, 2023, the Issuers may, at their option, on one or more occasions, redeem up to 40% of the aggregate principal amount of the 2028 Notes originally issued under the Indenture (including any Additional Notes issued in the form of 2028 Notes) at a redemption price equal to 106.875% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Amounts, if any, to, but not including, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, with the Net Cash Proceeds of one or more Equity Offerings to the extent such Net Cash Proceeds are contributed to Vrio Finco 1; provided that at least 60% of the sum of the aggregate principal amount of 2028 Notes (including Additional Notes issued in the form of 2028 Notes) issued under the Indenture remains outstanding immediately after the occurrence of each such redemption; and provided, further that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

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6. Repurchase at the Option of Holders.

If a Change of Control Event occurs, unless the Issuers have exercised their right to redeem all of the Notes as described under Section 3.07 of the Indenture, the Issuers shall make a Change of Control Offer to repurchase all or any part of each Holder’s Notes at a purchase price equal to 101.000% of the outstanding principal amount thereof plus accrued and unpaid interest and Additional Amounts, if any, on the Notes repurchased, if any, to, but excluding, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following the date on which the Issuers become aware that a Change of Control Event has occurred, the Issuers shall deliver or mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

If the Issuers or a Restricted Subsidiary consummates any Asset Sale and the aggregate amount of Excess Proceeds from such Asset Sale exceeds $50 million, the Issuers shall commence an Asset Sale Offer to all Holders and all holders of other Pari Passu Indebtedness to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.000% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Vrio Finco 1 may use the Declined Excess Proceeds for general corporate purposes and any other purpose not prohibited by the Indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered for tender exceeds the amount of Excess Proceeds, the Notes and such Pari Passu Indebtedness to be purchased shall be selected on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Holders of Notes that are the subject of an offer to purchase shall receive an Asset Sale Offer from the Issuers prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

7. Notice of Redemption. At least 30 days but not more than 60 days before the Redemption Date, the Issuers shall deliver a notice of redemption to each Holder whose Notes are to be redeemed at its registered address or otherwise give notice of redemption in accordance with Applicable Procedures, with a copy to the Depositary and the Trustee, or the Issuers may provide such notice to Depositary at least 15 days before (or such shorter period of time is acceptable to Depositary) a notice of redemption is required to be delivered to Holders and request that the Depositary deliver such notice to each Holder, with copy to the Trustee, or otherwise give notice of redemption in accordance with Applicable Procedures, except that redemption notices may be mailed or otherwise delivered in accordance with the Applicable Procedures by the Issuers or the Depositary, as the case may be, more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes in denominations larger than $200,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

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Any redemption (but not purchase) or notice of redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent, which shall be set forth in the related notice of redemption, including, but not limited to, completion of any Equity Offering, other offering or other corporate transaction event. Notes called for redemption become due on the Redemption Date, unless such redemption is conditioned on the happening of a future event. If such redemption is subject to satisfaction of one or more conditions precedent, the notice of such redemption shall state that, in the Issuers’ discretion, such redemption may not occur and such notice may be rescinded or postponed if any or all such conditions have not been satisfied by the applicable Redemption Date. Upon satisfaction of any such conditions, the Issuers shall notify the Trustee in writing of such Redemption Date. On and after the applicable Redemption Date, unless the Issuers default in payment of the redemption price, interest shall cease to accrue on the Notes or portions thereof called for redemption, unless such redemption is conditioned on the happening of a future event.

8. Denominations, Transfer, Exchange. The 2028 Notes are in registered form without coupons in denominations of $200,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.

9. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

10. Amendment, Supplement and Waiver.

Subject to certain exceptions, the Indenture, the Notes, the Guarantees and any Pledge Agreement may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default (other than the payment of principal, premium, if any, or interest on the Notes) or compliance with any provision of the Indenture, the Notes or the Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding and issued under the Indenture, in each case, other than Notes beneficially owned by the Issuers or their Affiliates (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided, however, that if any amendment, supplement or waiver of the Indenture, the Notes, the Guarantees or any Pledge Agreement would affect only the Holders of the 2023 Notes or the 2028 Notes, only the consent of the Holders of a majority in aggregate principal amount of the 2023 Notes or 2028 Notes, respectively, then outstanding and issued under the Indenture (and not the consent of a majority in aggregate principal amount of all Notes) shall be required.

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Without the consent of any Holder of a Note, the Indenture, the Notes, the Guarantees or any Pledge Agreement may be amended or supplemented, among other things, to cure any ambiguity, omission, mistake, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes; to comply with Section 5.01 of the Indenture; to make any change that does not adversely affect the legal rights under the Indenture of any Holder; to add a Guarantor under the Indenture or to release a Subsidiary Guarantor from its Obligations under its Guarantee and the Indenture, in each case, in accordance with the applicable provisions of the Indenture; to provide for additional security with respect to the Notes and the Guarantees; or to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture.

11. Defaults and Remedies. The Events of Default are set forth in the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes issued under the Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes shall become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, the Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

12. Trustee Dealings with the Issuers. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee.

13. No Personal Liability of Directors, Officers, Employees and Shareholders. No director, officer, employee, incorporator, stockholder or member of the Issuers or any Guarantor or any of their direct or indirect parent companies will have any liability for any Obligations of the Issuers or the Guarantors under the Notes, the Guarantees, the Indenture or any Pledge Agreement or for any claim based on, in respect of, or by reason of such Obligations or their creation to the extent permitted by Applicable Law. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

14. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee as authenticating agent.

15. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

A-2-10

16. CUSIP Numbers/ISINs. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP Numbers/ISINs to be printed on the Notes and the Trustee may use CUSIP Numbers/ISINs in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

17. Governing Law. THE INDENTURE, THIS NOTE AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

The Issuers shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Vrio Finco 1 LLC

One Rockefeller Plaza, 19th Floor

New York, New York 10020

Attention: Michael Hartman

A-2-11

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                          to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee10:

[10]	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor satisfactory to the Trustee).

A-2-12

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.12 or 4.18 of the Indenture, check the appropriate box below:

Section 4.12 ☐

Section 4.18 ☐

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.12 or Section 4.18 of the Indenture, state the amount you elect to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee11:

[11]	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor satisfactory to the Trustee).

A-2-13

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE12

The initial outstanding principal amount of this Global Note is $                    . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following Such Decrease

Signature of Authorized Officer of Trustee or Custodian

[12]	THIS SCHEDULE SHOULD BE INCLUDED ONLY IF THE NOTE IS ISSUED IN GLOBAL FORM.

A-2-14

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Vrio Finco 1 LLC

One Rockefeller Plaza, 19th Floor

New York, New York 10020

Attention: Michael Hartman

Vrio Finco 2 Inc.

One Rockefeller Plaza, 19th Floor

New York, New York 10020

Attention: Michael Hartman

The Bank of New York Mellon Trust Company, N.A.

601 Travis Street, 16th Floor

Houston, Texas 77002

Attn: Corporate Trust

Re: 6.250% Notes due 2023

6.875% Notes due 2028 (the “Notes”)

Reference is hereby made to the Indenture, dated as of April 5, 2018 (the “Indenture”), among Vrio Finco 1 LLC, Vrio Finco 2 Inc., as issuers (the “Issuers”), the Guarantors party thereto, The Bank of New York Mellon Trust Company, N.A., as trustee, registrar, paying agent and transfer agent, and TMF Group New York, LLC, as collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Transferor”) owns and proposes to transfer the Note(s) or interest in such Note(s) specified in Annex A hereto, in the principal amount of $                      in such Note(s) or interests (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RULE 144A GLOBAL NOTE OR A RESTRICTED DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Rule 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A RESTRICTED DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE OR A RESTRICTED DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Issuers or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

4. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) ☐ CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ Rule 144A Global Note (CUSIP ); or

(ii)	☐ Regulation S Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ Rule 144A Global Note (CUSIP ); or

(ii)	☐ Regulation S Global Note (CUSIP ); or

(iii)	☐ Unrestricted Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Vrio Finco 1 LLC

One Rockefeller Plaza, 19th Floor

New York, New York 10020

Attention: Michael Hartman

Vrio Finco 2 Inc.

One Rockefeller Plaza, 19th Floor

New York, New York 10020

Attention: Michael Hartman

The Bank of New York Mellon Trust Company, N.A.

601 Travis Street, 16th Floor

Houston, Texas 77002

Attn: Corporate Trust

Re: 6.250% Notes due 2023

6.875% Notes due 2028

(the “Notes”)

Reference is hereby made to the Indenture, dated as of April 5, 2018 (the “Indenture”), among Vrio Finco 1 LLC, Vrio Finco 2 Inc., as issuers (the “Issuers”), the Guarantors party thereto, The Bank of New York Mellon Trust Company, N.A., as trustee, registrar, paying agent and transfer agent, and TMF Group New York, LLC, as collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Owner”) owns and proposes to exchange the Note(s) or interest in such Note(s) specified herein, in the principal amount of $                      in such Note(s) or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE.

(a) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the U.S. Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES.

(a) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ Rule 144A Global Note, ☐ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [                    ], 20[        ], among [                     ] ([collectively,] the “Guaranteeing Subsidiary”), a subsidiary of [                     ], Vrio Finco 1 LLC, Vrio Finco 2 Inc. (the “Issuers”), the other Guarantors (as defined in the Indenture referred to herein) named therein, The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), registrar, paying agent and transfer agent.

W I T N E S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of April 5, 2018, providing for the issuance of 6.250% Notes due 2023 and 6.875% Notes due 2028 (together, the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, this Supplemental Indenture is authorized pursuant to Section 9.01 of the Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional guarantee in respect of the Notes on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article 11 thereof, and agrees that it shall be subject to, and bound by, all of the terms of the Indenture applicable to the Subsidiary Guarantors.

3. No Personal Liability of Directors, Officers, Employees and Shareholders. No director, officer, employee, incorporator, stockholder or member of the Issuers or any Guarantor or any of their direct or indirect parent companies will have any liability for any Obligations of the Issuers or the Guarantors under the Notes, the Guarantees, the Indenture or any Pledge Agreement or for any claim based on, in respect of, or by reason of such Obligations or their creation to the extent permitted by Applicable Law. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4. Governing Law; Waiver of Jury Trial; Consent to Jurisdiction; Service of Process; Immunity.

(a) THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) The Guaranteeing Subsidiary hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any and all right it may have to trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Supplemental Indenture, the Indenture, the Notes, the Guarantees or the transactions contemplated hereby or thereby.

(c) The Guaranteeing Subsidiary irrevocably consents and submits, for itself and in respect of any of its assets or property, to the non-exclusive jurisdiction of the U.S. District Court for the Southern District of New York and the courts of the State of New York, and any appellate court thereof (in either case sitting in Manhattan, New York City) in any suit, action or proceeding that may be brought in connection with this Supplemental Indenture, the Indenture, the Notes and the Guarantees, and waives any immunity from the jurisdiction of such courts. The Guaranteeing Subsidiary irrevocably waives, to the fullest extent permitted by law, any objection to any such suit, action or proceeding that may be brought in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Guaranteeing Subsidiary agrees, to the fullest extent that it lawfully may do so, that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Guaranteeing Subsidiary, and waives, to the fullest extent permitted by law, any objection to the enforcement by any competent court in the Guaranteeing Subsidiary’s jurisdiction of organization of judgments validly obtained in any such court in New York on the basis of such suit, action or proceeding.

(d) The Guaranteeing Subsidiary has appointed CT Corporation System (the “Process Agent”), located at 111 Eighth Avenue, 13th Floor, New York, New York 10011, U.S.A. as its agent to receive on its behalf service of copies of the summons and complaints and any other process which may be served in any suit, action or proceeding arising out of or relating to this Supplemental Indenture, the Indenture, the Notes, the Guarantees or the transactions contemplated hereby brought in such New York State or federal court sitting in Manhattan, New York City. The Guaranteeing Subsidiary further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of seven years from the date of the Indenture. Such service may be made by delivering a copy of such process to the Guaranteeing Subsidiary in care of the Process Agent at the address for the Process Agent and obtaining a receipt therefor, and the Guaranteeing Subsidiary hereby irrevocably authorizes and directs such Process Agent to accept such service on its behalf. The Guaranteeing Subsidiary represents and warrants that the Process Agent has agreed to act as said agent for service of process, and agrees that service of process in such manner upon the Process Agent shall be deemed, to the fullest extent permitted by Applicable Law, in every respect effective service of process upon the Guaranteeing Subsidiary in any such suit, action or proceeding.

(e) The Guaranteeing Subsidiary hereby irrevocably waives any immunity (including sovereign immunity), to the fullest extent permitted by Applicable Law, from suit, action, proceeding or jurisdiction to which it might otherwise be entitled in any such suit, action or proceeding in any U.S. federal or New York State court in the Borough of Manhattan, the City of New York or any other jurisdiction.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuers.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: [                    ], 20[        ]

[GUARANTEEING SUBSIDIARY]

By:

Name:
Title:

VRIO FINCO 1 LLC

By:

Name:
Title:

VRIO FINCO 2 INC.

By:

Name:
Title:

[EXISTING GUARANTORS]

By:

Name:
Title:

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., not in its individual capacity but solely as Trustee

By:

Authorized Signatory

Signed in the presence of:

Witness Signature: …………………………............

Witness Full Legal Name: ………………………….

Witness Signature: …………………………............

Witness Full Legal Name: ………………………….

EXHIBIT E

FORM OF RELEASE INSTRUCTION

TMF Group New York, LLC

48 Wall Street

New York, NY 10005

Attention: General Counsel

[Address of relevant Collateral Agent]

Reference is hereby made to (i) the Indenture, dated as of April 5, 2018 (the “Indenture”), among Vrio Finco 1 LLC, Vrio Finco 2 Inc., as issuers (the “Issuers”), the Guarantors party thereto, The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), registrar, paying agent and transfer agent, and TMF Group New York, LLC, as collateral agent and (ii) [identify relevant Pledge Agreement] (the “Pledge Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

The Trustee has received an Opinion of Counsel and Officers’ Certificate, which state that all conditions precedent in the Indenture and in the Pledge Agreement to the release of the Liens on the [identify Pledged Shares to be released] (the “Releasable Pledged Shares”) pursuant to Section 10.03[(b)[(1)][(2)][(3)]][(c)[(1)][(2)][(3)][(4)]] of the Indenture have been satisfied and such release complies with the Indenture and the Pledge Agreement.

Pursuant to Section 10.03(d) of the Indenture, the Trustee hereby instructs you, as Collateral Agent, to (i) release the Releasable Pledged Shares from the Lien of the Indenture and the Pledge Agreement and (ii) to execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release prepared by the Parent Guarantors or the Restricted Subsidiaries, as the case may be, and at the expense of the Issuers, to evidence such release.

Very truly yours,

The Bank of New York Mellon Trust Company, N.A., not in its individual capacity, but solely as Trustee

Name:
Title:

E-1